UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.     )

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☒	Definitive Proxy Statement
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Marchex, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, Washington 98101

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

Dear Stockholders of Marchex, Inc.:

On behalf of the Board of Directors (the “Board”) of Marchex, Inc. (the “Company”), you are cordially invited to attend a Special Meeting of Stockholders (the “Special Meeting”) to be held exclusively online via live audio webcast on October 1, 2020, at 10:00 AM, Pacific Time. The Company has decided to hold this meeting exclusively online and not in a physical location given the ongoing public health impacts of the COVID-19 pandemic and the importance of the health and safety of the Company’s directors, officers, employees and stockholders. There will not be a physical meeting location, and the Company’s stockholders will not be able to attend the Special Meeting in person. The Special Meeting can be accessed by visiting www.meetingcenter.io/240872478 (the “Meeting Website”), where stockholders will be able to listen to the meeting, submit questions and vote online.

Information Concerning Solicitation and Voting

The Board is soliciting proxies for the Special Meeting to be held on October 1, 2020. The accompanying proxy statement (the “Proxy Statement”) contains information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

Voting materials, which include the Proxy Statement and the Proxy Card, are being mailed to stockholders on or about August 25, 2020. The executive office of our Company is located at 520 Pike Street, Suite 2000, Seattle, Washington 98101.

As previously announced, on August 7, 2020, the Company (the “Seller”) and Archenia, Inc. (the “Purchaser”), entered into an Asset Purchase Agreement (the “Asset Purchase Agreement”), pursuant to which, and upon the terms and subject to the conditions thereof, the Purchaser will acquire the Seller’s (i) advertising network for businesses that drive sales through inbound phone calls (the “Call Marketplace Product”), (ii) advertising solution for small business resellers to sell call advertising, search marketing and other lead generation products through their existing sales channels to their small business advertisers (the “Local Leads Product”), and (iii) related business operations and certain other assets including an equity interest in Uproar.car Corporation (“Uproar,” and together with the Call Marketplace Product and the Local Leads Product, the “Business”), and assume certain liabilities of the Seller (the “Transaction”).

We do not believe that the sale of the Business, under Delaware law, would be deemed a sale of all, or substantially all, of our assets, to the Purchaser on the terms and subject to the conditions set forth in the Asset Purchase Agreement, but we are seeking stockholder approval regarding the sale of the Business because the special committee of the Board comprised solely of independent directors of the Company (the “Special Committee”), along with the full Board, in conjunction with the Purchaser, considered the action appropriate, and strongly desire the input of the Company’s stockholders, given the historical significance of the Business, and given that Russell C. Horowitz, Co-CEO of the Seller, and Michael Arends, Co-CEO and Chief Financial Officer of the Seller, are the controlling stockholders of the Purchaser.

As consideration for the Business, Purchaser has agreed to pay us (a) $2.25 million in cash; (b) contingent consideration based on revenue from the Call Marketplace Product (once cumulative revenues exceed $140.0 million post transaction, 2.5% of incremental revenues net of direct variable costs for a 24-month period), the Local Leads Product (once cumulative revenues exceed $6.0 million post transaction, 15% of incremental revenues net of direct variable costs), and the Purchaser’s total business (once annual revenues exceed $53.0 million in any of calendar years 2021, 2022 and 2023, 0.25% of incremental revenues); (c) contingent consideration for any sale of the Purchaser (if sold for greater than $11.1 million within 24-months following closing, 30% of incremental proceeds); (d) shares of Class B common stock in the Purchaser equal to a 10% equity interest at closing; and (e) the cancellation of Company stock options for 1.5 million shares currently held by Messrs. Horowitz and Arends. Messrs. Horowitz and Arends will remain in their current executive officer positions with the Company with no change in their roles or duties. While Messrs. Horowitz and Arends are the controlling stockholders of the Purchaser, they have advised the Company that they will not have executive officer positions with Purchaser. Seller and Purchaser have also agreed to enter into a support services agreement pursuant to which Seller, following the closing of the transaction, will provide services to Purchaser on a cost-plus 5% basis, with minimum payments to the Company of $3.5 million in the first year following closing, and $1.5 million in the second year following closing (with the second year minimum payment subject to a minimum revenue threshold of Purchaser for such year).

At the Special Meeting, stockholders will be asked to:

1.

Approve the Transaction, the Asset Purchase Agreement and the other transactions and ancillary documents contemplated by the Asset Purchase Agreement (the “Related Agreements”) (the “Asset Sale Proposal”);

2.

Approve a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

3.	Transact such other business that may properly come before the meeting.

Stockholders are referred to the Proxy Statement for more detailed information with respect to the matters to be considered at the Special Meeting. After careful consideration, the Board, in reliance on the recommendation from the Special Committee, has unanimously determined that the Transaction, the Asset Purchase Agreement and the Related Agreements are fair, advisable to and in the best interests of the Company and its stockholders and recommends that you vote:

•	“FOR” the Asset Sale Proposal (Proposal One);
•	“FOR” the Adjournment Proposal (Proposal Two); and
•	in the proxy holder’s best judgment as to any other matters that may properly come before the Special Meeting.

All stockholders are invited to join the Special Meeting via the Meeting Website. The close of business on August 10, 2020 is the record date for determining stockholders entitled to notice of, and to vote at, the Special Meeting. Consequently, only stockholders whose names appear on our books as owning our Class A common stock and Class B common stock at the close of business on August 10, 2020 will be entitled to notice of, and to vote at, the Special Meeting and any adjournment or postponement thereof.

YOUR VOTE AND PARTICIPATION IN THE COMPANY’S AFFAIRS ARE IMPORTANT.

If your shares are registered in your name, even if you plan to join the Special Meeting via the Meeting Website or any adjournment or postponement of the Special Meeting, we request that you vote by telephone or Internet, or promptly complete, date and sign the enclosed proxy card and return it in the accompanying envelope.

If your shares are held in the name of a broker, bank or other nominee, and you receive notice of the Special Meeting through your broker, bank or other nominee, please vote or complete and return the materials in accordance with the instructions provided to you by such broker, bank or other nominee or contact your broker, bank or other nominee directly in order to obtain a proxy issued to you by your nominee holder to participate in the Special Meeting and submit your vote through the Meeting Website. Failure to do so may result in your shares not being eligible to be voted by proxy at the Special Meeting.

The Proxy Statement contains important information concerning the Special Meeting, the Transaction, the Asset Purchase Agreement and the Related Agreements, including information as to how to cast your vote. We encourage you to read the Proxy Statement, the Asset Purchase Agreement and the other annex to the Proxy Statement carefully and in their entirety.

The Asset Sale Proposal must be approved by both (a) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends. Therefore, if you do not vote by proxy or join the Special Meeting and submit a vote via the Meeting Website or, if you hold your shares in “street name,” properly instruct your broker, bank or other nominee with respect to voting your shares, it will have the same effect as if you voted “AGAINST” the Asset Sale Proposal.

Your vote is important. Please complete, sign, date and promptly return the proxy card in the enclosed envelope, so that your shares will be represented whether or not you join the Special Meeting via the Meeting Website.  Returning a proxy card will not deprive you of your right to join the Special Meeting and vote your shares via the Meeting Website.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING TO BE HELD ON OCTOBER 1, 2020:

THIS NOTICE OF SPECIAL MEETING, PROXY STATEMENT AND PROXY CARD ARE AVAILABLE AT www.investorvote.com/MCHX.

By order of the Board of Directors
Dated: August 24, 2020

Michelle Paterniti
Seattle, Washington	General Counsel and Secretary

PROXY STATEMENT

Special Meeting of Stockholders

This proxy statement (this “Proxy Statement”) is being provided to solicit proxies on behalf of the Board of Directors of Marchex, Inc. for use at the Special Meeting of Stockholders to be held on October 1, 2020, at 10:00 AM Pacific Time, via the Internet, and at any adjournment or postponement thereof.

All references in this Proxy Statement to:

•	“Marchex,” the “Company,” “Seller,” “we,” “us,” or “our” refer to Marchex, Inc.;
•	“Purchaser” refers to Archenia, Inc.;
•	the “Asset Purchase Agreement” refers to the Asset Purchase Agreement, dated as of August 7, 2020, by and between the Company and Purchaser;
•	the “Transaction” refers to the sale of the Business, as contemplated by the Asset Purchase Agreement, together with the Related Agreements and the other transactions contemplated thereby;
•	the “Call Marketplace Product” refers to our advertising network for businesses that drive sales through inbound phone calls;
•

the “Local Leads Product” refers to our advertising solution for small business resellers to sell call advertising, search marketing and other lead generation products through their existing sales channels to their small business advertisers;

•

the “Business” refers to the Call Marketplace Product, the Local Leads Product and related business operations and certain other assets including an equity interest in Uproar.car Corporation (“Uproar”); and

•

the “Related Agreements” refers to the Support Services Agreement, Subscription Agreement, Bill of Sale, Assignment and Assumption Agreement, Domain Name Assignment Agreement, Trademark Assignment and Transfer Agreement and Patent Assignment Agreement, all of which are exhibits to the Asset Purchase Agreement.

Capitalized terms used but not defined elsewhere in this Proxy Statement shall have the meanings set forth in the Asset Purchase Agreement.

Neither the Securities and Exchange Commission nor any other regulatory agency has approved or disapproved of the Transaction, passed upon the merits or fairness of the Transaction, or passed upon the adequacy or accuracy of this Proxy Statement. Any representation to the contrary is a criminal offense.

The Proxy Statement is dated August 24, 2020 and is first being mailed to stockholders on or about August 25, 2020.

SUMMARY TERM SHEET

This summary highlights selected information contained elsewhere in this Proxy Statement and may not contain all the information that is important to you with respect to the Transaction, the Asset Purchase Agreement, the Related Agreements and the other matters being considered at the Special Meeting of the Company’s stockholders to which this Proxy Statement relates. We urge you to read carefully the remainder of this Proxy Statement, including the attached annexes, and the other documents to which we have referred you. For additional information on the Company, see the section entitled “Where You Can Find More Information” beginning on page 56. We have included page references in this summary to direct you to a more complete description of the topics presented below.

Information about the Parties (see page 26)

The Company

We are a call analytics company that helps businesses connect, drive, measure, and convert callers into customers. We provide products and services for businesses of all sizes that depend on consumer phone calls or texts to drive sales. Our analytics technology can facilitate call quality and texting, analyze calls and measure the outcomes of calls. We also deliver performance-based, pay-for-call advertising across numerous mobile and online publishers to connect consumers with businesses over the phone.

We were incorporated in 2003 under the laws of the State of Delaware. Our executive office is located at 520 Pike Street, Suite 2000, Seattle, Washington 98101. Our telephone number is (206) 331-3300. Our website is www.marchex.com. The information contained on our website is not incorporated into this Proxy Statement.

Our Class B common stock is listed on The NASDAQ Global Select Market under the ticker symbol “MCHX.”

Purchaser

Archenia, Inc. provides adverting marketing services and lead generation.  It was incorporated in 2020 under the laws of the State of Delaware.

The Asset Purchase Agreement (see page 43 and Annex A)

On August 7, 2020, we entered into the Asset Purchase Agreement with Purchaser pursuant to which we have agreed to sell to the Purchaser the Business, subject to certain conditions, including the approval of the Transaction by stockholders at the Special Meeting representing (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (the approval in clause (b), the “Majority of the Minority Vote,” and together with the approval in clause (a), “Stockholder Approval”).  We are seeking the Majority of the Minority Vote because a special committee (the “Special Committee”) of our board of directors (the “Board”) comprised solely of independent directors, in conjunction with the Purchaser, determined that doing so was appropriate given that Messrs. Horowitz and Arends are the controlling stockholders of the Purchaser. Under the terms of the Asset Purchase Agreement, we will retain certain specified assets, including all of our cash and cash equivalents, bank accounts (other than the Uproar bank account), certain contracts that are not expressly assumed by Purchaser, all intellectual property owned by us other than intellectual property primarily related to the Business, and certain other assets specified in the Asset Purchase Agreement, and will also retain certain specified liabilities, including all liabilities with respect to taxes related to the Business arising before the closing of the Transaction, and certain other liabilities specified in the Asset Purchase Agreement.

A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

The Company’s Business Following the Transaction (see page 40)

Following the Transaction, we will continue to operate and manage our call analytics business, through which we provide various analytics and solutions products (the “Analytics and Solutions Products”) via our platforms to enterprises that depend on inbound phone calls to drive sales, appointments and reservations. Marketers can use these platforms to understand which marketing channels, advertisements, search keywords, or other digital marketing advertising formats are driving calls to their business, allowing them to optimize their advertising expenditures across media channels. The Analytics and Solutions Products also include technology that can extract data and insights about what is happening during a call and measures the outcome of calls and return on investment. The platform also includes technology that can block robocalls, telemarketers and spam calls to help save businesses time and expense. The Analytics and Solutions Products data can integrate directly into third-party marketer workflows such as Salesforce, Eloqua, Adobe, Google Search, Kenshoo, Marin Software, Facebook and Instagram, in addition to other marketing dashboards and tools. Advertisers pay us a fee for each call/text or call/text related data element they receive from calls or texts, including call-based ads we distribute through our sources of call distribution or for each phone number tracked based on pre-negotiated rates.

For further information regarding our platform, including our Analytics and Solutions Products, see “Proposal One: Asset Sale Proposal – The Company’s Business Following the Transaction.”

Consideration for the Business (see page 27)

As consideration for the sale of the Business, Purchaser has agreed to pay us (a) $2.25 million in cash (the “Base Cash Payment Amount”); (b) contingent consideration based on revenue from the Call Marketplace Product (once cumulative revenues exceed $140.0 million post transaction, 2.5% of incremental revenues net of direct variable costs for a 24-month period), the Local Leads Product (once cumulative revenues exceed $6.0 million post transaction, 15% of incremental revenues net of direct variable costs), and the Purchaser’s total business (once annual revenues exceed $53.0 million in any of calendar years 2021, 2022 and 2023, 0.25% of incremental revenues); (c) contingent consideration for any sale of the Purchaser (if sold for greater than $11.1 million within 24-months following closing, 30% of incremental proceeds) ((b) and (c) collectively, the “Contingent Consideration”); (d) shares of Class B common stock in the Purchaser equal to a 10% equity interest at closing (the “Equity Consideration”); and (e) the cancellation of Company stock options for 1.5 million shares currently held by Russell C. Horowitz and Michael Arends.

Special Meeting (see page 21)

Date, Time and Place

The Board is soliciting proxies for the Special Meeting to be held on Thursday, October 1, 2020, at 10:00 AM Pacific Time virtually via the Internet. The Company has decided to hold this meeting exclusively via the Internet and not in a physical location given the ongoing public health impacts of the COVID-19 pandemic and the importance of the health and safety of the Company’s directors, officers, employees and stockholders. There will not be a physical meeting location, and the Company’s stockholders will not be able to attend the Special Meeting in person. The Special Meeting can be accessed by visiting www.meetingcenter.io/240872478 (the “Meeting Website”), where stockholders will be able to listen to the meeting, submit questions and vote online.

Purpose

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•	a proposal to approve the Transaction, the Asset Purchase Agreement and the Related Agreements (the “Asset Sale Proposal”);
•

a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal (the “Adjournment Proposal”); and

•	transact such other business that may properly come before the meeting.

Obtaining Stockholder Approval is a condition for the Transaction to occur. If the Company does not obtain Stockholder Approval, the Transaction will not occur.

Stockholders Entitled to Notice and to Vote

Only holders of record of our Class A common stock and Class B common stock, at the close of business on August 10, 2020 (the “Record Date”), will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 4,660,927 shares of Class A common stock and 39,896,634 shares of Class B common stock were issued and outstanding. Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting; accordingly, throughout this proxy statement we refer generally to our outstanding Class A common stock and Class B common stock together as our “Common Stock.”

Quorum

Stockholders may not take action at the Special Meeting unless there is a quorum present at the meeting. The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the “abstain” box on the proxy card, or similarly elects to abstain via the

Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm.

Distinction between Holding Shares as a Stockholder of Record and as a Beneficial Owner

Some of our stockholders hold their shares through a broker, trustee, or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those shares owned beneficially.

Stockholder of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A. (“Computershare”), then you are considered, with respect to those shares, the “stockholder of record.” As the stockholder of record, you have the right to grant your voting proxy directly to us or to a third party, or to vote while virtually participating in the Special Meeting.

Beneficial Owner. If your shares are held in a brokerage account, by a trustee or by another nominee, then you are considered the “beneficial owner” of those shares. As the beneficial owner of those shares, you have the right to direct your broker, trustee, or nominee how to vote and you also are invited to join the Special Meeting via the Meeting Website. However, because a beneficial owner is not the stockholder of record, you may not vote these shares while participating in the Special Meeting via the Meeting Website unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares while participating in Special Meeting via the Meeting Website.

If you are not a stockholder of record, please understand that we do not know that you are a stockholder, or how many shares you own.

Required Vote

For Proposal One, the approval of the Asset Sale Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (“the “Majority of the Minority Vote”) as of the close of business on the Record Date present via the Meeting Website or represented by proxy.

For Proposal Two, regardless of whether a quorum is present at the Special Meeting, the affirmative vote of a majority of the voting power cast by stockholders present via the Meeting Website or represented by proxy at the Special Meeting constitutes approval.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting

Your vote is very important to us and we hope that you will join the Special Meeting via the Meeting Website. However, whether or not you plan to join the Special Meeting via the Meeting Website, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

•

By Proxy via the Internet. Registered stockholders can vote your shares via the Internet at www.investorvote.com/MCHX. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting by proxy for registered stockholders is available up until 5:00 PM, Pacific Time, on September 30, 2020.  The Internet proxy voting procedures are designed to authenticate your identity and to allow you to vote your shares and confirm your voting instructions have been properly recorded. If you vote by proxy via the Internet, you do not need to complete and mail a proxy card. We encourage you to vote your shares by proxy via the Internet even if you plan to join the Special Meeting via the Meeting Website.

•

By Telephone. Registered stockholders also may vote by telephone calling 1-866-641-4276 (toll-free) and using any touch-tone telephone to transmit their votes up to 5:00 PM, Pacific Time, on September 30, 2020. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card. If you vote by telephone, you do not need to complete and mail your proxy card.

•

By Mail. Registered stockholders may vote your shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope.  We strongly encourage you, however, to consider using the Internet or telephone voting options described above because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

•

By Virtually Participating in the Special Meeting. If you are the record holder of your shares, you may join the Special Meeting and submit a vote via the Meeting Website by joining as a “Stockholder” by entering the control number found on your proxy card or notice, or email you previously received and following the instructions on the Meeting Website. The password for the meeting is MCHX2020. If you own your stock in street name, you may join the Special Meeting via the Meeting Website, but in order to submit a vote of your shares via the Meeting Website during the Special Meeting, you must register in advance to attend the Special Meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your Marchex holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Pacific Time, on September 24, 2020. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare by email at the following address:

o	Forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to submit a vote during your participation in the Special Meeting, you must you must register in advance to attend the Special Meeting. You also must submit proof of your proxy power (legal proxy) from your bank, broker or other nominee reflecting your Marchex holdings along with your name and email address to Computershare by email at the email address legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on September 24, 2020. You will receive a confirmation email from Computershare of your registration.

Treatment of Voting Instructions

If you provide specific voting instructions, your shares will be voted as instructed.

If you hold shares as the stockholder of record and provide a proxy without giving specific voting instructions, then your shares will be voted in accordance with the recommendation of the Board (in reliance on the recommendation from the Special Committee) set forth below.

You may have granted to your broker, trustee, or other nominee discretionary voting authority over your account. Your broker, trustee, or other nominee may be able to vote your shares depending on the terms of the agreement you have with your broker, trustee, or other nominee.

The persons identified as having the authority to vote the proxies granted by the proxy card will have discretionary authority to vote, in their discretion, to the extent permitted by applicable law, on such other business as may properly come before the Special Meeting and any postponement or adjournment. The Board is not aware of any other matters that are likely to be brought before the Special Meeting.

Solicitation of Proxies

We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $8,500, plus reimbursement of reasonable out of pocket expenses. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

Recommendation of Our Board (see page 21)

After careful consideration, our Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote:

•	Proposal One - FOR the Asset Sale Proposal; and
•	Proposal Two - FOR the Adjournment Proposal.

In reaching its decision to approve the Transaction, the Asset Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements.  These factors included, among others, the Company’s prior unsuccessful efforts to sell the Call Marketplace Product and the Local Leads Product, the significant customer concentration without long term contracts, the revenue and contribution variability of the Business, the lower margin profile of the Call Marketplace

Product, and the lower trading multiples generally associated with the Business, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the financial analysis and fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.  . For more information on these factors, other factors considered, and the Special Committee process, see “Proposal One: Asset Sale Proposal – Reasons for the Transaction and Recommendation of Our Board.”

Opinion of the Financial Advisor to the Company (see page 34)

On August 7, 2020, ROTH Capital Partners, LLC (“ROTH”) rendered its oral opinion to the Special Committee and the full Board (which was subsequently confirmed in writing by delivery of ROTH’s written opinion addressed to the Board dated the same date) as to, as of August 7, 2020, the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in the Transaction pursuant to the Asset Purchase Agreement in exchange for the Business, subject to certain liabilities of Seller as described in the Asset Purchase Agreement to be assumed by Purchaser in the Transaction (the “Assumed Liabilities”).

ROTH’s opinion was directed to the Special Committee and the Board (in its capacity as such), and only addressed the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the Business subject to the Assumed Liabilities in the Transaction pursuant to the Asset Purchase Agreement and did not address any other aspect or implication of the Transaction, any Related Agreement or any other agreement, arrangement or understanding entered into in connection therewith or otherwise. The summary of ROTH’s opinion in this Proxy Statement is qualified in its entirety by reference to the full text of its written opinion, which is included as Annex B to this Proxy Statement and describes the procedures followed, assumptions made, qualifications and limitations on the review undertaken and other matters considered by ROTH in connection with the preparation of its opinion. However, neither ROTH’s written opinion nor the summary of its opinion and the related analyses set forth in this Proxy Statement is intended to be, and they do not constitute, a recommendation to the Board, any security holder of the Company or any other person as to how such person should vote or act with respect to any matter relating to the Transaction or otherwise.

Use of Proceeds and Future Operations (see page 38)

The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company plans to use the proceeds for working capital and general corporate purposes, in connection with its continued business of providing Analytics and Solutions Products. While the Company may possibly use some proceeds to repurchase outstanding shares of its Class B common stock in the Tender Offer (as defined in “Proposal One: Asset Sale Proposal—Background of the Transaction”), the Company does not believe it must consummate the Transaction in order to proceed with the Tender Offer.  Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

Expected Timing of the Transaction (see page 42)

We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Purchaser, could result in the Transaction being delayed or not occurring at all.

Covenants (see page 47)

Pursuant to the Asset Purchase Agreement, the Company has agreed to certain covenants with respect to, among other things, the following:

•	the payment of any transfer taxes (as defined in the Asset Purchase Agreement) applicable to the sale of the Business;
•	confidentiality and non-disparagement;
•	non-competition with respect to Purchaser’s business;
•	employment by Purchaser of certain Company employees; and
•	delivery of required consents related to the Transaction.

Closing Conditions (see page 48)

The completion of the Transaction is dependent upon the satisfaction of a number of conditions, including:

•

all consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof shall have been obtained or made;

•	the parties shall have performed in all material respects all covenants and agreements required to be performed by each of them at or prior to the closing;
•	receipt of Stockholder Approval, including the Majority of the Minority Approval;
•	receipt of the written consents (or waivers with respect thereto) as described in Schedule 4 of the Asset Purchase Agreement;
•	delivery of the various Related Agreements; and
•

no occurrence of any Material Adverse Effect, which generally refers to a change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, properties, assets or liabilities or prospects of the Business or the Assets taken as a whole, subject to certain exclusions relating to general economic, political, industry, or financial conditions, acts of war, changes in laws or accounting rules, and the Transaction.

Indemnification (see page 48)

Under certain circumstances specified in the Asset Purchase Agreement, the Company and Purchaser have agreed to indemnify each other for certain losses.

Termination of the Asset Purchase Agreement (see page 49)

The Asset Purchase Agreement may be terminated:

•	in writing by mutual consent of the Parties; or
•	by written notice from a Party to the other Party, in the event of such other Party’s material failure to perform or uncured material breach of the Agreement.

In the event of termination, the Asset Purchase Agreement will become void without liability on the part of any Party or its officers, directors or stockholders (with certain limited exceptions).

No Appraisal or Dissenters’ Rights (see page 38)

No appraisal rights or dissenters’ rights are available to our stockholders under Delaware law or our certificate of incorporation or bylaws, each as amended to date, in connection with the Transaction.

Risk Factors (see page 17)

In evaluating the Asset Sale Proposal, in addition to the other information provided elsewhere in this Proxy Statement and the annexes hereto, you should carefully consider the risk factors relating to the Transaction and our future operations, as well as the risk factors contained in the other filings the Company makes from time to time with the Securities and Exchange Commission (the “SEC”).

QUESTIONS AND ANSWERS ABOUT THE SPECIAL MEETING

The following questions and answers are intended to briefly address commonly asked questions as they pertain to the Special Meeting, the Asset Purchase Agreement and the Transaction. These questions and answers may not address all questions that may be important to you as a stockholder. Please refer to the “Summary Term Sheet” and the more detailed information contained elsewhere in this Proxy Statement and the annexes to this Proxy Statement, each of which you should read carefully.

WHAT IS A PROXY?

A proxy is another person that you legally designate to vote your stock. If you designate someone as your proxy in a written document, that document is also called a “proxy” or a “proxy card.” If you are a street name holder, you must obtain a proxy from your broker, bank or other nominee in order to vote your shares during your virtual participation in the Special Meeting.

WHAT IS A PROXY STATEMENT?

A proxy statement is a document that regulations of the SEC require that we give to you when we ask you to sign a proxy card to vote your stock at the Special Meeting.

WHO IS SOLICITING YOUR VOTE?

The Board is soliciting your vote for the Special Meeting being held on October 1, 2020, at 10:00 AM Pacific Time, virtually via the Internet. The Company has decided to hold this meeting exclusively via the Internet and not in a physical location given the ongoing public health impacts of the COVID-19 pandemic and the importance of the health and safety of the Company’s directors, officers, employees and stockholders. There will not be a physical meeting location, and the Company’s stockholders will not be able to attend the Special Meeting in person. The Special Meeting can be accessed by Meeting Website, where stockholders will be able to listen to the meeting, submit questions and vote online.

WHAT WILL YOU BE VOTING ON?

At the Special Meeting, the Company’s stockholders will consider: (1) approval of the Transaction, the Asset Purchase Agreement and the Related Agreements; (2) approval of a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purposes of soliciting additional votes for the approval of the Asset Sale Proposal; and (3) any other matters which may properly come before the meeting.

WHAT IS THE ASSET SALE PROPOSAL (PROPOSAL ONE)?

The Asset Sale Proposal is a proposal to sell the Business to Purchaser pursuant to the terms, and subject to certain conditions, of the Asset Purchase Agreement. Following the closing of the Transaction, we will continue to operate and manage our call analytics business, through which we provide the Analytics and Solutions Products.

WILL OUR CLASS B COMMON STOCK STILL BE PUBLICLY TRADED IF THE TRANSACTION IS COMPLETED?

Yes.  Our Class B common stock is currently traded on The NASDAQ Global Select Market under the ticker symbol “MCHX,” which we do not expect to change following the completion of the Transaction. It is not possible to predict the trading price of our Class B common stock following the closing of the Transaction. Accordingly, you may find it more difficult to dispose of your shares of Class B common stock, and you may not be able to sell some or all of your shares of Class B common stock when you desire. See “Risk Factors” for a further discussion of some of these risks.

DID THE SPECIAL COMMITTEE AND THE BOARD APPROVE THE TRANSACTION, ASSET PURCHASE AGREEMENT AND THE RELATED AGREEMENTS?

Yes. The Special Committee and the full Board (a) determined that the Transaction, the Asset Purchase Agreement, the Related Agreements and the other transactions contemplated thereby are fair, advisable to and in the best interests of the Company and its stockholders, and (b) approved the execution and delivery of the Asset Purchase Agreement, the Related Agreements and such other agreements necessary or appropriate to consummate the Transaction.  The full Board has recommended that the Company’s stockholders approve the Transaction, the Asset Purchase Agreement and the Related Agreements.

WHY DID THE SPECIAL COMMITTEE AND THE BOARD APPROVE THE TRANSACTION?

In reaching its decision to approve the Transaction, the Asset Purchase Agreement and the Related Agreements and to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements.  These factors included, among others, the Company’s prior unsuccessful efforts to sell the Call Marketplace Product and the Local Leads Product, the significant customer concentration without long term contracts, the revenue and contribution variability of the Business, the lower margin profile of the Call Marketplace Product, and the lower trading multiples generally associated with the Business, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the financial analysis and fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.  For more information on these factors, other factors considered, and the Special Committee process, see “Proposal One: Asset Sale Proposal – Reasons for the Transaction and Recommendation of Our Board.”

WHAT HAPPENS IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS NOT APPROVED?

If stockholders do not approve the Asset Sale Proposal, the Transaction will not occur. Instead, the Company will retain the assets and liabilities proposed to be sold in the Transaction and will not receive the Base Cash Payment Amount, the Equity Consideration, or the Contingent Consideration. Further, the options held by Russell C. Horowitz and Michael Arends would not be cancelled.

IF THE ASSET SALE PROPOSAL (PROPOSAL ONE) IS APPROVED, WHEN WILL THE TRANSACTION CLOSE?

We currently anticipate that the Transaction will close promptly after the Special Meeting if the Asset Sale Proposal is approved, subject to the satisfaction or waiver of the closing conditions discussed elsewhere in this Proxy Statement.

WHAT IS THE ADJOURNMENT PROPOSAL (PROPOSAL TWO)?

The Adjournment Proposal is a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, to allow us to solicit additional votes for the approval of the Asset Sale Proposal.

WHAT ARE THE BOARD’S RECOMMENDATIONS ON HOW I SHOULD VOTE MY SHARES?

The Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote your shares as follows:

•	Proposal One - FOR the Asset Sale Proposal; and
•	Proposal Two - FOR the Adjournment Proposal.

WHAT IS THE RECORD DATE AND WHAT DOES IT MEAN?

The Record Date to determine the stockholders entitled to notice of and to vote at the Special Meeting is the close of business on August 10, 2020. The Record Date was established by the Board as required by Delaware law. On the Record Date, 4,660,927 shares of Class A common stock and 39,896,634 shares of Class B common stock were issued and outstanding.

HOW MANY VOTES DO STOCKHOLDERS HAVE?

Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting.  There is no cumulative voting.

HOW MANY VOTES MUST BE PRESENT TO HOLD THE MEETING?

The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares.

HOW MAY I VOTE MY SHARES?

You can vote either during virtual participation in the Special Meeting or by proxy without joining the Special Meeting via the Meeting Website. We urge you to vote by proxy even if you plan to join the Special Meeting via the Meeting Website so that we will know as soon as possible that enough votes will be present for us to hold the meeting.

(a) How may I vote my shares while virtually participating in the meeting?

If your shares are registered directly in your name with our transfer agent, Computershare, on the Record Date, you are considered, with respect to those shares, the stockholder of record, and the proxy materials and proxy card are being sent directly to you by the Company. As the stockholder of record, you may participate virtually in the Special Meeting and submit a vote through the Meeting Website by visiting the Meeting Website, joining as a “Stockholder” by entering the control number found on your proxy card or notice, or email you previously received and following the instructions on the Meeting Website. The password for the meeting is MCHX2020.

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and the proxy materials are being forwarded to you together with a voting instruction card. If you own your stock in street name, you may attend the Special Meeting and vote your shares via the Meeting Website, but you must obtain a legal proxy from the bank or brokerage firm that holds your shares. You should contact your bank or brokerage account representative to obtain a legal proxy. Once you have the legal proxy, you must register to attend the Special Meeting by providing a copy of that legal proxy to Computershare along with your name and email address. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Pacific Time, on September 24, 2020. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare by email at the following address: legalproxy@computershare.com.

(b) How can I vote my shares without virtually participating in the meeting?

Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without participating in the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most cases, you will be able to do this by telephone, by using the Internet or by mail. Please refer to the summary instructions included with proxy materials and on your proxy card. For shares held in street name, the voting instruction card will be included in the materials forwarded by the broker or nominee. If you have telephone or Internet access, you may submit your proxy by following the instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instructions with your proxy materials and on your proxy card. You may submit your proxy by mail by signing your proxy card or, for shares held in street name, by following the voting instruction card included in the materials forwarded by your stockbroker or nominee and mailing it in the enclosed, postage paid envelope. If you provide specific voting instructions, your shares will be voted as you have instructed.

WHAT IF I DO NOT SPECIFY HOW I WANT MY SHARES VOTED?

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the designated proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in the following manner:

•	Proposal One - FOR the Asset Sale Proposal; and
•	Proposal Two - FOR the Adjournment Proposal.

If you are a “street name” holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee may be able to vote those shares.

HOW MANY VOTES ARE NEEDED TO APPROVE EACH PROPOSAL?

•

For Proposal One, the approval of the Asset Sale Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (“the “Majority of the Minority Vote”), as of the close of business on the Record Date present via the Meeting Website or represented by proxy. Stockholders may vote “for”, “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as a vote “against” the Asset Sale Proposal.

•

For Proposal Two, regardless of whether a quorum is present at the Special Meeting, the affirmative vote of a majority of the voting power cast by stockholders present via the Meeting Website or represented by proxy at the Special Meeting constitutes approval.

WHAT IS THE QUORUM REQUIREMENT?

A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date is present at the Special Meeting via the Meeting Website or represented by proxy. On the Record Date, 4,660,927 shares of Class A common stock and 39,896,634 shares of Class B common stock were issued and outstanding. Thus, 78,209,905 votes must be present via the Meeting Website or represented by proxy at the Special Meeting to have a quorum.

Your shares will be counted towards the quorum only if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you participate virtually in the Special Meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the holders of a majority of shares of Common Stock present via the Meeting Website or represented by proxy may adjourn the Special Meeting to another date.

CAN I CHANGE MY VOTE?

If you are the record holder of your shares, you may revoke a previously granted proxy at any time before the Special Meeting by delivering to the Secretary of Marchex, Inc. a written notice of revocation or a duly executed proxy bearing a later date or by virtually participating in Special Meeting and submitting  your votes through the Meeting Website. Any stockholder owning shares in street name may change or revoke previously given voting instructions by contacting the bank or brokerage firm holding the shares or by obtaining a legal proxy from such bank or brokerage firm and voting in person at the Special Meeting. Your presence at the Special Meeting via the Meeting Website does not revoke your proxy. Your last vote, prior to or at the Special Meeting, is the vote that will be counted.

WHAT IF I VOTE “ABSTAIN”?

A vote to “abstain” on any matter indicates that your shares will not be voted for such matter and will have the effect of a vote against the proposal. Abstentions are considered as being present for quorum purposes.

IF I HOLD SHARES THROUGH A BROKER OR OTHER NOMINEE, CAN MY SHARES BE VOTED IF I DO NOT INSTRUCT MY BROKER OR OTHER NOMINEE OR MAKE ARRANGEMENTS TO ATTEND THE SPECIAL MEETING?

No.  If you hold your shares through a broker or other nominee, you must instruct it how to vote those shares at the Special Meeting, or else make arrangement to with your broker or other nominee to attend the Special Meeting.  A “broker non-vote” occur when a nominee holding shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power for that particular item and has not received instructions from the beneficial owner. Broker non-votes count for quorum purposes but not for voting purposes. If you have neither instructed your broker or other nominee, nor made arrangements with your broker or other nominee to virtually participate in the Special Meeting and virtually vote your shares, your shares will not be voted.

WHAT HAPPENS IF THE MEETING IS POSTPONED OR ADJOURNED?

Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still be able to change or revoke your proxy until it is actually voted.

WHAT IS HOUSEHOLDING OF SPECIAL MEETING MATERIALS?

The SEC permits companies to send a single copy of proxy materials to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of our fiscal 2019 Annual Report or this proxy statement. The broker will arrange for delivery of separate copies of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

WHAT SHOULD I DO IF I RECEIVE MORE THAN ONE SET OF VOTING MATERIALS?

You may receive more than one set of voting materials, including multiple copies of the Notice of Special Meeting or this Proxy Statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. Similarly, if you are a stockholder of record and hold shares in a brokerage account, you will receive a notice for shares held in your name and a notice or voting instruction card for shares held in street name. Please follow the directions provided in the notice and each additional notice or voting instruction card you receive to ensure that all your shares are voted.

DO STOCKHOLDERS HAVE DISSENTER’S RIGHTS?

Stockholders do not have dissenter’s rights with respect to any of the proposals being voted on.

WILL I RECEIVE ANY PROCEEDS FROM THE TRANSACTION?

No. The Company, and not its stockholders, will receive the proceeds from the Transaction.

HOW WILL THE COMPANY USE THE PROCEEDS FROM THE TRANSACTION?

The Company plans to use the proceeds for working capital and general corporate purposes, in connection with its continued business of providing Analytics and Solutions Products. While the Company may possibly use some proceeds to repurchase outstanding shares of its Class B common stock in the Tender Offer, the Company does not believe it must consummate the Transaction in order to proceed with the Tender Offer.  Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to commercialize the foregoing business segments and to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

WHAT ARE THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE TRANSACTION TO U.S. STOCKHOLDERS?

The Transaction is a corporate action. Our stockholders will not realize any gain or loss for U.S. federal income tax purposes as a result of the Transaction. See “Proposal One: Asset Sale Proposal – Material U.S. Federal Income Tax Consequences.”

WHAT ARE THE SOLICITATION EXPENSES AND WHO PAYS THE COST OF THIS PROXY SOLICITATION?

We pay the cost of soliciting proxies for the Special Meeting, and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $8,500, plus reimbursement of reasonable out of pocket. We solicit by mail, telephone, personal contact and electronic means and arrangements are made with brokerage houses and other custodians, nominees and fiduciaries to send Notices, and if requested, other proxy materials, to beneficial owners. Upon request, we will reimburse them for their reasonable expenses. In addition, our directors, officers and employees may solicit proxies, either personally or by telephone, facsimile or written or electronic mail. Stockholders are requested to return their proxies without delay.

WHERE CAN I FIND VOTING RESULTS?

The Company expects to publish the voting results in a Current Report on Form 8‑K, which it expects to file with the SEC within four business days following the Special Meeting.

WHO CAN HELP ANSWER MY QUESTIONS?

The information provided above in this “Question and Answer” format is for your convenience only and is merely a summary of the information contained in this Proxy Statement. We urge you to carefully read this entire Proxy Statement, including the documents we refer to herein. If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare. Stockholders may call Computershare toll-free at 1-800-368-5948.

RISK FACTORS

Risks Related to the Transaction

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect our business.

The announcement and pendency of the Transaction, whether or not consummated, may adversely affect the trading price of our Class B common stock, our business or our relationships with customers, suppliers and employees. In addition, pending the completion of the Transaction, we may be unable to attract and retain key personnel and the focus and attention of our management and employee resources may be diverted from operational matters during the pendency of the Transaction.

We cannot be sure if or when the Transaction will be completed.

The closing of the Transaction is subject to the satisfaction or waiver of various conditions, including Stockholder Approval. The closing conditions set forth in the Asset Purchase Agreement may not be satisfied. If we are unable to satisfy the closing conditions in Purchaser’s favor or if other mutual closing conditions are not satisfied, Purchaser will not be obligated to complete the Transaction. In the event that the Transaction is not completed, the announcement of the termination of the Asset Purchase Agreement may adversely affect the trading price of our Class B common stock, our business and operations or our relationships with customers, suppliers and employees.  Any delay in completing the Transaction may significantly reduce the benefits that the Company expects to achieve if it successfully completes the Transaction within the expected timeframe.

In addition, if the Transaction is not completed, our Board, in discharging its fiduciary obligations to our stockholders, may evaluate other strategic alternatives that may be available, which alternatives may not be as favorable to the Company and our stockholders as the Transaction. We may be unable to locate credible purchasers, resulting in our continuing to offer and sell our Call Marketplace Product and the Local Leads Product, which face significant customer concentration without long term contracts, and revenue and contribution variability of the Business.  Continuing to offer and sell the Call Marketplace Product, which has a lower margin profile than our Analytics and Solutions Products, may also result in lower trading multiples than we might achieve if we only offered and sold Analytics and Solutions Products.

The Asset Purchase Agreement limits our ability to pursue alternatives to the Transaction.

The Asset Purchase Agreement contains provisions that make it more difficult for us to sell our assets or engage in another type of acquisition transaction with a party other than Purchaser, even if that party were prepared to pay consideration with a higher value than the consideration to be paid by Purchaser. These provisions could also discourage a third party that might have an interest in acquiring all of, or substantially all of, our assets or our Class B common stock from considering or proposing such an acquisition.

Our stockholders should assume that they will not receive any of the proceeds of the Transaction.

The proceeds from the Transaction will be paid directly to the Company and not our stockholders. As discussed elsewhere in this Proxy Statement, our Board will evaluate different alternatives for the use of the proceeds from the Transaction. The Company intends to use substantially all of the proceeds for working capital and general corporate purposes in connection its continued business of providing Analytics and Solutions Products.  The Board does not currently expect to declare a special dividend of any such proceeds to our stockholders.  While the Company may possibly use some proceeds to repurchase outstanding shares of its Class B common stock in the Tender Offer, the Company does not believe it must consummate the

Transaction in order to proceed with the Tender Offer.  The Tender Offer may not proceed, and no stockholder should approve the Transaction with any expectation that so voting will increase the likelihood of the stockholder being able to receive any consideration in the Tender Offer.

We will incur significant expenses in connection with the Transaction, regardless of whether the Transaction is completed.

We expect to incur significant expenses related to the Transaction. These expenses include, but are not limited to, financial advisory and opinion fees and expenses, legal fees, accounting fees and expenses, certain employee expenses, filing fees, printing expenses and other related fees and expenses. Many of these expenses will be payable by us regardless of whether the Transaction is completed.

The opinion obtained by the Company from its financial advisor does not and will not reflect changes in circumstances subsequent to the date of the Asset Purchase Agreement.

On August 7, 2020, ROTH rendered its oral opinion to the Special Committee and the full Board (which was subsequently confirmed in writing by delivery of ROTH’s written opinion addressed to the Board dated the same date) as to, as of August 7, 2020, the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in the Transaction pursuant to the Asset Purchase Agreement in exchange for the Business, subject to the Assumed Liabilities.

Although the Company believes there have been no material changes in the matters and conditions considered by ROTH in rendering its fairness opinion and no material changes are anticipated to occur prior to the Special Meeting, changes in the operations and prospects of the Company, general market and economic conditions and other factors that may be beyond the control of the Company, and on which the opinion was based, may alter the value of assets by the time the Transaction is completed. The opinion rendered by ROTH does not speak to the time when the Transaction will be completed. For a more complete description of the opinion rendered by ROTH, see “Opinion of the Financial Advisor to the Company” and the full text of the opinion contained in Annex B to this Proxy Statement.

Our Executive Chairman and certain executive officers may have interests in the Transaction other than, or in addition to, the interests of our stockholders generally.

Our Executive Chairman and certain executive officers may have interests in the Transaction that are different from, or are in addition to, the interests of our stockholders generally.  The Company entered into the Asset Purchase Agreement with Archenia, Inc., of which Russell C. Horowitz, our Executive Chairman and Co-CEO of the Company, and Michael Arends, Co-CEO and Chief Financial Officer of the Company, are the controlling stockholders. Accordingly, all of the rights and obligations of Purchaser under the Asset Purchase Agreement indirectly affect the interests of Messrs. Horowitz and Arends, including the obligations to the pay the consideration to the Company.  In addition to paying the Base Cash Payment Amount at closing, Purchaser has agreed to pay the Company the Contingent Consideration based on revenues from the Call Marketplace Product, from the Local Leads Product and of Purchaser, in each case assuming certain thresholds are met.  Pursuant to the Support Services Agreement to be entered at closing, Purchaser will agree to pay the Company for certain services we provide to Purchaser at the Company’s cost plus 5%, with a minimum of $3.5 million in the first year following closing and $1.5 million in the second year following closing (with the second year minimum payment subject to a minimum revenue threshold of Purchaser for such year).  Whether and to what extent the payments in connection with the Contingent Consideration and the Support Services Agreement are made to the Company may be influenced by the future business performance, accounting decisions and reporting of Purchaser.  In addition, Messrs Horowitz and Arends enjoy certain rights to indemnification from the Company in the event it breaches the Asset Purchase Agreement.

Risks Related to Our Future Operations

Our operations will be less diversified and we will have reduced sources of revenue following the Transaction, which may negatively impact the value and liquidity of our Class B common stock.

Upon the closing of the Transaction, the scope of our operations will be reduced in that our sources of revenue will be limited to our Analytics and Solutions Products, without our Call Marketplace Product, Local Leads Product or other assets and operations comprising the Business. We may not be able to secure additional sources of revenue or to grow our remaining business following the closing of the Transaction, which could negatively impact the value and liquidity of our Class B common stock.

We have discretion in the use of the proceeds from the Transaction and may not use them effectively.

If the Transaction is consummated, the Company will receive the proceeds from the Transaction. The Company plans to use the proceeds for working capital and other general corporate purposes in connection with its continued business of providing Analytics and Solutions Products. Our management will have broad discretion in the application of the proceeds from the Transaction and could spend the proceeds in ways that do not improve our results of operations or enhance the value of our Class B common stock. The failure by our management to apply these funds effectively could result in financial losses that could have a material adverse effect on our business and cause the price of our Class B common stock to decline. Pending their use, we may invest the proceeds in a manner that does not produce income or that loses value. Although our Board will evaluate various alternatives regarding the use of the proceeds from the Transaction, it has made no decision with respect to the specific use of proceeds other than as described above and has not committed to making any such decision by a particular date. This uncertainty may negatively impact the value and liquidity of our Class B common stock.

We may be subject to securities litigation, which is expensive and could divert our attention.

We may be subject to securities litigation in connection with the Transaction, including possible regulatory action or class action lawsuits. Litigation is frequently initiated in connection with merger and acquisition transactions, particularly those involving insiders. Regulatory inquiries and litigation are complex and could result in substantial costs, divert our management's attention and resources, and harm our business, financial condition and results of operations.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

Certain statements included in this proxy statement contain forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included herein regarding the consummation of the Transaction, the satisfaction of the revenue thresholds for the Contingent Consideration, and the Company’s strategy, future operations, future financial position, future revenues, other financial guidance (including the financial projections provided to Roth in connection with its fairness opinion), acquisitions, dispositions, projected costs, prospects, plans and objectives of management are forward-looking statements. The Company may not actually achieve the plans, intentions, or expectations disclosed in its forward-looking statements and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes due to a number of important factors including but not limited to:

•	the occurrence of any event, change or other circumstances that could give rise to the termination of the Asset Purchase Agreement;
•	our stockholders failing to approve the Asset Sale Proposal;
•	the failure of one or more conditions to the closing of the Transaction to be satisfied or waived by the applicable party;
•	an increase in the amount of costs, fees, expenses and other charges related to the Asset Purchase Agreement or Transaction;
•	risks arising from the diversion of management’s attention from our ongoing business operations;
•	risks associated with our ability to identify and realize business opportunities following the Transaction;
•	failure of Purchaser to meet revenue thresholds for the Contingent Consideration;
•	general economic and business conditions, such as product demand, order cancellations and delays, and competition;
•	changes in the Company’s business strategy or development plans;
•	the continuing impact of the COVID-19 pandemic on the general economy, the Company’s customers and on the Company’s business, operations, employees and financial condition; and
•	the other factors discussed under the heading “Risk Factors” in this Proxy Statement and the other filings we make with the SEC from time to time.

Most of these factors are beyond our ability to predict or control. Any of these factors, or a combination of these factors, could materially affect our future financial condition or results of operations and the ultimate accuracy of our forward-looking statements. There also are other factors that we may not describe (generally because we currently do not perceive them to be material) that could cause actual results to differ materially from our expectations.

We expressly disclaim any obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

THE SPECIAL MEETING

Time, Date and Place

The Special Meeting is scheduled to be held on Thursday, October 1, 2020, at 10:00 AM Pacific Time virtually via the Internet. The Company has decided to hold this meeting exclusively via the Internet and not in a physical location given the ongoing public health impacts of the COVID-19 pandemic and the importance of the health and safety of the Company’s directors, officers, employees and stockholders. There will not be a physical meeting location, and the Company’s stockholders will not be able to attend the Special Meeting in person. The Special Meeting can be accessed by visiting Meeting Website, where stockholders will be able to listen to the meeting, submit questions and vote online.

Purpose of the Special Meeting

At our Special Meeting, stockholders will act upon the matters outlined in the notice, including the following:

•	the Asset Sale Proposal; and
•	the Adjournment Proposal

Other than the proposals noted above, we do not expect a vote to be taken on any other matters at the Special Meeting or any adjournment or postponement thereof. However, if any other matters are properly presented at the Special Meeting or any adjournment or postponement thereof for consideration, the holders of the proxies solicited by this Proxy Statement will have discretion to vote on such matters in accordance with applicable law and their judgment.

Recommendation of Our Board

After careful consideration, our Board (in reliance on the recommendation from the Special Committee) unanimously recommends that you vote:

•	Proposal One - FOR the Asset Sale Proposal; and
•	Proposal Two - FOR the Adjournment Proposal.

In reaching its decision to recommend that you vote in the manner noted above, our Board considered a wide range of factors relating to the Transaction, the Asset Purchase Agreement and the Related Agreements. These factors included, among others, the Company’s prior unsuccessful efforts to sell the Call Marketplace Product and the Local Leads Product, the significant customer concentration without long term contracts, the revenue and contribution variability of the Business, the lower margin profile of the Call Marketplace Product, and the lower trading multiples generally associated with the Business, the Special Committee’s unanimous approval of the Transaction, the value of the consideration to be received, and the fairness opinion of the financial advisor retained by the Special Committee summarized under “Opinion of the Financial Advisor to the Company.” For more information on these factors (including the Special Committee process), see “Proposal One: Asset Sale Proposal – Reasons for the Transaction and Recommendation of Our Board.”

Record Date and Voting Power

Only holders of record of our Class A common stock and Class B common stock, at the close of business on August 10, 2020, or the Record Date, will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, 4,660,927 shares of Class A common stock and 39,896,634 shares of Class B common stock were issued and outstanding. Each share of Class A common stock is entitled to twenty-five (25) votes at the Special Meeting and each share of Class B common stock is entitled to one (1) vote at the Special Meeting. Holders of Class A common stock and Class B common stock will vote together as a single class on all matters that come before the Special Meeting. No other shares of Common Stock were outstanding on the Record Date.

Quorum

The presence, via the Meeting Website or by proxy, of a majority of the voting power of the outstanding shares of Common Stock entitled to vote as of the close of business on the Record Date constitutes a quorum. Abstentions and broker non-votes will count toward establishing a quorum. Broker non-votes occur when brokers holding shares in street name for beneficial owners do not receive instructions from the beneficial owners about how to vote the shares. An abstention occurs when a stockholder withholds such stockholder's vote by checking the "abstain" box on the proxy card, or similarly elects to abstain via the Internet voting. Under the rules that govern brokers who are voting with respect to shares held in street name, brokers have the discretion to vote such shares on routine matters, including the ratification of appointment of independent registered accounting firm. However, even if a quorum does not exist, pursuant to the Adjournment Proposal, a majority of the shares on Common Stock present, in person or by proxy, at the Special Meeting may act to postpone or adjourn the Special Meeting to another place, date and time.

Once a share of Common Stock is represented by presence via the Meeting Website or by proxy at the Special Meeting, it will be counted for purposes of determining whether a quorum exists at the Special Meeting and any adjournment or postponement of the Special Meeting. However, if a new record date is set for the adjourned or postponed Special Meeting, a new quorum will have to be established. For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Required Vote

Proposal One: Asset Sale Proposal

The approval of the Asset Sale Proposal requires the affirmative vote of (a) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends (“the “Majority of the Minority Vote”), as of the close of business on the Record Date present via the Meeting Website or represented by proxy. Stockholders may vote “for”, “against” or “abstain” for the Asset Sale Proposal. If you “abstain” from voting on the Asset Sale Proposal, your abstention will have the same effect as a vote “against” the Asset Sale Proposal.

Proposal Two: Adjournment Proposal

The Adjournment Proposal will be approved, regardless of whether a quorum is present at the Special Meeting, by the affirmative vote of a majority of the voting power cast by stockholders present via the Meeting Website or represented by proxy at the Special Meeting.

Holders of our Common Stock may vote “FOR,” “AGAINST” or “ABSTAIN” with respect to the Adjournment Proposal.

Abstentions and broker non-votes are counted to determine whether a quorum is present at the Special Meeting but are not counted as a vote in favor of or against a particular matter.

Voting by Stockholders

Your vote is very important to us and we hope that you will participate in the Special Meeting virtually. However, whether or not you plan to participate in the Special Meeting virtually, please vote by proxy in accordance with the instructions on your proxy card or voting instruction card (from your broker, bank or other nominee). Below are descriptions of how you may vote your shares depending on whether or not you are a stockholder of record or a beneficial owner.

Stockholders of Record

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By Internet. Registered stockholders may vote on the Internet at www.investorvote.com/MCHX. Please have your proxy card in hand when going online and follow the online instructions. Stockholders that vote by Internet must bear all costs associated with electronic access, including Internet access fees. Internet voting for registered stockholders is available up until 5:00 PM, Pacific Time, on September 30, 2020, the day before the Special Meeting. The Internet voting procedures are designed to authenticate each stockholder by use of a control number to allow stockholders to vote their shares and to confirm that their instructions have been properly recorded. The control number can be found on the enclosed proxy card.

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By Mail. Registered stockholders may vote their shares by signing, dating and mailing the enclosed proxy card using the enclosed postage pre-paid envelope. We strongly encourage you, however, to consider using the Internet or telephone voting options described below because these voting methods are faster and less costly than voting by mailing your signed and dated proxy card. If you vote via the Internet or telephone, you do not need to mail your proxy card.

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By Telephone. Registered stockholders also may vote by telephone by calling 1-866-641-4276 (toll-free) and using any touch-tone telephone to transmit their votes up to 5:00 PM, Pacific Time, on September 30, 2020, the day before the Special Meeting. Please have your proxy card in hand when you call and then follow the instructions. The control number necessary to vote your shares by telephone can be found on the enclosed proxy card.

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By Virtually Participating in the Special Meeting. If you are the record holder of your shares, you may join the Special Meeting and submit a vote via the Meeting Website by joining as a “Stockholder” by entering the control number found on your proxy card or notice, or email you previously received and following the instructions on the Meeting Website. The password for the meeting is MCHX2020. If you own your stock in street name, you may join the Special Meeting via the Meeting Website, but in order to submit a vote of your shares via the Meeting Website during the Special Meeting, you must register in advance to attend the Special Meeting. To register you must submit proof of your proxy power (legal proxy) reflecting your Marchex holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on September 24, 2020. You will receive a confirmation email from Computershare of your registration. Requests for registration should be directed to Computershare by email at the following address: legalproxy@computershare.com.

Beneficial Owners

If your shares are held of record in the name of a bank, broker or other nominee you should follow the separate instructions that the nominee provides to you. Although most banks and brokers now offer Internet and telephone voting, availability and specific processes will depend on their voting arrangements.

If your shares are held of record in the name of your bank, broker or other nominee and you would like to submit a vote during your participation in the Special Meeting, you must you must register in advance to attend the Special Meeting. You also must submit proof of your proxy power (legal proxy) from your bank, broker or other nominee reflecting your Marchex holdings along with your name and email address to Computershare by email at the email address legalproxy@computershare.com. Requests for registration must be labeled “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on September 24, 2020. You will receive a confirmation email from Computershare of your registration.

Abstentions

Abstentions will have the same effect as a vote “AGAINST” the Asset Sale Proposal.

Abstentions will have no effect on the outcome of the Adjournment Proposal.

For purposes of determining the presence of a quorum, abstentions will be counted as present at the Special Meeting.

Broker Non-Votes

Brokers, banks or other nominees who hold shares in “street name” for their customers have authority to vote those shares on “routine” proposals when they have not received instructions from the beneficial owners of such shares. However, brokers, banks or other nominees do not have the authority to vote shares they hold for their customers on “non-routine” proposals when they have not received instructions from the beneficial owners of such shares.

Broker non-votes occur when shares are held in “street name” through a broker, bank or other intermediary on behalf of a beneficial owner, and the broker submits a proxy but does not vote for a matter because the broker has not received voting instructions from the beneficial owner and (i) the broker does not have discretionary voting authority on the matter or (ii) the broker chooses not to vote on a matter for which it has discretionary voting authority. The Asset Sale Proposal and the Adjournment Proposal are considered “non-routine” matters. Therefore, if you do not provide voting instructions to your broker regarding the Asset Sale Proposal or the Adjournment Proposal, your broker will not be permitted to exercise voting authority to vote your shares on such proposals and will result in a broker non-vote.

Failure to Vote

If you are a stockholder of record and you do not vote at the Special Meeting by submitting a vote through the Meeting Website or properly return your proxy card or vote over the Internet or by phone, your shares will not be voted at the Special Meeting, will not be counted as present via the Meeting Website or by proxy at the Special Meeting and will not be counted for purposes of determining whether a quorum exists.

As discussed above, brokers, banks and other nominees do not have discretionary voting authority with respect the Asset Sale Proposal. Accordingly, if you are the beneficial owner of shares held in “street name” and you do not issue voting instructions to your broker, bank or other nominee with respect to the Asset Sale Proposal, your shares will not be voted at the Special Meeting and will not be deemed present for any purpose at the Special Meeting related to such proposals, including for purposes of determining whether a quorum exists.

A failure to vote will have the same effect as a vote “AGAINST” the approval of the Asset Sale Proposal but will have no effect on the outcome of the Adjournment Proposal.

Revocability of Proxies

A stockholder of record who has given a proxy may revoke it at any time prior to its exercise at the Special Meeting by (i) giving written notice of revocation to our Secretary, (ii) properly submitting a duly executed proxy bearing a later date, or (iii) appearing in person at the Special Meeting and voting in person.

If you are the beneficial owner of shares held through a broker, trustee, or other nominee, you must follow the specific instructions provided to you by your broker, trustee, or other nominee to change or revoke any instructions you already have provided to your broker, trustee, or other nominee.

Attendance at the Special Meeting via the Meeting Website, in and of itself, will not constitute a revocation of a proxy.

Adjournments

The Special Meeting may be adjourned for any purpose, including for the purpose of obtaining a quorum or soliciting additional votes if there are insufficient votes to authorize the Asset Sale Proposal. Any adjournment may be made without notice (if the adjournment is not for more than 30 days and a new record date is not fixed for the adjourned meeting), by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting. Any adjournment will allow stockholders of record who have already sent in proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned.

Solicitation of Proxies

Our Board is soliciting proxies for the Special Meeting to be held on October 1, 2020, at 10:00 AM Pacific Time, virtually via the Internet. The Company has decided to hold this meeting exclusively via the Internet and not in a physical location given the ongoing public health impacts of the COVID-19 pandemic and the importance of the health and safety of the Company’s directors, officers, employees and stockholders. There will not be a physical meeting location, and the Company’s stockholders will not be able to attend the Special Meeting in person. The Special Meeting can be accessed by visiting Meeting Website, where stockholders will be able to listen to the meeting, submit questions and vote online. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Special Meeting.

We will bear the expense of soliciting proxies and we have engaged Georgeson LLC, a proxy solicitation firm, to assist in the solicitation of proxies for the Special Meeting and will pay Georgeson LLC an estimated fee of $8,500, plus reimbursement of reasonable out of pocket expenses. We will reimburse banks, brokers and other custodians, nominees and fiduciaries for reasonable charges and expenses incurred in forwarding soliciting materials to their clients. We may conduct further solicitation personally or telephonically through our directors, officers, and employees, none of whom will receive additional compensation for assisting with the solicitation.

Questions and Additional Information

If you have any questions, need additional material, or require assistance in voting your shares, please feel free to contact Computershare. Stockholders may call Computershare toll-free at 1-800-368-5948.

PROPOSAL ONE: ASSET SALE PROPOSAL

Information about the Parties

The Company

We are a call analytics company that helps businesses connect, drive, measure, and convert callers into customers. We provide products and services for businesses of all sizes that depend on consumer phone calls or texts to drive sales. Our analytics technology can facilitate call quality and texting, analyze calls and measure the outcomes of calls. We also deliver performance-based, pay-for-call advertising across numerous mobile and online publishers to connect consumers with businesses over the phone.

We were incorporated in 2003 under the laws of the State of Delaware. Our executive office is located at 520 Pike Street, Suite 2000, Seattle, Washington 98101. Our telephone number is (206) 331-3300. Our website is www.marchex.com.

Our Class B common stock is listed on The NASDAQ Global Select Market under the ticker symbol “MCHX.”

Purchaser

Archenia, Inc. provides adverting marketing services and lead generation.  It was incorporated in 2020 under the laws of the State of Delaware.

General Description of the Transaction

On August 7, 2020, we entered into an Asset Purchase Agreement with Purchaser pursuant to which, and upon the terms and subject to the conditions thereof, the Purchaser will acquire our (i) advertising network for businesses that drive sales through inbound phone calls (the “Call Marketplace Product”), (ii) advertising solution for small business resellers to sell call advertising, search marketing and other lead generation products through their existing sales channels to their small business advertisers (the “Local Leads Product”), and (iii) related business operations and certain other assets including an equity interest in Uproar.car Corporation (“Uproar,” and together with the Call Marketplace Product and the Local Leads Product, the “Business”), and will assume certain liabilities of the Company. We also agreed to enter into a support services agreement pursuant to which we, following the closing of the transaction, will provide services to Purchaser on a cost-plus 5% basis, with minimum payments to the Company of $3.5 million in the first year following closing, and $1.5 million in the second year following closing (with the second year minimum payment subject to a minimum revenue threshold of Purchaser for such year).

We do not believe that the sale of the Business, under Delaware law, would be deemed a sale of all, or substantially all, of our assets, to the Purchaser on the terms and subject to the conditions set forth in the Asset Purchase Agreement, but we are seeking stockholder approval regarding the sale of the Business because the special committee of the Board comprised solely of independent directors of the Company (the “Special Committee”), along with the full Board, in conjunction with the Purchaser, considered the action appropriate, and strongly desire the input of the Company’s stockholders, given the historical significance of the various lines of business that comprise the Business, and given that Russell C. Horowitz, Co-CEO of the Seller, and Michael Arends, Co-CEO and Chief Financial Officer of the Seller, are the controlling stockholders of the Purchaser.

We are retaining and will continue to operate and manage our business through which we provide Analytics and Solutions Products following the closing of the Transaction.

For more information on the above, please see “—Asset Purchase Agreement – Purchase and Sale of Assets” and “—Asset Purchase Agreement – Assumption and Transfer of Liabilities.”

A copy of the Asset Purchase Agreement is attached as Annex A to this Proxy Statement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety.

Consideration for the Transaction

As consideration for the Transaction, Purchaser has agreed to pay us (a) the Base Cash Payment Amount plus (b) the Equity Consideration plus (c) the Contingent Consideration plus (d) the cancellation of Company stock options for 1.5 million shares currently held by Russell C. Horowitz and Michael Arends.

Background of the Transaction

The Board and senior management of the Company, with the assistance of the Company’s outside legal and financial advisors, regularly review the Company’s long-term strategic plan with the goal of maximizing stockholder value. From time to time, the Board has explored the disposition of some of the Company’s product lines to focus on its Analytics and Solutions Products, which it views as its core operations with the greatest long-term market potential, as well as other strategic transactions.

In 2018, the Board determined it was in the best interest of the Company and its stockholders to attempt to sell the Call Marketplace Product given its significant customer concentration without long term contracts and revenue and contribution variability, to streamline the Company’s operations, improve efficiency in its other product lines and focus on its Analytics and Solutions Products as its core operations with the greater long-term market potential. However, the Company was unable to identify any credible buyer, and the planned disposition was abandoned.

In May 2020, preliminary discussions among members of the Board, including Co-CEO Russell C. Horowitz, resumed about the potential sale of the Business, with the prospect of a potential offer from certain members of the management team. In addition to allowing the Company to focus on its Analytics and Solutions Products, a potential sale of the Business could inject cash to support operations and enable the Company to defray certain costs amid the significant economic uncertainty associated with COVID-19, which had created financial distress for certain of the Company’s distribution partners, reseller partners and agencies, service providers and suppliers.  Preliminary discussions about a potential sale of the Business continued into June 2020.

On June 5, 2020, the Board formed the Special Committee to consider any offer received from certain members of the management team for a potential transaction, including to negotiate its terms and to make a recommendation to the Board regarding it.  Such members of the management team continued to preliminarily consider whether to move forward with making an offer, the relevant assets, accounting and tax issues, and related matters.

On June 11, 2020, at a meeting of the Board, management reviewed high level strategic considerations regarding the potential divestiture by the Company of the Business.

On June 12, 2020, to assist in considering a potential transaction, the Special Committee retained DLA Piper LLP (US) (“DLA Piper”) as its independent legal counsel and ROTH as its financial advisor.

In addition, in connection with its ongoing consideration of strategic transactions, the Board and management began to preliminarily consider the possibility of a tender offer pursuant to which the Company would repurchase shares of its Class B common stock. On July 8, 2020, at a meeting of the Board, management updated the directors (including each member of the Special Committee) on the anticipated timing for any potential offer and related transaction, including a discussion of the performance of the Business, customer concentration and volatility considerations.  The discussion also included the general economic framework for a potential transaction, including management’s initial thoughts regarding potential elements to provide for shared opportunity and risk and an ongoing support services agreement which would enable the Company to defray certain costs.

On July 23, 2020, the Special Committee met to discuss the status of management’s consideration of a potential transaction, including the role of the Special Committee, the expected structure of any offer from the management team, the desired assets and liabilities of the Business, and related accounting considerations.

Later that day, Purchaser provided to the Special Committee a preliminary non-binding proposal to acquire the Business, including Jingle Networks, Inc. and a portion of the Company’s equity ownership interest in Uproar.car Corporation such that the Company would retain 19.9% ownership of Uproar for a purchase price of (i) $2.0 million in net cash, (ii) the cancellation of options to purchase 1.5 million shares of Class B common stock held by the Messrs. Horowitz and Arends, (iii) contingent consideration in the form of 15% of Purchaser’s net revenue from local leads products in excess of $7.0 million, 2.5% of Purchaser’s net revenue from call marketplace products in excess of $140.0 million, and a royalty of 0.25% of Purchaser’s annual revenues in excess of $55.0 million in the three years after closing; and (iv) if Purchaser is sold in the 24-months following closing for at least $11.1 million, contingent consideration in the form of 10% of incremental proceeds above such amount.  The proposal also contemplated the Company owning 19.9% of the equity in Purchaser, an escrow of the consideration Purchaser would pay to the Company, a support services agreement by which the Company would provide certain services to Purchaser at cost plus five percent, and a binding customary exclusivity period.

On July 24, 2020, the Special Committee and its advisors at DLA Piper and ROTH met to discuss the proposal received on July 23, 2020.  The Special Committee discussed the cash consideration and the need for additional detail regarding the Business proposed to be purchased, the model and calculations regarding the contingent consideration, and the options to be cancelled as part of the consideration. On July 25, 2020, the Special Committee responded through counsel to Purchaser by requesting additional information regarding these matters.  The Special Committee also noted that it may not be willing to grant the Purchaser exclusivity for a sale of the Business and will require that the closing of any transaction be contingent upon approval of a majority of the Company’s disinterested stockholders which counsel to Purchaser indicated was also an important factor to the Purchaser.

On July 28, 2020, Purchaser provided to the Special Committee additional detail regarding the Business proposed to be purchased, the contingent consideration (indicating it would supplementally provide certain financial information and calculations), and the options to be cancelled as part of the consideration.  Purchaser also indicated its willingness to agree to exclusivity in these circumstances with a provision that the parties would work together in good faith to determine an appropriate response to any third party inquiry or proposal regarding the Business, and confirmed that Purchaser was in agreement that closing of any transaction would be contingent upon approval of a majority of the Company’s disinterested stockholders.

On July 29, 2020, Purchaser provided to the Special Committee certain financial information and calculations to clarify the contingent consideration payable under the proposed net revenue sharing arrangements and royalty.  Through telephone calls with counsel, Purchaser also communicated certain flexibility in the consideration structure to address accounting considerations.

On July 30, 2020, the Special Committee and its advisors at DLA Piper and ROTH met to discuss the additional financial information and calculations related to the contingent consideration.  The Special Committee also discussed how to respond to Purchaser’s offer, focusing on the importance of the cash consideration and ensuring minimum service amounts under the Support Services Agreement.  The Special Committee instructed its counsel to prepare a draft response to Purchaser for the Special Committee’s further consideration.

On July 31, 2020, the Special Committee and its advisors at DLA Piper met to discuss the draft response.  Following the meeting, the Special Committee responded through counsel to Purchaser’s offer that the Special Committee was willing to move forward with the transaction, provided that the cash component of the consideration increase to $2.25 million, the Company’s equity interest in Purchaser decrease to 10%, Purchaser commits to minimum services of at least $4.0 million in the first year and $2.0 million in the second year, and the contingent consideration to the Company in the event of a sale of Purchaser increase to 40%. Through counsel, the parties also discussed the nature of the escrow referenced in the original offer.

On August 1, 2020, Purchaser submitted a revised offer letter, retaining the terms of its original offer except that Purchaser would increase the net cash consideration to $2.25 million, decrease the Company’s equity ownership in Purchaser to 10%, commit to minimum services of at least $3.5 million in the first year and (if Purchaser has at least $38 million in revenue in the second year) $1.5 million in the second year, reduce the thresholds for the Company to receive contingent consideration to $6.0 million in revenue from local leads products and to $53.0 million in Purchaser’s revenue, and increase the contingent consideration in the event of the sale of Purchaser to 30% of the proceeds above $11.1 million. The revised offer also eliminated the requirement to escrow any of the consideration Purchaser would pay to the Company, added the condition that a majority of the Company’s disinterested stockholders approve the transaction and retained the provision for binding exclusivity.

On August 1, 2020, the Special Committee met to consider the revised offer.  Following discussion, including the feedback of its financial advisor regarding the economic terms, the Special Committee determined to accept the general terms of the offer.  The Special Committee instructed its counsel to communicate the same to Purchaser and to move forward with the preparation of a definitive asset purchase agreement.

Over the course of the week, the Special Committee and Purchaser exchanged drafts of the Asset Purchase Agreement, the schedules thereto, the Support Services Agreement and other ancillary agreements (collectively, “Transaction Documents”). Substantially all correspondence, telephone calls and other interactions regarding the Transaction Documents and transactions contemplated thereby were conducted through counsel.  Although such interactions occurred multiple times each day, the most notable interactions consisted of the following:

•	On August 1, 2020, the Special Committee provided Purchaser a draft of the Asset Purchase Agreement.
•	On August 3, 2020, Purchaser provided the Special Committee a draft of the Support Services Agreement.
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On August 4, 2020, Purchaser provided to the Special Committee comments regarding the Asset Purchase Agreement, which among other things addressed the class and measurement date of the 10% of Purchaser common stock the Company would receive, the net revenue definition associated with the contingent consideration, the shares in Uproar being transferred, the transfer of employees to Purchaser, a limited indemnity structure, and the absence of a Company material adverse effect as a closing condition.

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On August 4, 2020, the Special Committee provided to Purchaser comments to the Support Services Agreement, which among other things added default interest in the event Purchaser does not timely pay the Company and clarified that the minimum amounts of services may not be changed without Company consent.  The Special Committee also provided drafts of assignments of trademarks, patents and domain names, a bill of sale, and an assignment and assumption agreement.

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On August 5, 2020, Purchaser provided to the Special Committee comments regarding the Support Services Agreement, which mainly reduced the level of default interest.  Purchaser also confirmed that it had no comments on the assignments of trademarks, patents and domain names, bill of sale, and assignment and assumption agreement.

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On August 5, 2020, the Special Committee provided to Purchaser comments regarding the Asset Purchase Agreement, which mainly clarified Purchaser’s reporting obligations associated with the contingent consideration, added covenants relating to transferred employees and contracts requiring consent, and set forth a 12-month indemnification capped at $2.25 million as the exclusive remedy for claims under the Asset Purchase Agreement.

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On August 6, 2020, the Special Committee provided to Purchaser a Subscription Agreement for the equity in Purchaser the Company would receive at closing.  It also provided a compromise on the level of default interest in the Support Services Agreement. Later that day, Purchaser confirmed it had no comments on the subscription agreement or the revised Support Services Agreement.

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On August 6, 2020, Purchaser provided to the Special Committee comments on the Asset Purchase Agreement, which among other things reduced to 10% the equity the Company would retain in Uproar and eliminated language relating to the Company’s ability to consider alternative proposals.  Purchaser also provided to the Special Committee the schedules contemplated by the Asset Purchase Agreement together with an explanation for how they were prepared, including the knowledge employees who prepared them and the role of third-party advisors to the Company.

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On August 6, 2020, the Special Committee provided to Purchaser a revised Asset Purchase Agreement intended to finalize all outstanding issues, including to provide for reasonable cooperation in the event of an alternative proposal.  The Special Committee confirmed to Purchaser that the Special Committee did not expect to have comments on the schedules.  The parties confirmed to each other that they did not have further comments on any of the Transaction Documents.

On August 7, 2020, the Special Committee and then the Board met to consider and approve the Transaction Documents and the Transaction.  Supporting materials were circulated prior to the meetings, including the substantially final version of the Transaction Documents and ROTH’s financial analyses relating to Business and a draft of its opinion as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the Business.

At the Special Committee meeting, representatives of DLA Piper summarized the terms of the Transaction Documents.  ROTH then confirmed to the Special Committee that it was prepared to deliver a fairness opinion to the Board.  Following discussion, the Special Committee approved the Transaction and the Transaction Documents, and it recommended that the Board do the same.  The Special Committee directed counsel to circulate a written consent of the Special Committee to formalize such approvals.

A meeting of the Board was then convened.  Following a summary of the Transaction and the Transaction Documents by representatives of DLA Piper, the Board requested that ROTH review and discuss its financial analyses with respect to the Business and the proposed Transaction. Thereafter, at the request of the Board, ROTH orally delivered its opinion to the Board (which was subsequently confirmed in writing by delivery of ROTH’s written opinion addressed to the Board, dated August 7, 2020), as to the fairness, from a financial point of view, to the Company of the consideration to be received by the Company for the Business.  Following discussion, the Board approved the Transaction and the Transaction Documents.  The Board directed counsel to circulate a written consent of the Board to formalize such approvals.

Later that day, the Company and Purchaser finalized and then executed the Asset Purchase Agreement.

Also on August 7, 2020, the Audit Committee of the Board met to consider the financial results for the second quarter of 2020.  The Board and management also discussed the possibility of a joint tender offer with Edenbrook Capital, LLC, a large stockholder of the Company, and a consensus regarding the basic economic terms and timeline for a potential joint tender offer was reached on August 8, 2020 (the “Tender Offer”).

On August 10, 2020, the Company announced the Transaction and the execution of the Transaction Documents, its financial results for the second quarter of 2020, and the intent to conduct the Tender Offer.

Reasons for the Transaction and Recommendation of Our Board

In reaching its decision to approve the Asset Purchase Agreement and the Transaction, and to recommend that our stockholders vote to approve the Asset Sale Proposal, the Board consulted with management and outside financial and legal advisors. The Board considered a wide range of factors relating to the Asset Purchase Agreement and the proposed Transaction, many of which the Board believed supported its decision, including the following:

•	the Company’s previous effort to sell the Call Marketplace Product and Local Leads Product, which were unsuccessful because the Company was unable to identify any credible buyer;
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the Board’s determination that it was in the best interests of the Company and its stockholders to dispose of the Business given its significant customer concentration without long term contracts, revenue and contribution variability, to streamline the Company’s operations, improve efficiency in its other product lines, and focus on its Analytics and Solutions Products as its core operations with the greater long-term market potential;

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the lower margin profiles for the Call Marketplace Product, and the lower trading multiples it believes analysts and investors generally ascribe to businesses selling such products, each as compared to the margin profiles for the Analytics Solutions and Products and the trading multiples it believes analysts and investors generally ascribe to businesses selling such products;

•

the Special Committee’s negotiation of, and unanimous approval of the Transaction, the Asset Purchase Agreement and the Related Agreements and its recommendation that the Board approve and adopt the same;

•	the value of the consideration to be received by us pursuant to the Asset Purchase Agreement;

•

our Board’s belief that the Transaction was more favorable to our stockholders than any other alternative reasonably available to the Company and our stockholders, including the alternatives of retaining the Call Marketplace Product and the Local Leads Product, based upon:

o

the Board’s knowledge of the current and prospective environment in which the Company operates, the competitive environment, the Company’s overall strategic position, and the challenges attendant to improving the Company’s financial performance in order to maximize stockholder value and the likely effect of these factors on the Company’s sustainability as a public company and strategic options; and

o	the Board’s understanding of our business, operations, management, financial condition, earnings and prospects.
•

the consideration we receive in the Transaction would provide us with cash to provide liquidity and certainty of value to the Company immediately upon the closing of the Transaction, through the cash payment for services under the Support Services Agreement, and through the prospect of future cash from the Contingent Consideration;

•	the Transaction provides more liquid forms of working capital without diluting existing stockholders;
•

the financial analysis reviewed by ROTH with the Board as well as the oral opinion of ROTH rendered to the Board on August 7, 2020 (which was subsequently confirmed in writing by delivery of ROTH’s written opinion addressed to the Board dated August 7, 2020), as to, as of such date, the fairness, from a financial point of view, to the Company of the consideration to be received by Seller in exchange for the Business subject to the Assumed Liabilities in the Transaction pursuant to the Asset Purchase Agreement;

•	the anticipated time to close the Transaction and the risk that if we did not accept Purchaser’s offer at the time that we did, the Board might not have had another opportunity to do so;
•

the Transaction will be subject to the approval of both (a) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class) and (b) stockholders representing a majority of the voting power of all issued and outstanding Class A common stock and Class B common stock entitled to vote at the Special Meeting (treated as a single class), disregarding stock owned by Russell C. Horowitz and Michael Arends;

•	The Company will have an equity interest in the Purchaser and along with the Contingent Consideration potentially benefit from any future revenue of the Business; and
•	the terms of the Asset Purchase Agreement were negotiated at arms-length and believed by our Board to be fair to us and our stockholders.

Our Board also considered and balanced against the potential benefits of the Transaction a number of potentially adverse factors concerning the Transaction, including the following:

•	the conditions placed on our ability to solicit or respond to Acquisition Proposals as described under “Proposal One: Asset Sale Proposal – Asset Purchase Agreement - Covenants - No Solicitation”;

•

the interests of certain of our executive officers in the Transaction, which may be different from, or in addition to, the interests of our stockholders generally, including the potential for future conflicts in connection with the Contingent Consideration and payments committed to us under the Support Services Agreement, and the potential adverse impact of the cancellation of Company stock options for 1.5 million shares currently held by Messrs. Horowitz and Arends;

•

the risk that all conditions to the parties’ obligations to complete the Transaction may not be satisfied or waived, and as a result, it is possible that the Transaction could be delayed or might not be completed;

•

the risks and costs to the Company if the Transaction does not close, including the diversion of management and employee attention, potential employee attrition and the potential effect on business and customer relationships;

•	the risk of disruption to our business and customer reaction as a result of the public announcement of the Transaction; and
•	the risk that accompanies being a public company with relatively low revenues while we continue to try to grow our other areas of business without the potential income associated with the Business.

The foregoing discussion of the factors considered by our Board is not intended to be exhaustive, but it does set forth the principal factors considered by the Board. The Board collectively reached the conclusion to approve the Transaction and the Transaction Documents in light of the various factors described above, as well as other factors that the Board felt were appropriate. In view of the wide variety of factors considered by the Board in connection with its evaluation of the Transaction and the complexity of these matters, the Board did not consider it practical, and did not attempt, to quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. Rather, the Board made its recommendation based on the totality of the information presented to, and the investigation conducted by, the Board. In considering the factors discussed above, individual directors may have given different weights to different factors.

After evaluating these factors and consulting with its outside legal counsel and financial advisor, all members of the Board approved Transaction and the Transaction Documents and determined that the Transaction is advisable, fair to and in the best interests of the Company and our stockholders.

Accordingly, our Board (in reliance on the recommendation from the Special Committee) recommends that stockholders vote “FOR” the Asset Sale Proposal.

Opinion of the Financial Advisor to the Company

Pursuant to an engagement letter, dated June 10, 2020, the Special Committee retained ROTH to render an opinion to the Special Committee as to the fairness, from a financial point of view, of the aggregate amount to be paid for the Assets (the “Purchase Price”) to be received by the Company.

On August 7, 2020, ROTH rendered its oral opinion, subsequently confirmed in writing, to the Special Committee that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations set forth in the opinion, the Purchase Price to be received by the Company in the Transaction is fair, from a financial point of view, to the Company.

The full text of ROTH’s written opinion, dated August 7, 2020, is attached to this proxy statement as Annex B and is incorporated by reference herein. Stockholders of the Company are urged to read the entire opinion carefully and in its entirety to learn about the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ROTH in rendering its opinion. The analysis performed by ROTH should be viewed in its entirety; none of the methods of analysis should be viewed in isolation when reaching a conclusion on whether the consideration was fair. The opinion addresses only the fairness of the Transaction consideration, from a financial point of view, to the Company, as of the date of the opinion, and does not address the merits of the Company’s underlying business decision to proceed with or effect the Transaction or the likelihood of consummation of the Transaction. ROTH expressed no opinion or recommendation to the Special Committee whether the Company should proceed with the Transaction.  ROTH’s opinion was directed to the Special Committee in connection with its consideration of the Transaction and was not intended to be, and does not constitute, a recommendation to any stockholder as to how such stockholder should vote with respect to the Transaction or any other matter.

In arriving at its opinion, ROTH:

i)	reviewed certain publicly available financial and other business information of the Business;
ii)

reviewed certain financial projections prepared, and furnished to us, by the management of the Business (the “Financial Projections”) and conducted discussions with members of senior management concerning the Financial Projections;

iii)	discussed the past and current operations, financial condition and the prospects of the Business with senior executives of the Seller;
iv)	participated in certain discussions with representatives of the Special Committee and its legal advisors;
v)	reviewed the Asset Purchase Agreement;
vi)	reviewed the Support Services Agreement between Seller and Purchaser; and
vii)

performed such other analyses, including detailed financial analyses and modeling, and reviewed such other information and considered such other factors as we have deemed appropriate for purposes of evaluating the proposed Transaction and arriving at an opinion.

For purposes of rendering its opinion, ROTH relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to ROTH or discussed with or reviewed by or for ROTH. ROTH further assumed that the forecasted financial information provided, including the Financial Projections, was prepared on a reasonable basis in accordance with industry practice, and that management of the Company was not aware of any information or facts that would make any information provided to ROTH incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of the opinion, ROTH assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by ROTH, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Business. ROTH expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.  With respect to the financial forecasts provided to and examined by ROTH, ROTH noted that projecting future results of any company, partnership, venture, or asset is inherently subject to uncertainty.

In connection with its opinion, ROTH assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by ROTH.  ROTH’s opinion did not address any legal, regulatory, tax or accounting issues.

In arriving at its opinion, ROTH assumed that the executed Asset Purchase Agreement and Support Services Agreement (collectively, the “Agreements”) would be in all material respects identical to the Agreements reviewed by ROTH. ROTH relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Agreements and all related documents and instruments that are referred to therein are true and correct in all material respects, (ii) each party to the Agreements will fully and timely perform, in all material respects, all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreements without amendments thereto, and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, ROTH assumed that all the necessary regulatory approvals and consents required for the Transaction, including the approval of the stockholders of the Company, would be obtained in a manner that would not adversely affect the Company or the contemplated benefits of the Transaction.

In arriving at its opinion, ROTH did not perform any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company or the Business, and were not furnished or provided with any such appraisals or valuations.  Without limiting the generality of the foregoing, ROTH did not undertake any independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of its affiliates was a party or may be subject, and at the direction of the Special Committee of the Board of Directors of the Company and with its consent, ROTH’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

ROTH’s opinion was necessarily based upon the information available to ROTH and facts and circumstances as they existed and were subject to evaluation on the date thereof; events occurring after the date thereof could materially affect the assumptions used in preparing the opinion. ROTH did not undertake to reaffirm or revise the opinion or otherwise comment upon any events occurring after the date thereof and ROTH expressly disclaimed any undertaking or obligation to advise any person of any change in any fact or matter affecting its opinion of which it become aware after the date thereof.

Summary of Material Financial Analysis

The following is a summary of the material financial analysis performed by ROTH and reviewed by the Special Committee in connection with ROTH’s opinion relating to the Transaction and does not purport to be a complete description of the financial analyses performed by ROTH. The rendering of an opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by ROTH or of its presentation to the Special Committee on August 7, 2020. Some of the summaries of the financial analyses include information presented in tabular format. In order to fully understand ROTH’s financial analysis, the tables must be read together with the text of each summary, as the tables alone do not constitute a complete description of the financial analysis. Considering the data below without considering the full narrative description of the financial analysis, including the methodology and assumptions underlying the analysis, could create a misleading or incomplete view of ROTH’s financial analysis.

In performing its analysis, ROTH made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company or any other parties to the Asset Purchase Agreement. ROTH does not assume any responsibility if future results are materially different from those discussed. Any estimates contained in these analyses are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than as set forth below.

Due to the declining revenue and profitability of the Business and an indication from management of the Company that the Company would likely close the Business when it no longer has a positive cash contribution, ROTH did not believe that standard operating valuation and going concern methodologies were applicable.  ROTH therefore applied a net present value analysis to determine an implied equity value for the Business.

ROTH also analyzed the revenue related contingent considerations in the Transaction and, based on discussions with management, ROTH did not believe it was likely that any of such contingent consideration triggers would be achieved in the necessary timeframes to generate additional consideration, including the consideration related to the Call Marketplace Threshold Amount, Local Leads Threshold Amount or Aggregate Revenue Threshold Amount. ROTH therefore did not ascribe any value to any revenue related contingent consideration.  In addition, given the uncertainty of any future sale of the Business by Purchaser or the timing or amount that may be received therefor, ROTH did not ascribe any value to the Sale Transaction Contingent Consideration.

Present Value of Cash Flow Analysis. ROTH performed an analysis of the net present value of cash flows of the Business by calculating ranges of the estimated net present value of the unlevered, after-tax free cash flows attributable to the Company that the Company is forecasted to generate from July 1, 2020 through fiscal year 2022. All of the information used in ROTH’s analysis was based on publicly available sources and the financial projections provided by the Company’s management, which are summarized in the tables below. The following tables set forth the free cash flows and calculations used in ROTH’s analysis.  Management of the Company indicated that EBITDA was equal to cash flow.

Notes:

•	All values in millions USD
•	Financial projections provided by management
•

EBITDA represents income (loss) before interest, income taxes, depreciation, amortization, stock compensation expense, impairment of intangible assets, goodwill and acquisition related costs (benefit), and foreign government paycheck assistance subsidies; NOPAT represents net operating profit (loss) after tax; D&A represents depreciation and amortization; Capex represents capital expenditures; NWC represents net working capital; PV represents present value; WACC represents weighted average cost of capital; and EV represents enterprise value

•	Valuation assumes $0M in net debt, 0x terminal value, $0 capex, change in NWC is 5% the change in revenue, and valuation date of July 1, 2020
•	Transaction Equity Value equals the cash consideration of $2.25 million / 90% of the Business acquired by the Purchaser

In performing its net present value of cash flow analysis, ROTH calculated ranges of the estimated present values of the Company’s unlevered, after-tax free cash flows attributable to the Company that the Company forecasted to generate from July 1, 2020 through fiscal year 2022 by applying discount rates ranging from 12.2% to 22.2%, reflecting ROTH’s estimates of the Company’s cost of capital.

ROTH then deducted the present value of the shut down costs for the Business to determine a range of implied equity values of the Company. The net present value of cash flow analysis implied a range of equity values for the Business of $1.8 million to $1.9 million.

ROTH noted that the Transaction implied equity value of the Business of $2.5 million was above the high end of the range of the implied equity value of the Business based on the net present value cash flow analysis.

General

The summary set forth above does not contain a complete description of the analysis performed by ROTH, but it does summarize the material analysis performed by ROTH in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. ROTH believes that its analysis and the summary set forth above must be considered as a whole and that selecting portions of its analysis or of the summary, without considering the analysis as a whole or all of the factors included in its analysis, would create an incomplete view of the processes underlying the analyses set forth in the ROTH opinion. In arriving at its opinion, ROTH considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, ROTH made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the range of valuations described above should not be taken to be ROTH’s view of the actual value of the Company.

As described above, ROTH’s opinion was only one of many factors considered by the Special Committee and the Board in making its determination to approve the Transaction. ROTH was not requested to and did not solicit any expressions of interest from any other parties with respect to the Business.

ROTH is a full-service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking and other financial services.  In the past two years, no material relationship existed between the Company and/or its affiliates and ROTH and/or its affiliates pursuant to which compensation was received by ROTH or its affiliates as a result of such relationship.  In the ordinary course of business, ROTH and its affiliates may acquire, hold or sell, for it and its affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Company and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities.  In addition, ROTH and its affiliates may in the future provide investment banking and other financial services to the parties of the Transaction for which ROTH would expect to receive compensation.

ROTH is acting as financial advisor to the Special Committee in connection with the Transaction. Pursuant to its engagement letter with ROTH, the Company has agreed to pay ROTH a fixed fee upon the delivery of its fairness opinion to the Special Committee. The fairness opinion fee is not contingent upon the Transaction closing. The fee was determined by ROTH and proposed to the Special Committee. In addition, the Company has agreed to indemnify ROTH for certain liabilities that may arise out of its engagement by the Special Committee and the rendering of ROTH’s opinion.

Use of Proceeds and Future Operations

The Company, and not its stockholders, will receive the proceeds from the Transaction. The Company plans to use the proceeds for working capital and general corporate purposes, in connection with its continued business of providing Analytics and Solutions Products. While the Company may possibly use some proceeds to repurchase outstanding shares of its Class B common stock in the Tender Offer, the Company does not believe it must consummate the Transaction in order to proceed with the Tender Offer. Our Board will evaluate alternatives for the use of the cash proceeds to be received at closing to continue to maximize stockholder value with a goal of returning value to our stockholders. The amounts and timing of our actual expenditures, however, will depend upon numerous factors, and we may find it necessary or advisable to use portions of the proceeds from the Transaction for different or presently non-contemplated purposes.

No Appraisal or Dissenters’ Rights

No appraisal or dissenters’ rights are available to our stockholders under Delaware law or under our certificate of incorporation or bylaws in connection with the Transaction.

Regulatory Matters

We are unaware of any material federal, state or foreign regulatory requirements or approvals required for the execution of the Asset Purchase Agreement or completion of the Transaction.

Material U.S. Federal Income Tax Consequences

The following discussion is a general summary of the anticipated material U.S. federal income tax consequences of the Transaction. The following discussion is based upon the Internal Revenue Code (the “Code”), its legislative history, currently applicable and proposed Treasury Regulations under the Code and published rulings and decisions, all as currently in effect as of the date of this Proxy Statement, and all of which are subject to change, possibly with retroactive effect. Tax consequences under state, local and non-U.S. laws, or federal laws other than those pertaining to income tax, are not addressed in this Proxy Statement. No rulings have been requested or received from the Internal Revenue Service (the “IRS”) as to the tax consequences of the Transaction and there is no intent to seek any such ruling. Accordingly, the IRS may challenge the tax treatment of the Transaction discussed below and, if it does challenge the tax treatment, it may be successful.

Purchaser is a corporation newly formed for purposes of acquiring the Assets.  In connection with the transfer of the Assets, Purchaser will be issuing shares of Class B Common Stock of Purchaser, in addition to the Base Cash Payment Amount, the contingent consideration (if any), and the assumption of the Assumed Liabilities.  The Transaction will be treated for U.S. federal income tax purposes as a transaction described in Section 351 of the Code upon which we will not recognize loss, but we will recognize gain, but not in excess of the amount of money received plus the fair market value of other property, if any, received. Under applicable IRS guidance, the amount of gain we recognize with respect to each particular Asset is determined by allocating the aggregate consideration among the transferred Assets in proportion to the relative fair market values of the Assets, and the amount of gain realized with respect to each Asset will be measured by the difference between the consideration allocable to such Asset and our tax basis in that Asset, without netting of losses against gain. Unrecognized loss would generally be preserved in the tax basis of the Equity Consideration.  Our basis in our Assets is generally equal to their cost, as adjusted for certain items, such as depreciation. The gain will be ordinary income or capital gain depending on the nature of the transferred Assets.  Because the contingent consideration may be received after the close of the taxable year in which the Transaction occurs, we may choose to report eligible gain using the installment method of accounting. We do not expect any additional gain under Section 357(c) of the Code because the amount of Assumed Liabilities are not expected to exceed the tax basis in the Assets.  To the extent the Transaction results in us recognizing gain for U.S. federal income tax purposes, our available net operating loss carryforwards are expected to offset the majority of the gain. It is anticipated that we will pay an immaterial amount of tax on the gain recognized from the Transaction.  Our tax basis in the Equity Consideration will generally equal the tax basis of the transferred Assets, decreased by the amount of money and fair market value of any property received and increased by any gain recognized.

Anticipated Accounting Treatment

Marchex prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. Marchex expects to deconsolidate the Marchex Carve Out (as further defined) upon closing of the Transaction and record the equity interest in the Purchaser, received as part of the Transaction consideration, as an equity method investment on its consolidated balance sheet. Contingent consideration that meets the definition of a derivative and does not qualify for a scope exception for derivative accounting treatment will be measured at fair value on Marchex’s consolidated balance sheet.  Other contingent consideration will be recognized, if appropriate, when the contingency is resolved.  Stock option awards cancelled as part of the Transaction currently have an unamortized expense balance.  Marchex is evaluating the accounting treatment for these cancellations and expects stock-based compensation expense to increase upon closing of the Transaction.

The Company’s Business following the Transaction

If the Transaction is completed, we will no longer operate and manage the Call Marketplace Product or the Local Leads Product. However, we will continue to operate and manage our call analytics business, through which we provide various Analytics and Solutions Products via our platforms to enterprises that depend on inbound phone calls to drive sales, appointments and reservations. Marketers can use these platforms to understand which marketing channels, advertisements, search keywords, or other digital marketing advertising formats are driving calls to their business, allowing them to optimize their advertising expenditures across media channels. The Analytics and Solutions Products also include technology that can extract data and insights about what is happening during a call and measures the outcome of calls and return on investment. The platform also includes technology that can block robocalls, telemarketers and spam calls to help save businesses time and expense. The Analytics and Solutions Products data can integrate directly into third-party marketer workflows such as Salesforce, Eloqua, Adobe, Google Search, Kenshoo, Marin Software, Facebook and Instagram, in addition to other marketing dashboards and tools. Advertisers pay us a fee for each call/text or call/text related data element they receive from calls or texts, including call-based ads we distribute through our sources of call distribution or for each phone number tracked based on pre-negotiated rates.

Our primary product offerings are:

•

Marchex Speech Analytics. Marchex Speech Analytics is a product that can enable actionable insights for enterprise, mid-sized and small businesses, helping them understand what is happening on inbound calls from consumers to their business. Marchex Speech Analytics leverages our proprietary and patent pending speech recognition technology. Marchex Speech Analytics incorporates machine and deep learning algorithms and AI-powered conversation analysis functionality that can give customers strategic, real-time visibility into company performance in customer interactions. Marchex Speech Analytics includes customizable dashboards and visual analytics to make it easier for marketers, salespeople and call center teams to realize actionable insights across a growing amount of call data. According to a February 2018 MarketsandMarkets report, the speech analytics market is expected to grow from $941 million in 2017 to $2.2 billion by 2022.

•

Text Analytics and Communications. With the acquisitions of Sonar Technologies, Inc. in December 2019, as well as SITA Laboratories, Inc. (d/b/a Callcap) and Telmetrics, Inc. in November 2018, Marchex enables businesses to send and receive text/SMS messages with customers. In addition, we can provide insights for businesses on text and messaging interactions and offer customized text engagement solutions to improve the customer experience and accelerate the sales process. According to a 2018 study by Mobilesquared, there were 1.67 trillion applications to consumer SMS messages globally with the number expected to rise to 2.8 trillion by 2022. According to a 2017 study from Listrak, 75% of consumers prefer offers from businesses delivered via text and business offers delivered via SMS text marketing had a 97% read-rate.

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Call Monitoring. Marchex provides businesses the ability to have an unbiased view into every inbound or outbound call, from providing a call recording, to offering services to create customized call performance scorecards, both of which can help businesses learn more about their customers and enhance service quality and customer satisfaction. Through these services, businesses can customize the insights they want in order to improve business practices and to grow faster.

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Marchex Sales Edge. Launched in 2019, Marchex Sales Edge incorporates artificial intelligence-based functionality within the product suite that can help enable businesses to understand customer conversations in phone calls and via text, in real-time and at scale, and can help enable businesses to learn how to optimize the sales process in order to take the right actions to win more business. These solutions can arm businesses with the data-driven intelligence they need to deliver on-demand and personalized customer experiences. Marchex Sales Edge products include:

o

Marchex Sales Edge Rescue. Marchex Sales Rescue combines Marchex artificial intelligence and machine learning with conversational call monitoring and scoring services and can alert businesses when potential buyers hang up without making an appointment or purchase, or when certain calls did not meet the business’ sales or customer service standards. Marchex Sales Rescue can identify in real-time when potential high-value customer prospects engaged in conversations with sales representatives are mishandled in any number of ways and can give businesses the opportunity to re-engage immediately to capture these potentially lost opportunities, as well as avoid undesired customer experiences.  It can give businesses a more complete picture of the in-bound opportunities they are missing, while also measuring the effectiveness and impact of capturing those opportunities through outbound engagement.

o

Marchex Sales Edge Enterprise. Marchex Sales Edge Enterprise is a product for corporate managers that can provide conversation performance insights and trends across a brand or network of distributed business locations. The conversational data analyses can provide critical sales insights that can help enterprises boost outcomes across national and regional sales organizations.

o

Marchex Sales Edge Local. Marchex Sales Edge Local is expected to be available in the latter part of 2020 and is a product for business location managers that analyze phone conversations. Marchex Sales Edge Local can provide performance insights and prioritize leads using intelligent lead scoring and integrating with existing workflows and tools companies use each day, like Salesforce Sales Cloud CRM. This product can help companies grow their business at each location by prioritizing their best leads, while arming them with tools they can use to train their sales teams.

•	Marchex Omnichannel Analytics Cloud. Marchex Omnichannel Analytics Cloud leverages the call analytics platform and can provide a single source to marketers to see which media channels are driving phone calls across search, display, video, site, and social media. Our Omnichannel Analytics Cloud products include:
o

Marchex Search Analytics. Marchex Search Analytics is a product for search marketers that can drive phone calls from search campaigns. Marchex Search Analytics can attribute inbound phone calls made from paid search ads and landing pages to a keyword. The platform can deliver this data as well as data about call outcomes directly into search management platforms like Google Search and Kenshoo. According to a June 2016 BIA Kelsey report, mobile calls represent 60% of inbound calls to businesses in 2016. This equals 85 billion global mobile calls annually, a figure that is projected to grow to 169 billion calls by 2020.

o

Marchex Display and Video Analytics. Marchex Display and Video Analytics is a product for marketers that buy digital display advertising. Marchex Display and Video Analytics can measure the influence that display advertising has on inbound phone calls so that marketers can better attribute their return on advertising spend for inbound phone calls and delivers this data to marketers in a reporting dashboard. According to a January 2019 eMarketer report, US advertisers are expected to spend nearly $68 billion in 2019 on display advertising.

o

Marchex Site Analytics. Marchex Site Analytics is a product for marketers that can drive phone calls from websites. Marchex Site Analytics can identify which websites are driving calls and provides actionable insights to help marketers understand the customer’s journey to their website, what drove them to call, and can enable marketers to better optimize both online and offline.

o

Marchex Social Analytics. Marchex Social Analytics is a product for marketers that buy social media advertising. Marchex Social Analytics can help measure the influence social media advertising has on inbound calls from platforms like Facebook or Instagram so marketers can see which posts are working. According to Statista, global social media is forecasted to grow from $76 billion in 2018 to $125 billion by 2023.

•

Marchex Audience Targeting. Marchex Audience Targeting leverages call data to automatically build unique audience segments for display and social media platforms. Marchex Audience Targeting can help marketers target high intent audiences with their display campaigns and fine-tune campaigns to specific audience segments that are most likely to convert to customers, or can find new segments and opportunities that have not been targeted before.

SEC Reporting

Our SEC reporting obligations as a public company will not be affected as a result of the closing of the Transaction.

Expected Timing of the Transaction

We expect to complete the Transaction promptly following the Special Meeting if we obtain Stockholder Approval and the various other conditions to closing are satisfied or waived. However, the Transaction may not be completed as currently anticipated. Certain factors, including factors outside of our control and the control of Purchaser, could result in the Transaction being delayed or not occurring at all.

ASSET PURCHASE AGREEMENT

The following discussion sets forth the principal terms of the Asset Purchase Agreement, a copy of which (including the Support Services Agreement that is an exhibit thereto) is attached as Annex A to this Proxy Statement and is incorporated herein by reference. The rights and obligations of the parties are governed by the express terms and conditions of the Asset Purchase Agreement and not by this discussion, which is summary in nature. This discussion is not complete and is qualified in its entirety by reference to the complete text of the Asset Purchase Agreement (including the Support Services Agreement that is an exhibit thereto). All capitalized terms used but not defined herein shall have the meanings set forth in the Asset Purchase Agreement. You are encouraged to read the Asset Purchase Agreement carefully and in its entirety (including the exhibit thereto), as well as this Proxy Statement and any documents included herewith, before making any decisions regarding the proposals being brought before the Special Meeting.

Purchase and Sale of Assets

Purchased Assets

Upon the terms and subject to the conditions of the Asset Purchase Agreement, Seller has agreed to sell to Purchaser, and Purchaser has agreed to purchase from Seller (i) the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the Business, and (ii) 3,500,000 shares of Series A Preferred Stock held by Seller in Uproar (the “Uproar Shares”), with Seller retaining an equity interest in Uproar equal to 10% of Uproar’s outstanding capital stock (the “Retained Uproar Equity”) (collectively, the “Assets”), free and clear of all liens, claims, pledges, mortgages, restrictions, security interests and encumbrances of any kind, nature and description (“Liens”):

(a)	all accounts or notes receivable of the Business;
(b)	all inventory, including office and other supplies of the Business;
(c)	all contracts set forth on Schedule 1 to the Asset Purchase Agreement (the “Assumed Contracts”);
(d)	all Intellectual Property Assets set forth on Schedule 2 to the Asset Purchase Agreement (the “Intellectual Property Assets”) and Intellectual Property primarily related to the Business;
(e)	all fixed assets, equipment, furnishings, computer hardware, fixtures and other tangible personal property (the “Tangible Personal Property”);
(f)	all Permits of the Business;
(g)	all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any of the Assets;
(h)	all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Assets;

(i)

originals, or where not available, copies, of all books and records, including books of account ledgers and general, financial and accounting records, equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Assets;

(j)	all goodwill associated with any of the assets described in the foregoing clauses;
(k)	all shares of capital stock held by Seller in Jingle Networks, Inc., a Delaware corporation; and
(l)	the Uproar bank account held by Seller.

Excluded Assets

Under the terms of the Asset Purchase Agreement, other than the Assets mentioned above, all other assets or properties of Seller will be excluded from the Assets (the “Excluded Assets”). This includes:

(a)	all cash and cash equivalents, bank accounts and securities of Seller (including the remaining shares held by Seller in Uproar);
(b)	all contracts that are not Assumed Contracts and not related to the Business;
(c)	all Intellectual Property other than the Intellectual Property Assets;
(d)

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;

(e)	all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(f)	all Benefit Plans and trusts or other assets attributable thereto;
(g)	all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates unless they specifically relate to the Business;
(h)	all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;
(i)	all assets, properties and rights primarily used by Seller in its business other than the Business; and
(j)	the rights which accrue or will accrue to Seller under the Asset Purchase Agreement.

Assumption of Liabilities

Assumed Liabilities

Upon the terms and subject to the conditions of the Asset Purchase Agreement, Purchaser has agreed to assume any and all liabilities and obligations of Seller arising out of or relating to the Business or the Assets on or after the Closing, other than the Excluded Liabilities (referred to in this discussion as the “Assumed Liabilities”), including, without limitation, the following:

(k)	all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;
(l)	all liabilities and obligations arising under or related to the Assumed Contracts on or after the Closing;
(m)	all liabilities and obligations for Taxes related to the Business, the Assets or the Assumed Liabilities for any taxable period ending after the Closing Date; and
(n)	all other liabilities and obligations arising out of or relating to Purchaser’s ownership or operation of the Business and the Assets on or after the Closing.

Excluded Liabilities

Under the terms of the Asset Purchase Agreement, Purchaser will not assume and will not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (referred to in this discussion as the “Excluded Liabilities”):

(o)	any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Assets prior to the Closing Date;
(p)	any liabilities or obligations relating to or arising out of the Excluded Assets; and
(q)

any liabilities or obligations for (i) Taxes related to the Business, the Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller for any taxable period.

Consideration

As consideration for the sale of the Business, Purchaser has agreed to pay us (a) $2.25 million in cash (the “Base Cash Payment Amount”); (b) the Contingent Consideration (as further described below); (c) shares of Class B common stock in the Purchaser equal to a 10% equity interest at closing (the “Equity Consideration”); and (d) the cancellation of Company stock options for 1.5 million shares currently held by Russell C. Horowitz and Michael Arends.

Contingent Consideration

Call Marketplace Revenue. If, at any time following the Closing Date, Purchaser’s cumulative Revenue from the Call Marketplace Product exceeds One Hundred and Forty Million Dollars ($140,000,000) (the “Call Marketplace Threshold Amount”), then Purchaser will pay us an amount equal to 2.5% of all of Purchaser’s Net Revenue generated from such Revenue exceeding the Call Marketplace Threshold Amount beginning on the date the Call Marketplace Threshold Amount is achieved and ending on the date that is two years following such date (the “Call Marketplace Contingent Consideration”).

Local Leads Revenue. If, at any time following the Closing Date, Purchaser’s cumulative Revenue of the Local Leads Product exceeds Six Million Dollars ($6,000,000) (the “Local Leads Threshold Amount”), then Purchaser will pay us 15% of all of Purchaser’s Net Revenue generated from such Revenue exceeding the Local Leads Threshold Amount beginning on the date the Local Leads Threshold Amount is achieved and continuing for so long as the Local Leads Product may be sold (the “Local Leads Contingent Consideration”).

Purchaser’s Aggregate Revenue.  If Purchaser’s aggregate Revenue exceeds Fifty-Three Million Dollars ($53,000,000) (the “Aggregate Revenue Threshold Amount”) in any of the calendar years 2021, 2022, or 2023, then Purchaser will pay us an amount equal to 0.25% of all of Purchaser’s Revenue exceeding the Aggregate Revenue Threshold Amount for such calendar year (the “Aggregate Revenue Contingent Consideration”).

Sale Transaction Contingent Consideration. If (i) Purchaser undergoes a Sale Transaction within twenty-four (24) months following the Closing Date, and (ii) the purchase price for the Sale Transaction is in excess of Eleven Million One Hundred Eleven Thousand One Hundred Eleven Dollars ($11,111,111) (the “Sale Transaction Contingent Consideration Threshold Amount”), then, in addition to our pro rata share of the consideration paid pursuant to such Sale Transaction, Purchaser will pay us an additional amount equal to 30% of the distributable proceeds exceeding the Sale Transaction Contingent Consideration Threshold Amount pursuant to the Sale Transaction (the “Sale Transaction Contingent Consideration”). Purchaser will pay us the Sale Transaction Consideration at the time the consideration paid pursuant to such Sale Transaction is distributed.

Representations and Warranties

The Agreement contains a number of representations and warranties made by the Seller and Purchaser. The statements embodied in those representations and warranties were made for purposes of the Agreement between the parties and are subject to qualifications and limitations agreed to by the parties in connection with negotiating the terms of the Agreement. Certain representations and warranties were made as of August 7, 2020, may be subject to contractual standards of materiality different from those generally applicable to stockholders or which may have been used for the purpose of allocating risk between the parties rather than establishing matters of fact. Accordingly, you should not rely on the representations and warranties as characterizations of the actual state of facts because they are qualified as described above. Moreover, information concerning the subject matter of the representations and warranties may have changed since August 7, 2020, and these changes may or may not be fully reflected in the Seller’s or Purchaser’s public disclosures. The Agreement should not be read alone, but should instead be read in conjunction with the other information regarding the Seller and Purchaser that is contained in this Proxy Statement, as well as in the filings that the Seller will make and has made with the SEC. The representations and warranties contained in the Agreement may or may not have been accurate as of the date they were made, and we make no assertion herein that they are accurate as of the date of this Proxy Statement.

Seller Representations and Warranties

In the Agreement, the Seller has made a number of representations and warranties that are subject, in some cases, to specified exceptions and qualifications contained in the Agreement. These representations and warranties relate to, among other things:

•	our corporation organization;
•	our corporate authority to enter into the Agreement and each of the Seller Ancillary Agreements, the validity and enforceability of such agreements and the Board’s approval and recommendation;
•

the absence of conflicts with our charter documents, applicable law or certain contracts as a result of the execution, delivery and performance by us of the Agreement and the Seller Ancillary Agreements;

•	litigation;
•	compliance with laws;
•	Assumed Contracts;
•	title to Tangible Personal Property and the sufficiency of the Assets for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing;
•	taxes; and
•	the accuracy of statements in this Proxy Statement.

Purchaser Representations and Warranties

Purchaser’s representations and warranties relate to, among other things:

•	its organization;
•	its corporate authority to enter into the Agreement and each of the Purchaser Ancillary Agreements, the validity and enforceability of such agreements;
•	access to information regarding the Business; and
•	acknowledgement regarding Seller making no representations or warranties as to the Assets or the business except as set forth in the Agreement.

Covenants

No Solicitation of Transactions

As part of the Transaction, we agreed that we will not directly or indirectly, through any officer, director, stockholder or agent, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of Seller or the liquidation or similar extraordinary transaction with respect to Seller. We also agreed that we will notify Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that we may receive relating to any of such matters, and that notwithstanding anything to the contrary the Parties will work together in good faith to determine an appropriate response to any such inquiry or proposal.

Transfer Taxes

We will pay any Transfer Taxes incurred as a result of the Transaction.

Restrictive Covenants

Confidentiality. We agreed to hold in confidence at all times following signing the Agreement all Confidential Information and to not disclose, publish or make use of Confidential Information at any time following signing without the prior written consent of Purchaser.

Non-Competition. We agreed that we will not, during the Restricted Period, in any manner, directly or indirectly or by assisting any other Person, engage in or assist others in engaging in any business or activity that competes with the Business or the Purchaser Business in the Territory.

Non-Disparagement.  Each party agreed that, during the Restricted Period, neither it nor its affiliates will, directly or indirectly, make any derogatory or disparaging statement or communication regarding the other Party or any of the other Party’s affiliates or the Business or any of their respective employees.

Stockholders Meeting

We are required, as promptly as reasonably practicable to (i) file this Proxy Statement with the SEC, and (ii) hold a meeting of stockholders for the purposes of obtaining the requisite stockholder approval and the Majority of the Minority Vote following the effectiveness of this Proxy Statement. We are required to cooperate and consult with Purchaser in connection with the preparation of this Proxy Statement.

Closing Conditions

The respective obligations of the Parties to effect the Transaction are subject to satisfaction (or waiver by Purchaser and the Seller, if permitted by law) at or prior to the closing of the following conditions:

•	all consents and filings with Governmental Authorities shall have been obtained or made;
•	each Party shall have performed in all material respects all covenants and agreements required to be performed at or prior to the Closing;
•	the Majority of Minority Vote is obtained;
•	Seller shall have obtained and delivered to Purchaser the written consents (or waivers with respect thereto) as described on Schedule 4 to the Asset Purchase Agreement;
•	the various Ancillary Agreements are executed and delivered; and

•

no Material Adverse Effect shall have occurred, which generally refers to a change, event, effect or occurrence that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, properties, assets or liabilities or prospects of the Business or the Assets taken as a whole, subject to certain exclusions relating to general economic, political, industry, or financial conditions, acts of war, changes in laws or accounting rules, and the Transaction.

Indemnification

Each Party will indemnify, defend, and hold the other party harmless from, against, and in respect of, and will compensate and reimburse the other party for, any and all losses (“Losses”) incurred, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by such Party in the Asset Purchase Agreement, or (ii) any breach of any covenant, agreement or undertaking made by such Party in the Asset Purchase Agreement. Claims for indemnification may be made through the date 12 months following the closing of the Transaction. Losses in respect of a claim for indemnification shall be reduced by the amount of any insurance proceeds actually received by the indemnified party with respect to such matter, and an indemnified party shall act in good faith and in a commercially reasonable manner to mitigate any Losses they may suffer as a result of an allowable claim for indemnification. Neither Party shall be required to pay an aggregate amount in excess of the Base Cash Payment Amount in respect of any Losses suffered by the other Party. The foregoing indemnification provision is the sole and exclusive remedy with respect to any and all claims under the Asset Purchase Agreement (except for fraudulent, criminal or intentional misconduct).

Termination of the Asset Purchase Agreement

The Asset Purchase Agreement may be terminated:

•	in writing by mutual consent of the Parties;
•

by written notice from Seller to Purchaser, in the event Purchaser (i) fails to perform in any material respect any of its agreements contained therein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained therein, which failure or breach is not cured within ten days following Seller having notified Purchaser of their intent to terminate the Asset Purchase Agreement; or

•

by written notice from Purchaser to Seller, in the event Seller (i) fails to perform in any material respect any of its agreements contained therein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained therein, which failure or breach is not cured within ten days following Purchaser having notified Seller of its intent to terminate the Asset Purchase Agreement.

In the event of termination of the Asset Purchase Agreement, the Asset Purchase Agreement will become void without liability on the part of any Party or its officers, directors or stockholders (with certain limited exceptions).

Transaction Costs

Except as otherwise provided in the Agreement, all fees and expenses incurred in connection with the Agreement and the transactions contemplated thereby will be paid by the party incurring such fees or expenses, whether or not the Transaction is consummated.

Governing Law

The Asset Purchase Agreement is governed by Delaware law.

Support Services Agreement

At the closing of the Transaction, the Parties have agreed to enter into the Support Services Agreement, pursuant to which Purchaser will agree to pay the Company for certain services we provide to Purchaser.  These services may include information technology, human resources, accounting, legal, technology operations (comprising physical and logical monitoring and maintenance of data centers), contracts administration, and other general and administrative services.  Purchaser will pay the Company its cost plus 5%, with a minimum of $3.5 million in the first year following closing and $1.5 million in the second year following closing (with the second year minimum payment subject to a minimum revenue threshold of Purchaser for such year).

INTERESTS OF RELATED PARTIES IN THE TRANSACTION

As previously described in this Proxy Statement, the Company entered into the Asset Purchase Agreement with Archenia, Inc., of which Russell C. Horowitz, Co-CEO of the Company, and Michael Arends, Co-CEO and Chief Financial Officer of the Company, are the controlling stockholders. Accordingly, all of the rights and obligations of Purchaser under the Asset Purchase Agreement indirectly affect the interests of Messrs. Horowitz and Arends, including the obligations to the pay the consideration to the Company.  In addition to paying the Base Cash Payment Amount at closing, Purchaser has agreed to pay the Company the Contingent Consideration based on revenues from the Call Marketplace Product, from the Local Leads Product and of Purchaser, in each case assuming certain thresholds are met.  Pursuant to the Support Services Agreement to be entered at closing, Purchaser will agree to pay the Company for certain services we provide to Purchaser at the Company’s cost plus 5%, with a minimum of $3.5 million in the first year following closing and $1.5 million in the second year following closing (with the second year minimum payment subject to a minimum revenue threshold of Purchaser for such year).  Whether and to what extent the payments in connection with the Contingent Consideration and the Support Services Agreement are made to the Company may be influenced by the future business performance, accounting decisions and reporting of Purchaser.  In addition, Messrs Horowitz and Arends enjoy certain rights to indemnification from the Company in the event it breaches the Asset Purchase Agreement.

In light of these different or additional interests, the Board formed the Special Committee, comprised solely of independent directors of the Company, to consider and negotiate the terms of the Transaction and to ensure the terms were fair, advisable to and in the best interests of the Company and its stockholders. On August 7, 2020, the Special Committee approved the Transaction and recommended that the Board do the same.

FINANCIAL INFORMATION

Consolidated Financial Statements of Marchex

Marchex’s audited consolidated financial statements as of and for the fiscal years ended December 31, 2019 and 2018, and the notes thereto, are contained in our annual report on Form 10-K that is incorporated by reference into this Proxy Statement.  Marchex’s unaudited condensed consolidated financial statements as of and for the fiscal quarters ended March 31, 2020 and June 30, 2020, and the notes thereto, are contained in our quarterly reports on Form 10-Q that are incorporated by reference into this Proxy Statement.

Unaudited Pro Forma Consolidated Financial Information

Marchex has prepared unaudited pro forma consolidated financial information and notes thereto for Marchex, which begin on page F-2. The unaudited pro forma consolidated financial information has been prepared from Marchex’s historical consolidated financial statements and give effect to the Transactions. There can be no assurance that the Transaction will be consummated. The unaudited pro forma consolidated financial statements should be read in conjunction with the historical financial statements of Marchex and the notes thereto.

Unaudited Special Purpose Combined Financial Statements for Marchex Carve Out

Unaudited special purpose combined financial statements and notes thereto for Marchex Carve Out are provided beginning on page F-8. The unaudited special purpose combined balance sheets were prepared as of December 31, 2018, December 31, 2019, and June 30, 2020. Unaudited special purpose combined statements of operation and cash flows were prepared for the years ended December 31, 2018 and 2019, and for the six month periods ended June 30, 2019 and 2020.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

To the Company’s knowledge, the following table sets forth information regarding the beneficial ownership of our Class A common stock and Class B common stock as of August 10, 2020 by:

•	each person (or group of affiliated persons) who is known by us to own beneficially more than 5% of the outstanding shares of our Class A common stock or Class B common stock;
•	each of our directors and nominees for director;
•	each of our current “named executive officers” (as defined in Regulation S-K Item 402); and
•	all of our current directors, nominees for director and executive officers as a group.

Percentage of beneficial ownership is based on 4,660,927 shares of our Class A common stock and 39,896,634 shares of our Class B common stock outstanding as of August 10, 2020. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or restricted stock units held by that person that are currently exercisable or exercisable or issuable upon vesting within 60 days of August 10, 2020, are deemed outstanding. These shares are not, however, deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as otherwise noted below, the address for each beneficial owner listed below is c/o Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101. Except as indicated in the footnotes below and except as subject to community property laws where applicable, the persons named in the table below have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them.

	Shares Beneficially Owned				% Total
	Class A Common Stock		Class B Common Stock		Voting
Name and, as appropriate, Address of Beneficial Owner	Shares	%	Shares	%	Power (1)
5% Security Holders:
Edenbrook Capital, LLC (2)	—	—	7,796,796	19.5	5.0
116 Radio Circle
Mount Kisco, NY 10549
Renaissance Technologies LLC (3)	—	—	2,587,172	6.5	1.7
800 Third Avenue New York, NY 10022
Harbert Discovery Fund, LP (4)	—	—	2,235,065	5.6	1.4
2100 Third Avenue North, Suite 600
Birmingham, AL 35203
Named Executive Officers and Directors:
Michael Arends (5)	—	—	1,505,631	3.7	*
Dennis Cline (6)	—	—	170,260	*	*
Donald Cogsville (7)	—	—	48,123	*	*
Russell C. Horowitz (8)	4,660,927	100.0	1,143,480	2.8	74.9
M. Wayne Wisehart (9)	—	—	286,145	*	*
All directors and executive officers as a group (5 persons) (10)	4,660,927	100.0	3,153,639	7.7	75.7

*	Beneficial ownership or total voting power, as the case may be, representing less than one percent.
(1)

Percentage of voting power represents voting power with respect to shares of our Class A common stock and Class B common stock, as a single class. Each holder of Class A common stock shall be entitled to 25 votes per share of Class A common stock and each holder of Class B common stock shall be entitled to 1 vote per share of

Class B common stock on all matters submitted to a vote of stockholders, except as may otherwise be required by law. The Class A common stock is convertible at any time by the holder into shares of Class B common stock on a share-for-share basis.

(2)

Based on the most recently available Schedule 13D/A filed with the SEC on July 22, 2020 by Edenbrook Capital, LLC (“Edenbrook”), an investment manager to certain private investment funds on its behalf; on behalf of Jonathan Brolin (“Brolin”), an individual; and on behalf of Edenbrook Long Only Value Fund, LP (“Edenbrook Fund”). Edenbrook and Brolin each report beneficial ownership of 7,796,796 shares of our Class B common stock, and shared voting and dispositive power as to 7,796,796 shares of our Class B common stock. Edenbrook Long Only Value Fund, LP reports beneficial ownership of 7,796,796 shares of our Class B common stock, and shared voting and dispositive power as to 6,788,133 shares of our Class B common stock.

(3)

Based on the most recently available Schedule 13G/A filed with the SEC on February 13, 2020 by Renaissance Technologies LLC ("Renaissance"), an investment advisor on its behalf and on behalf of Renaissance Technologies Holdings Corporation ("Renaissance Holdings Corporation"). Renaissance and Renaissance Holdings Corporation each report beneficial ownership of 2,587172 shares of our Class B common stock, sole voting power as to 2,417,857 shares of our Class B common stock, sole dispositive power as to 2,589,840 shares of our Class B common stock and shared dispositive power as to 6,332 shares of our Class B common stock.

(4)

Based on the most recently available Schedule 13D filed with the SEC on March 12, 2020 by Harbert Discovery Fund, LP; Harbert Discovery Fund GP, LLC; Harbert Fund Advisors, Inc.; Harbert Management Corporation; Jack Bryant; Kenan Lucas; and Raymond Harbert report beneficial ownership of 2,235,065 shares of our Class B common stock and shared voting and dispositive power with respect to 2,235,065 shares of our Class B common stock.

(5)

Includes: (1) 239,250 shares of restricted stock subject to vesting; (2) 678,277 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; (3) 10,500 shares of our Class B common stock held by the Nicole Marie Arends 2003 Trust for the benefit of Nicole Marie Arends, the daughter of Mr. Arends, for which shares Mr. Arends disclaims beneficial ownership; (4) 18,100 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Arends; and (5) 6,500 shares of Class B common stock held in an Individual Retirement Account for the benefit of Diana Arends, Mr. Arends’ wife.

(6)

Includes: (1) 22,500 shares of restricted stock subject to vesting; (2) 15,000 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; (3) 28,500 shares of our Class B common stock held by DMC Investments, LLC, a limited liability company of which Mr. Cline is the managing member; and (4) 10,000 shares of our Class B common stock held by the Colburn Cline Trust for the benefit of Colburn Cline, the son of Mr. Cline, for which shares Mr. Cline disclaims beneficial ownership.

(7)

Includes: (1) 22,500 shares of restricted stock subject to vesting; and (2) 17,500 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

(8)

Includes: (1) 4,660,927 shares of our Class A common stock held by MARRCH Investments, LLC; (2) 261,500 shares of restricted stock subject to vesting; (3) 579,062 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020; and (4) 5,000 shares of Class B common stock held in an Individual Retirement Account for the benefit of Mr. Horowitz. Mr. Horowitz is the managing member of MARRCH Investments, LLC and, as such, may be deemed to exercise voting and investment power over the shares held by this entity.

(9)

Includes 22,500 shares of restricted stock subject to vesting; and (2) 25,000 shares of Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

(10)

Includes an aggregate of: (1) 4,660,927 shares of our Class A common stock; (2) 1,838,800 shares of our Class B common stock which includes 20,500 shares for which beneficial ownership has been disclaimed; and (3) 1,314,839 shares of our Class B common stock subject to options that are currently exercisable or exercisable within 60 days of August 10, 2020.

PROPOSAL TWO: ADJOURNMENT PROPOSAL

We are asking you to approve a proposal to approve one or more adjournments of the Special Meeting to a later date or dates if necessary or appropriate to solicit additional proxies if there are insufficient votes to approve the Asset Sale Proposal at the time of the Special Meeting. If our stockholders approve the Adjournment Proposal, we could adjourn the Special Meeting and any adjourned session of the Special Meeting and use the additional time to solicit additional proxies, including the solicitation of proxies from stockholders that have previously returned properly executed proxies voting against approval of the Asset Sale Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Asset Purchase Agreement such that the Asset Sale Proposal would be defeated, we could adjourn the Special Meeting without a vote on the approval of the Asset Purchase Agreement and seek to convince the holders of those shares to change their votes to votes in favor of approval of the Asset Purchase Agreement. Additionally, we may seek to adjourn the Special Meeting if a quorum is not present at the Special Meeting.

Regardless of whether a quorum is present at the Special Meeting, the affirmative vote of the holders of a majority of the voting power of the issued and outstanding shares of our Common Stock entitled to vote, present and voting, via the Meeting Website or represented by proxy at the Special Meeting, is required to approve the Adjournment Proposal.

The Board believes that it is in the best interests of the Company and its stockholders to be able to adjourn the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional proxies in respect of the proposal to approve the Asset Purchase Agreement if there are insufficient votes to approve the Asset Purchase Agreement at the time of the Special Meeting.

THE BOARD UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE ADJOURNMENT PROPOSAL.

STOCKHOLDER PROPOSALS FOR
2021 ANNUAL MEETING OF STOCKHOLDERS

Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of the proxy rules promulgated by the SEC. Proposals of stockholders of the Company intended to be presented for consideration at our 2021 Annual Meeting of Stockholders must be received by the Company no later than April 22, 2021 and must otherwise comply with the requirements of Rule 14a‑8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) in order that they may be considered for inclusion in the proxy statement and form of proxy relating to that meeting. Stockholder proposals should be addressed to the attention of the Company’s General Counsel, 520 Pike Street, Suite 2000, Seattle, Washington 98101. Stockholders who wish to present a proposal at our 2021 Annual Meeting of Stockholders, other than one that will be included in our proxy materials, should send notice to the Company by August 2, 2021. If a stockholder proposal is not submitted by this date and it is properly brought before our 2021 Annual Meeting of Stockholders, we may exercise voting discretion to vote the proxies that the Board solicits for our 2021 Annual Meeting of Stockholders on such stockholder proposal in accordance with our best judgment. If a stockholder makes a timely notification, the people we name as proxies may still exercise discretionary voting authority under circumstances consistent with the proxy rules of the SEC. The corresponding proposal submission date for our 2020 Annual Meeting of Stockholders was July 28, 2020. We have discretionary authority to vote the proxies that the Board solicits for our 2020 Annual Meeting of Stockholders on any stockholder proposals properly brought before our 2020 Annual Meeting of Stockholders with respect to which the Company was not notified by that date.

HOUSEHOLDING OF PROXY MATERIALS

The SEC permits companies to send a single Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail one copy of this proxy statement, together with our Annual Report for the fiscal year ended December 31, 2019, to any household at which two or more stockholders reside, unless contrary instructions have been received, but only if we provide advance notice and follow certain procedures. In such cases, each stockholder continues to receive a separate Notice, and for those stockholders that elect to receive a paper copy of proxy materials in the mail, one copy of our fiscal 2019 Annual Report and this proxy statement. This householding process reduces the volume of duplicate information and reduces printing and mailing expenses.

We have not instituted householding for stockholders of record; however, certain brokerage firms may have instituted householding for beneficial owners of our Common Stock held through brokerage firms. If your family has multiple accounts holding our Common Stock, you may have already received householding notification from your broker. Please contact your broker directly if you have any questions or require additional copies of the Notice, our fiscal 2019 Annual Report and this proxy statement. The broker will arrange for delivery of a separate copy of the Notice, and, if so requested, a separate copy of these proxy materials promptly upon your written or oral request. You may decide at any time to revoke your decision to household, and thereby receive multiple copies.

OTHER MATTERS

The Board is not aware of any other matter other than those set forth in this Proxy Statement that will be presented for action at the Special Meeting. If other matters properly come before the Special Meeting, the persons appointed as proxies intend to vote the shares they represent in accordance with their best judgment in the interest of the Company.

WHETHER OR NOT YOU INTEND TO BE PRESENT AT THE SPECIAL MEETING, PLEASE COMPLETE, SIGN, DATE AND RETURN THE ENCLOSED PROXY AT YOUR EARLIEST CONVENIENCE.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information and reporting requirements of the Exchange Act, pursuant to which we file periodic reports, documents and other information with the SEC relating to our business, financial statements and other matters. These reports and other information may be accessed at www.sec.gov.  We also post the reports and other information we file with or furnish to the SEC on our website, www.marchex.com.

INCORPORATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this Proxy Statement documents we have filed with the SEC. This means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this Proxy Statement. We incorporate by reference the following documents (each SEC File No. 000-50658):

•	our annual report on Form 10-K for the year ended December 31, 2019, as filed with the SEC March 13, 2020 and amended on April 28, 2020;
•

our quarterly reports on Form 10-Q for the quarterly periods ended March 31, 2020 and June 30, 2020, as filed with the SEC on May 19, 2020 (amended on May 22, 2020) and August 10, 2020, respectively; and

•	our current reports on Form 8-K filed with the SEC on March 3, 2020, May 8, 2020 (two filings), May 11, 2020 (two filings, one amended May 15, 2020), and August 10, 2020 (two filings).

We are not, however, incorporating any documents or information that are deemed to be furnished and not filed in accordance with SEC rules and regulations.

You may obtain all documents we incorporate by reference through our website, www.marchex.com, and from the SEC at its website, www.sec.gov. We will also provide to each person to whom a proxy statement is delivered, upon written or oral request, any document we incorporate by reference but do not deliver with this Proxy Statement.  You may request a copy of these documents by contacting us at Marchex, Inc., 520 Pike Street, Suite 2000, Seattle, Washington 98101 or (206) 331‑3300.  If so requested, we will provide a copy of the incorporated filings at no cost within one (1) business day.

Any statement contained in a document incorporated by reference into this Proxy Statement will be deemed to be modified or superseded for purposes of this Proxy Statement to the extent that a statement contained in this Proxy Statement modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Proxy Statement.

By order of the Board of Directors
Dated: August 24, 2020

Michelle Paterniti
General Counsel and Secretary

INDEX TO FINANCIAL STATEMENTS

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION	F-2
UNAUDITED SPECIAL PURPOSE COMBINED FINANCIAL STATEMENTS OF MARCHEX CARVE OUT	F-8

UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are derived from the historical consolidated financial statements of Marchex, Inc. (“Marchex” or the “Company”) as of and for the six months ended June 30, 2020, and for the years ended December 31, 2018 and 2019, which are incorporated by reference herein. The pro forma adjustments give effect to the disposal of the Marchex Carve Out, as described below.

These unaudited pro forma condensed consolidated financial statements include adjustments to reflect the following:

•	the sale of all of Marchex’s interest in the Marchex Carve Out assets, liabilities, and operations;
•	the proceeds received from the sale, including a 10% equity interest in the entity purchasing the Marchex Carve Out;
•

the effects of the anticipated Support Services Agreement between Marchex and the Purchaser of Marchex Carve Out at the level of services expected during the first year of the Support Services Agreement term.

The pro forma financial information reflects the accounting treatment of the Marchex Carve Out as discontinued operations within Marchex’s pro forma historical balance sheet and statement of operations.  The basis of accounting applied to discontinued operations can differ from the basis of accounting used in preparing the unaudited special purpose combined financial statement of the Marchex Carve Out, included elsewhere in this proxy statement.  Furthermore, amounts reflected within discontinued operations reflect anticipated accounting treatment and, in some cases, are based on estimates of expected value.  Final values may differ significantly in the event the Transaction closes and are expected to reflect changes that occur from now until closing of the transaction.

The unaudited pro forma consolidated balance sheet as of June 30, 2020, is presented to reflect adjustments Marchex’s balance sheet as if the Transaction were completed on June 30, 2020.  Marchex believes that the cash balance that ultimately will be transferred to the Purchaser at the closing of the Transaction will be significantly below the balance that existed as of June 30, 2020.

The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2020, and for the years ended December 31, 2018 and 2019 are presented as if the Transaction were completed on January 1, 2018.  The discontinued operations column in the pro forma consolidated statements of operations reflects the operations of Marchex Carve Out excluding any allocation of corporate overhead.  Pro Forma adjustments reflect aspects of the Support Services Agreement that are expected to be received by the Company for providing overhead-related services post Transaction. Part of the Transaction consideration includes cancellation of stock-based awards, which have a total unamortized expense amount of approximately $350,000 as of June 30, 2020.  No entries have been made to the pro forma statement of operations for the cancellations.

The following unaudited pro forma condensed consolidated financial statements should be read in conjunction with:

•	the accompanying notes to the unaudited pro forma consolidated financial statements;
•	the audited consolidated financial statements and accompanying notes of Marchex, Inc., incorporated by reference herein;
•	the unaudited special purpose combined financial statements of the Marchex Carve Out contained elsewhere in this proxy statement.

The unaudited pro forma condensed consolidated financial data has been presented for informational purposes only. The assumptions used and pro forma adjustments derived from such assumptions are based on currently available information, and the Company believes such assumptions are reasonable under the circumstances.  The pro forma data is not necessarily indicative of our results of operations or financial condition had the Transaction been completed on the dates assumed.  In addition, they are not necessarily indicative of our future results of operations or financial condition.

Marchex, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of June 30, 2020
(in thousands)

	Marchex, Inc. Historical	Discontinued Operations	Pro Forma Adjustments		Marchex, Inc. Pro Forma
Assets
Current assets:
Cash and cash equivalents	$46,777	$(666)	$2,250	(a)	$48,361
Accounts receivable, net	16,148	(9,121)	—		7,027
Prepaid expenses and other current assets	2,444	(92)	—		2,352
Total current assets	65,369	(9,879)	2,250		57,740
Property and equipment, net	3,206	(75)	—		3,131
Right-of-use lease asset	6,221	—	—		6,221
Other assets, net	1,076	—	120	(b)	1,196
Equity Investment	—	—	281	(c)	281
Goodwill	19,132	(1,535)	—		17,597
Intangible assets from acquisitions, net	10,614	—	—		10,614
Total assets	$105,618	$(11,489)	$2,651		$96,780
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$8,321	$(6,120)	$—		$2,201
Accrued expenses and other current liabilities	9,700	(681)	220	(d)	9,239
Current portion of acquisition related liabilities	277	—	—		277
Deferred revenue and deposits	1,911	(214)	—		1,697
Lease liability, current	1,675	—	—		1,675
Loan obligation, current	5,292	(127)	—		5,165
Total current liabilities	27,176	(7,142)	220		20,254

Deferred tax liabilities	162	—	—		162
Lease liability, non-current	5,834	—	—		5,834
Total liabilities	33,172	(7,142)	220		26,250
Commitments and contingencies
Stockholders' equity	72,446	(4,347)	2,431	(e)	70,530
Total liabilities and stockholders' equity	$105,618	$(11,489)	$2,651		$96,780

Marchex, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

For the six months ended June 30, 2020

(in thousands, except per share amounts)

	Marchex, Inc. Historical	Discontinued Operations	Pro Forma Adjustments		Marchex, Inc. Pro Forma
Revenue	$50,632	$(25,908)	—		$24,724
Expenses
Service costs (1)	29,702	(19,439)	(100)	(f)	10,163
Sales and marketing (1)	10,429	(1,777)	(50)	(f)	8,602
Product development (1)	11,929	(1,334)	(50)	(f)	10,545
General and administrative (1)	6,775	(277)	(1,550)	(f)	4,948
Amortization of intangible assets from acquisitions (2)	2,969	—	—		2,969
Acquisition related costs (benefit)	(996)	—	—		(996)
Total operating expenses	60,808	(22,827)	(1,750)		36,231
Impairment of goodwill	(14,213)	1,141	—		(13,072)
Impairment of intangible assets from acquisitions	(5,903)	—	—		(5,903)
Income (loss) from operations	(30,292)	(1,940)	1,750		(30,482)
Other income (loss)	—		104	(g)	104
Interest income, net	142	—	—		142
Income (loss) before provision for income taxes	(30,150)	(1,940)	1,854		(30,236)
Income tax (benefit) expense	(767)	—	—	(h)	(767)
Net loss applicable to common stockholders	$(29,383)	$(1,940)	$1,854		$(29,469)
Earnings (Loss) Per Common Share (“EPS”):
Basic and diluted net loss per Class A share applicable to common stockholders	$(0.62)				$(0.63)
Basic and diluted net loss per Class B share applicable to common stockholders	$(0.62)				$(0.63)

Weighted average common shares outstanding for basic EPS:
Class A	4,661				4,661
Class B	42,382				42,382

Weighted average common shares outstanding for diluted EPS:
Class A	4,661				4,661
Class B	47,043				47,043
(1) Excludes amortization of intangibles from acquisitions
(2) Components of amortization of intangibles from acquisitions
Service costs	$1,384	—	—		$1,384
Sales and marketing	1,179	—	—		1,179
General and administrative	406	—	—		406
Total	$2,969	$—	$—		$2.969

Marchex, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2019

(in thousands, except per share data)

	Marchex, Inc. Historical	Discontinued Operations	Pro Forma Adjustments		Marchex, Inc. Pro Forma
Revenue	$106,132	$(51,643)			$54,489
Expenses
Service costs (1)	56,537	(37,560)	(200)	(f)	18,777
Sales and marketing (1)	16,651	(3,803)	(100)	(f)	12,748
Product development (1)	20,127	(2,675)	(100)	(f)	17,352
General and administrative (1)	13,516	(496)	(3,100)	(f)	9,920
Amortization of intangible assets from acquisitions (2)	6,263	—	—		6,263
Acquisition and disposition-related costs (benefit)	(447)	—	—		(447)
Total operating expenses	112,647	(44,534)	(3,500)		64,613
Impairment of goodwill	—	—	—		—
Impairment of intangible assets from acquisitions	—	—	—		—
Income (loss) from operations	(6,515)	(7,109)	3,500		(10,124)
Other income (loss)	(27)	—	282	(g)	255
Interest income	779	—	—		779
Income (loss) before provision for income taxes	(5,763)	(7,109)	3,782		(9,090)
Income tax (benefit) expense	(1,721)	—	—	(h)	(1,721)
Net income (loss) applicable to common stockholders	$(4,042)	$(7,109)	$3,782		$(7,369)
Earnings (Loss) Per Common Share (“EPS”):
Basic and diluted net loss per Class A share applicable to common stockholders	$(0.09)				$(0.16)
Basic and diluted net loss per Class B share applicable to common stockholders	$(0.09)				$(0.16)

Weighted average common shares outstanding for basic EPS:
Class A	4,793				4,793
Class B	40,667				40,667

Weighted average common shares outstanding for diluted EPS:
Class A	4,793				4,793
Class B	45,460				45,460
(1) Excludes amortization of intangibles from acquisitions
(2) Components of amortization of intangibles from acquisitions:
Service costs	$2,331	—	—		$2,331
Sales and marketing	2,497	—	—		2,497
General and administrative	1,435	—	—		1,435
Total	$6,263	$—	$—		$6,263

Marchex, Inc.

Unaudited Pro Forma Consolidated Statement of Operations

Year Ended December 31, 2018

(in thousands, except per share data)

	Marchex, Inc. Historical	Discontinued Operations	Pro Forma Adjustments		Marchex, Inc. Pro Forma
Revenue	$85,251	$(45,489)			$39,762
Expenses
Service costs (1)	47,804	(33,166)	(200)	(f)	14,438
Sales and marketing (1)	13,788	(3,642)	(100)	(f)	10,046
Product development (1)	15,423	(2,090)	(100)	(f)	13,233
General and administrative (1)	10,881	—	(3,100)	(f)	7,781
Amortization of intangible assets from acquisitions (2)	781	—	—		781
Acquisition and disposition-related costs (benefit)	462	—	—		462
Total operating expenses	89,139	(38,898)	(3,500)		46,741
Impairment of goodwill	—	—	—		—
Impairment of intangible assets from acquisitions	—	—	—		—
Income (loss) from operations	(3,888)	(6,592)	3,500		(6,980)
Other income (loss)	(20)	—	241	(g)	221
Interest income	1,074	—	—		1,074
Income (loss) before provision for income taxes	(2,834)	(6,592)	3,741		(5,685)
Income tax (benefit) expense	(156)	—	—	(h)	(156)
Net income (loss) applicable to common stockholders	$(2,678)	$(6,592)	$3,741		$(5,529)
Earnings (Loss) Per Common Share (“EPS”):
Basic and diluted net loss per Class A share applicable to common stockholders	$(0.06)				$(0.13)
Basic and diluted net loss per Class B share applicable to common stockholders	$(0.06)				$(0.13)
Weighted average common shares outstanding for basic EPS:
Class A	5,056				5,056
Class B	37,390				37,390
Weighted average common shares outstanding for diluted EPS:
Class A	5,056				5,056
Class B	42,446				42,446
(1) Excludes amortization of intangibles from acquisitions
(2) Components of amortization of intangibles from acquisitions
Service costs	$302	—	—		$302
Sales and marketing	295	—	—		295
General and administrative	184	—	—		184
Total	$781	$—	$—		$781

Marchex, Inc.

Notes to Unaudited Pro Forma Consolidated Condensed Financial Information

(a)	Reflects the cash consideration received as part of Transaction closing.
(b)

The Company’s preliminary evaluation of the Transaction identified certain contingent consideration that qualifies as a derivative and that is not subject to the derivative accounting scope exception under U.S. generally accepted accounting principles.  Accordingly, this derivative is reflected on the pro forma consolidated balance sheet at preliminary estimate of its fair value.

(c)

Reflects Marchex’s estimate of its equity interest in the Purchaser, received as part of the Transaction consideration. Final values may differ significantly in the event the Transaction closes and are expected to reflect changes that occur from now until the closing of the transaction.

(d)

Reflects costs incurred by Marchex directly attributable to the Transaction that are not yet reflected on Marchex’s balance sheet as of June 30, 2020. Such amounts are not included in the pro forma consolidated statements of operations, as these costs are considered to be nonrecurring in nature.

(e)	Reflects the equity impact of assets and liabilities recorded as the result of the Transaction.
(f)

Reflects estimated expense recovery from performing services under the Support Services Agreement, to the extent not already reflected as part of discontinued operations adjustments.  Marchex estimated amounts it expects to receive for services provided to Purchaser for the first twelve months under the Support Services Agreement for purposes of the pro forma adjustment.  The following table reflects Marchex’s pro forma pre-tax income (loss) assuming it receives different amounts for services:

	Marchex, Inc. Pre-Tax Income (Loss)
	Year ended December 31, 2018	Year ended December 31, 2019	Six months ended June 30, 2020
Annual Support Service Agreement Proceeds*
$4,500	$(4,763)	$(8,168)	$(29,776)
$3,500	(5,685)	(9,090)	(30,237)
$2,500	(6,607)	(10,012)	(30,698)
$1,500	(7,529)	(10,934)	(31,159)
$500	(8,529)	(11,934)	(31,659)
$0	(9,029)	(12,434)	(31,909)

*	For services not already reflected within discontinued operations.
(g)	Reflects Marchex’s equity interest in the net income of the Purchaser, which is part of the Transaction consideration to be received by Marchex at the closing of the Transaction.
(h)	No tax effects of pro forma adjustments have been recorded due to the extent of the Company’s tax loss carryforwards reduced by valuation allowances.

UNAUDITED SPECIAL PURPOSE COMBINED FINANCIAL STATEMENTS OF

MARCHEX CARVE OUT

Marchex Carve Out

Unaudited Special Purpose Combined Balance Sheet

(in thousands)

	As of December 31,		As of June 30,
	2018	2019	2020
Assets
Current assets
Cash and cash equivalents	$—	$795	$666
Accounts receivable, net	8,519	10,279	9,121
Prepaid expenses and other current assets	68	83	92
Total current assets	8,587	11,157	9,879
Property and equipment, net	73	80	75
Deferred income tax assets, net	1,145	771	817
Total assets	$9,806	$12,008	$10,771
Liabilities and Marchex Net Investment
Current liabilities
Accounts payable	$5,340	$6,500	$6,120
Accrued expenses and other current liabilities	476	659	681
Deferred revenue and deposits	248	310	214
Loan obligations, current	—	—	127
Total current liabilities	6,064	7,469	7,142
Total liabilities	6,064	7,469	7,142
Commitments and contingencies
Marchex net investment	3,742	4,539	3,629
Total liabilities and Marchex net investment	$9,806	$12,008	$10,771

See accompanying Notes to Unaudited Special Purpose Combined Financial Statements.

Marchex Carve Out

Unaudited Special Purpose Combined Statements of Operations

(in thousands)

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Revenue	$45,489	$51,643	$25,319	$25,908
Expenses:
Service costs	33,468	37,837	18,600	19,572
Sales and marketing	4,299	4,489	2,256	2,354
Product development	3,629	4,024	1,813	2,023
General and administrative	3,643	4,054	2,098	2,043
Total operating expenses	45,039	50,404	24,767	25,992
Income (loss) from operations	450	1,239	552	(84)
Income (loss) before provision for income taxes	450	1,239	552	(84)
Income tax (benefit) expense	257	391	173	(46)
Net income (loss)	$193	$848	$379	$(38)

See accompanying Notes to Unaudited Special Purpose Combined Financial Statements.

Marchex Carve Out

Unaudited Special Purpose Combined Statement of Cash Flows

(in thousands)

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Cash flows from operating activities:
Net income (loss)	$193	$848	$379	$(38)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation	70	51	23	24
Shared asset usage charge	440	365	176	195
Allowance for doubtful accounts and advertiser credits	21	142	150	714
Deferred income taxes	243	374	165	(46)
Stock-based compensation	1,064	976	411	606
Change in certain assets and liabilities:
Accounts receivable, net	1,268	(1,901)	(519)	444
Prepaid expenses, other current assets, and other assets	(1)	(15)	(37)	(9)
Accounts payable	830	1,160	303	(381)
Accrued expenses and other current liabilities	(33)	183	91	21
Deferred revenue and deposits	10	62	2,009	(96)
Net cash provided by operating activities	4,105	2,245	3,151	1,434
Cash flows from investing activities:
Purchases of property and equipment	(38)	(58)	(9)	(19)
Net cash used in investing activities	(38)	(58)	(9)	(19)
Cash flows from financing activities:
Proceeds from loan facilities	—	—	—	127
Change in Marchex net investment	(4,067)	(1,392)	(3,142)	(1,671)
Net cash used in financing activities	(4,067)	(1,392)	(3,142)	(1,544)
Net change in cash and cash equivalents	—	795	—	(129)
Cash and cash equivalents at beginning of period	—	—	—	795
Cash and cash equivalents at end of period	$—	$795	$—	$666

See accompanying Notes to Unaudited Special Purpose Combined Financial Statements.

Marchex Carve Out

Notes to Unaudited Special Purpose Combined Financial Statements

(1) Description of Business and Basis of Presentation

(a) Description of Business

Marchex, Inc. (“Marchex” or the “Company”) is a call analytics company that helps businesses connect, drive, measure, and convert callers into customers. Marchex provides products and services for businesses of all sizes that depend on consumer phone calls or texts to drive sales. Marchex also delivers performance-based, pay-for-call advertising across numerous mobile and online publishers to connect consumers with businesses over the phone.

On August 7, 2020 Marchex entered into a definitive agreement to divest to a related party group (the “Transaction”) its Local Leads Platform, Call Marketplace and other assets and operations not related to core conversational analytics (the “Marchex Carve Out”).  Consideration receivable at close consists of cash and non-cash components, including a minority equity interest in the company acquiring the assets and operations (the “Purchaser”).  The Transaction also includes contingent consideration, whereby Marchex would receive additional payments based on achievement of future outcomes.  The Transaction is subject to stockholder approval and other closing conditions.  Should these closing conditions be satisfied, Marchex expects the Transaction to close in Q4 2020.

These unaudited special purpose combined financial statements represent the combined financial position, results of operations and cash flows of the Marchex Carve Out.

(b) Basis of Presentation

The unaudited special purpose combined financial statements of the Marchex Carve Out are presented in accordance with U.S. generally accepted accounting principles (“GAAP”). The Marchex Carve Out represents integrated assets, liabilities and operations of Marchex and does not represent a stand-alone entity. The financial information included herein was derived from the consolidated financial statements and accounting records of Marchex and may not necessarily reflect the combined financial position, results of operations and cash flows of the Marchex Carve Out in the future or what they would have been had the Marchex Carve Out operated as a separate, stand-alone entity during the periods presented. The unaudited special purpose combined financial statements of the Marchex Carve Out include all of the assets, liabilities, revenue, expenses and cash flows of the Marchex Carve Out, as well as expense allocations deemed reasonable by management, to present the combined financial position, results of operations and cash flows of the Marchex Carve Out on a stand-alone basis. The unaudited special purpose combined financial statements only include assets and liabilities that are specifically attributable to the Marchex Carve Out. Management believes expense allocations are reasonable; however, they may not be indicative of the actual level of expense that would have been incurred by the Marchex Carve Out if such operations had operated as a separate, standalone entity or of the costs expected to be incurred in the future. Refer to Note 9 for further information related to expense allocation methodologies.

All intercompany accounts and transactions have been eliminated in preparing the unaudited special purpose combined financial statements of Marchex Carve Out. The Marchex Carve Out operates within multiple Marchex legal entities, and transactions among and between Marchex legal entities (i) include certain transactions unrelated to Marchex Carve Out; and (ii) for those transactions that do relate to Marchex Carve Out, do not always capture results for Marchex Carve Out on a stand-alone basis.

(c) The Impact of COVID-19 on Marchex Carve Out’s Results of Operations

In late 2019, an outbreak of COVID-19 emerged and by March 11, 2020 was declared a global pandemic by the World Health Organization. Across the United States and the world, governments and municipalities instituted measures in an effort to control the spread of COVID-19, including quarantines, shelter-in-place orders, school closings, travel restrictions and the closure of non-essential businesses. By the end of March, the macroeconomic impacts became significant, exhibited by, among other things, a rise in unemployment and market volatility.

In March 2020 and through the quarter ended June 30, 2020, a decline in revenues occurred due to the impact of COVID-19 and the related reductions in global economic activity and reduced spending by its customers in response to the macroeconomic impact. The realized and potential credit deterioration of its customers due to changes in the macroeconomic environment was also assessed, which has been reflected in an increase in the allowance for credit losses for accounts receivable in the six months ended June 30, 2020.

(2) Significant Accounting Policies

(a)	Cash and Cash Equivalents

Marchex Carve-Out considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Refer to Note 9 for further information related to cash management.

(b)	Accounts Receivable

Accounts receivable are recorded at the invoiced amount and do not bear interest. Accounts receivable balances are presented net of allowance for doubtful accounts and allowance for advertiser credits.

Allowance for Doubtful Accounts

The allowance for doubtful accounts reflects the best estimate of the amount of probable credit losses in existing accounts receivable. The allowance is based on analysis of historical bad debts, advertiser concentrations, advertiser credit-worthiness and current economic trends. Past due balances over 90 days and specific other balances are reviewed individually for collectability. The allowance is reviewed for collectability quarterly. Account balances are written off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

The allowance for doubtful accounts activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Charge (benefit) to expenses	Write-offs, net of recoveries	Balance at end of period
December 31, 2018	256	(16)	8	232
December 31, 2019	232	18	43	207
June 30, 2020	207	113	16	304

Allowance for Advertiser Credits

The allowance for advertiser credits reflects the best estimate of the amount of expected future reductions in advertisers’ payment obligations related to delivered services. The allowance for advertiser credits is based on analysis of historical credits.

The allowance for advertiser credits activity for the periods indicated is as follows (in thousands):

	Balance at beginning of period	Additions charged against revenue	Credits processed and other	Balance at end of period
December 31, 2018	72	37	81	28
December 31, 2019	28	124	152	—
June 30, 2020	—	601	214	387

(c)	Property and Equipment

Property and equipment are stated at cost. Depreciation on computers and other related equipment, purchased and internally developed software, and furniture and fixtures is calculated on the straight-line method over the estimated useful lives of the assets, generally averaging three years.  Leasehold improvements are amortized straight-line over the shorter of the lease term or estimated useful lives of the assets generally ranging from five to eight years.

(d)	Revenue Recognition

The majority of revenue is generated from advertisers who use Marchex Carve Out’s pay-for-call advertising products and services. Revenue also consists of payments from reseller partners for use of Marchex Carve Out’s local leads platform and marketing services, which they offer to their small business customers. Customers typically receive the benefit of Marchex Carve Out’s services as they are performed and substantially all of our revenue is recognized over time as the services are performed.

Financial Accounting Standards Board (FASB) Accounting Standards Codification (ASC) Topic 606, Revenue from Contracts with Customers, (ASC 606) was adopted on January 1, 2018 using the modified retrospective approach for all contracts not completed as of the date of initial application, referred to as open contracts.

Marchex Carve Out’s call marketplace services offer advertisers and advertising service providers’ ad placements across our distribution network. Advertisers or advertising service providers are charged on a pay-for-call or cost-per-action basis. For pay-for-call advertising, revenue is recorded upon delivery of qualified and reported phone calls or other action to advertisers or advertising service providers’ listings, which occurs when a mobile, online or offline user makes a phone call, clicks, or completes a specified action on any of their advertisements after it has been placed by Marchex Carve Out or a distribution partner. Each qualified phone call or specified action on an advertisement listing represents a completed transaction. For cost-per-action services,  revenue is recognized when a user makes a phone call from an applicable advertiser’s listing or is redirected from a Marchex Carve Out website or a third-party website in Marchex Carve Out’s distribution network to an advertiser website and completes the specified action.

Revenue is also recognized from reseller partners utilizing the local leads platform.  Account fees and/or agency fees for the local leads platform are generated based on a percentage of the cost of every call or click delivered to advertisers. The reseller partners engage the advertisers and are the principal for the transaction, and Marchex, on behalf of Marchex Carve Out, in certain instances is only financially liable to the publishers in the capacity as a collection agency for the amount collected from the advertisers. Revenue is recognized for these fees under the net revenue recognition method. In limited arrangements where resellers pay a fee for fulfilling an advertiser’s campaign in its distribution network, Marchex Carve Out acts as the principal and recognizes revenue for these fees under the gross revenue recognition method.

For the years ended December 31, 2018 and 2019, revenues disaggregated by service type were $38.9 million and $47.5 million, respectively for performance based advertising services and $6.6 million and $4.1 million, respectively, for local leads services. For the six months ended June 30, 2019 and 2020, revenues disaggregated by service type were $23.0 million and $24.4 million, respectively, for performance based advertising services and $2.3 million and $1.5 million, respectively, for local leads services.

The majority of Marchex Carve Out customers are invoiced on a monthly basis following the month of the delivery of services and are required to make payments under standard credit terms. A customer refund liability accrual is established, which is included in accrued expenses and other current liabilities in the unaudited special purpose combined balance sheet, to reflect the estimated amount of expected future reductions in advertisers’ payment obligations related to delivered services based on analysis of historical credits. The balance associated with the customer refund liability accrual in Marchex Carve Out’s unaudited special purpose combined balance sheet was $52,000, and $97,000 as of December 31, 2018 and 2019, respectively, and $82,000 as of June 30, 2020. Customer payments received in advance of revenue recognition are also contract liabilities and are recorded as deferred revenue and deposits. The deferred revenue and deposit balance in Marchex Carve Out’s unaudited special purpose combined balance sheet as of December 31, 2018 and 2019 was $248,000 and $310,000, respectively, and as of June 30, 2020 was $214,000.

Marchex, on behalf of Marchex Carve Out, has entered into agreements with various third-party distribution partners in order to expand Marchex Carve Out’s distribution network, which includes third-party mobile and online search engines and applications, mobile carriers, directories, destination sites, shopping engines, Internet domains or web sites, other targeted web-based content, and offline sources. These partners provide distribution for pay-for-call advertisement listings, which contain all tracking numbers and/or URL strings. Marchex Carve Out generally compensates these distribution partners based on a percentage of revenue or a fixed amount per phone call or other action on these listings. Marchex Carve Out acts as the principal and is responsible for providing customer and administrative services to the advertiser. The revenue derived from advertisers who receive paid introductions through Marchex Carve Out as supplied by distribution partners is reported gross based upon the amounts received from the advertiser. Certain revenue for certain agency or reseller contracts with advertisers is recognized under the net revenue recognition method. Under these specific agreements, listings on behalf of advertisers are purchased by Marchex Carve Out from its distribution network. Marchex Carve Out earns account fees and also agency fees based on the total amount of the purchase made on behalf of these advertisers. Under these agreements, Marchex Carve Out’s advertisers are primarily responsible for choosing the publisher and determining pricing, and Marchex, acting on behalf of Marchex Carve out, in certain instances is only financially liable to the publisher for the amount collected from its advertisers. This creates a sequential liability for media purchases made on behalf of advertisers. In certain instances, the web publishers engage the advertisers directly and an agency fee is earned based on the total amount of the purchase made by the advertiser. In limited arrangements, fees are earned from resellers for fulfilling an advertiser’s campaign in Marchex Carve Out’s distribution network and Marchex Carve Out act as the primary obligor. Marchex Carve Out  recognizes revenue for these fees under the gross revenue recognition method.

For arrangements that include multiple performance obligations, the transaction price from the arrangement is allocated to each respective performance obligation based on its relative standalone selling price and recognized when revenue recognition criteria for each performance obligation are met. The standalone selling price for each performance obligation is established based on the sales price at which Marchex Carve Out would sell a promised good or service separately to a customer or the estimated standalone selling price.

In certain cases, revenue is recorded based on available and reported preliminary information from third parties. Collection on the related receivables may vary from reported information based upon third-party refinement of the estimated and reported amounts owed that occurs subsequent to period ends.

(e) Service Costs

The largest component of service costs consists of fees payable to distribution partners for access to their mobile, online, offline, or other user traffic. Marchex, on behalf of Marchex Carve Out, enters into agreements of varying durations with distribution partners that integrate Marchex Carve Out services into their web sites, indexes or other sources of user traffic. The primary economic structure of the distribution partner agreements is a variable payment based on a specified percentage of revenue. These variable payments are often subject to minimum payment amounts per phone call or other action. Other payment structures that to a lesser degree exist include: 1) variable payments based on a specified metric, such as number of paid calls/texts or other actions, 2) fixed payments, based on a guaranteed minimum amount of usage delivered, and 3) a combination arrangement with both fixed and variable amounts that may be paid in advance.

Fees payable to distribution partners are expensed based on whether the agreement provides for variable or fixed payments. Agreements with variable payments based on a percentage of revenue, number of paid phone calls/texts or other metrics are expensed as incurred based on the volume of the underlying activity or revenue multiplied by the agreed-upon price or rate. Agreements with fixed payments and with minimum guaranteed amounts of usage are expensed as the greater of the pro-rata amount over the term of arrangement or the actual usage delivered to date based on the contractual revenue share.

Service costs also include network operations and customer service costs that consist primarily of costs associated with providing performance based advertising and marketing services. These costs include telecommunication costs, including the use of phone numbers for providing call based advertising services, colocation service charges and depreciation of network equipment and software, bandwidth and software license fees, payroll and expenses of related personnel, and stock-based compensation. Other service costs include license and content fees, costs to maintain our websites, credit card processing fees and domain name and related renewal and registration costs.

(f)	Advertising Expenses

Advertising costs are expensed as incurred and include mobile and online advertising and related outside marketing activities, including sponsorships and trade shows. Such costs are included in sales and marketing. Advertising costs were approximately $485,000 and $490,000 for the years ended December 31, 2018 and 2019, respectively, and were approximately $226,000 and $195,000 for the six months ended June 30, 2019 and 2020, respectively.

(g)	Product Development

Product development costs consist primarily of expenses incurred in the research and development, creation, and enhancement of the products and services. Research and development costs are expensed as incurred and include compensation and related expenses, costs of computer hardware and software, and costs incurred in developing features and functionality of the services. For the periods presented, substantially all of the product development expenses are research and development. Product development costs are expensed as incurred or capitalized into property and equipment in accordance with FASB ASC Topic 350, Intangibles – Goodwill and Other. FASB ASC Topic 350 requires that cost incurred in the preliminary project and post-implementation stages of an internal use software project be expensed as incurred and that certain costs incurred in the application development stage of a project be capitalized.

(h)	Income Taxes

Income taxes are provided using the asset and liability method. Under this method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred income taxes reflect the tax effect of net operating losses and the net tax effects of temporary differences and are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax law is recognized in results of operations in the period that includes the enactment date. Valuation allowances are established when management determines that it is more likely than not that some portion or the entire deferred tax asset will not be realized.

Marchex Carve Out’s results of operations have historically been included in the consolidated U.S. federal income tax returns of Marchex and applicable state income tax returns. The income tax amounts reflected in the unaudited special purpose combined financial statements have been determined as if Marchex Carve Out filed a separate income tax return for both U.S. federal and applicable states (the “separate return method”). Marchex Carve Out’s current income tax liabilities related to these separate income tax returns, including any applicable penalties and interest, are treated as being settled with Marchex as of the end of each period.

From time to time, transactions occur in which the tax consequences may be subject to uncertainty. Significant judgment is required in assessing and estimating the tax consequences of these transactions. In evaluating the exposure associated with various tax filing positions, accrued charges for uncertain positions are established. Resolution of uncertain tax positions will impact the effective tax rate when settled. No significant interest or penalty accruals currently exist. The provision for income taxes includes the impact of contingency provisions and changes to contingencies that are considered appropriate.

(i)	Stock-Based Compensation

Stock-based compensation cost is measured at the grant date based on the fair value of the award and recognized as expense, over the vesting or service period, as applicable, of the stock award using the straight-line method.  Forfeitures are accounted for as they occur.

(j)	Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Significant estimates relate to several financial statement amounts within these unaudited special purpose combined financial statements, including revenues, allowance for doubtful accounts, allowance for advertiser credits, useful lives for property and equipment the fair value of stock option awards, the valuation allowance for deferred tax assets, and the allocation of charges for corporate shared support functions and shared asset usage. Actual results could differ from those estimates.

(k)	Concentrations

The advertisers representing more than 10% of revenue are as follows:

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Advertiser A	38%	43%	44%	43%
Advertiser B	36%	30%	29%	32%

Advertiser A is also a distribution partner.

The outstanding receivable balance for each advertiser representing more than 10% of accounts receivable is as follows:

	At December 31,		At June 30,
	2018	2019	2020
Advertiser A	26%	14%	33%
Advertiser B	58%	71%	46%

In certain cases, Marchex Carve Out may engage directly with one or more advertising agencies who act on an advertiser’s behalf.  In addition, an advertising agency may represent more than one advertiser that utilizes the Marchex Carve Out’s products and services. One advertising agency represented 26% of revenue for both of the years ended December 31, 2018 and 2019, and 24% and 30% for the six month periods ended June 30, 2019 and 2020, respectively. This same advertising agency represented 43% and 64% of accounts receivable as of December 31, 2018 and 2019, respectively, and 45% of accounts receivable as of June 30, 2020.

A significant amount of revenue earned from advertisers is generated through arrangements with distribution partners. Any or all of these arrangements may not be successfully renewed, or, if they are renewed, they may not be on terms as favorable as current arrangements. Marchex Carve Out may not be successful in entering into agreements with new distribution partners or advertisers on commercially acceptable terms. In addition, several of these distribution partners or advertisers may be considered potential competitors. There were no distribution partners for which costs exceeded 10% of revenue for the year ended December 31, 2018.  For the year ended December 31, 2019, Marchex Carve Out incurred costs for one distribution partner of 11% of revenue. For the six months ended June 30, 2019, Marchex Carve Out incurred costs from one distribution partner of 13% of revenue. There were no distribution partners for which costs exceeded 10% of revenue for the six months ended June 30, 2020.

(l)	Guarantees

FASB ASC Topic 460, Guarantees provides accounting guidance surrounding liability recognition and disclosure requirements related to guarantees. In the ordinary course of business, Marchex, acting on behalf of Marchex Carve Out, is not subject to the potential obligations under guarantees that fall within the scope of FASB ASC Topic 460 except for standard indemnification provisions that are contained within many advertiser and distribution partner agreements.  These provisions give rise only to the disclosure requirements prescribed by FASB ASC Topic 460.

(3) Geographic Revenue Information

Revenues from advertisers by geographical areas are tracked on the basis of the location of the advertiser. The vast majority of Marchex Carve Out revenue and accounts receivable are derived from domestic sales to advertisers engaged in various mobile, online and other activities. For all periods presented, revenues from countries other than the United States are less than 1% of revenue.

(4) Property and Equipment

Property and equipment consisted of the following (in thousands):

	At December 31,		At June 30,
	2018	2019	2020
Computer and other related equipment	$145	$146	$140
Less: Accumulated depreciation	(72)	(66)	(65)
Property and equipment, net	$73	$80	$75

Depreciation expense related to property and equipment was approximately $70,000 and $51,000 for the years ended December 31, 2018 and 2019, respectively, and $23,000 and $24,000 for the six months ended June 30, 2019 and 2020, respectively.  Shared asset charges for Marchex Carve Out’s use of Marchex’s property and equipment is discussed further in Note 9.

(5) Stock-Based Compensation

Marchex grants stock-based awards, including stock options, restricted stock awards, and restricted stock units to certain employees, including those of Marchex Carve Out and other employees that provide services to Marchex Carve Out. Stock-based compensation cost is measured at the grant date based on the fair value of the award and recognized as expense over the vesting or service period, as applicable, of the stock-based award using the straight-line method. Forfeitures are accounted for as they occur.

Stock-based compensation expense was included in the following operating expense categories as follows (in thousands):

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Service costs	$152	$44	$30	$10
Sales and marketing	197	222	108	187
Product development	125	90	44	59
General and administrative	590	620	229	350
Total stock-based compensation	$1,064	$976	$411	$606

The Black-Scholes option pricing model is used to estimate the per share fair value of stock option grants with time-based vesting. The Black-Scholes model relies on a number of key assumptions to calculate estimated fair values. The various inputs and are specific to Marchex and are not necessarily representative of what the inputs for Marchex Carve Out would be if it had been a stand-alone company.

(6) Commitments and Contingencies

(a) Commitments

Marchex Carve Out has commitments for future payments related to certain contractual obligations that relate to minimum contractual payments due to outside service providers. Future minimum payments as of June 30, 2020 are approximately $600,000 of which $300,000 is scheduled to occur in the remainder of 2020 and $300,000 in 2021.

(b) Contingencies

Marchex, on behalf of Marchex Carve Out, from time to time is a party to disputes and legal and administrative proceedings arising from the ordinary course of business. In some agreements to which it is a party, Marchex, on behalf of Marchex Carve Out, has agreed to indemnification provisions of varying scope and terms with advertisers, vendors and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of agreements or representations and warranties made by Marchex, services to be provided by Marchex Carve Out and intellectual property infringement claims made by third parties. As a result of these provisions, Marchex, on behalf of Marchex Carve Out, may from time to time provide certain levels of financial support to its contract parties to seek to minimize the impact of any associated litigation in which they may be involved. To date, there have been no known events or circumstances that have resulted in any material costs related to these indemnification provisions and no liabilities therefore have been recorded in the accompanying unaudited special purpose combined financial statements. However, the maximum potential amount of the future payments we could be required to make under these indemnification provisions could be material.

While any litigation contains an element of uncertainty, no known legal proceedings or pending claims exist that, based on current knowledge, are expected to have, individually or taken together, a material adverse effect on Marchex Carve Out’s financial condition, results of operations or liquidity.

(7) CARES Act Loan

During the second quarter of 2020, Marchex, on behalf of Marchex Carve Out, secured $127,000 in a promissory note to a bank lender pursuant to government loan programs (the “Loan”). The Loan was made under, and is subject to the terms and conditions of, the CARES Act and is administered by the U.S. Small Business Administration.  The current terms of the Loan are two years with maturity dates in the second quarter of 2022 and it contains a fixed annual interest rate of 1%. Payments of principal and interest on the Loan are deferred for the first six months (“payment deferral period”) of the term of the Loan until the fourth quarter of 2020. Principal and interest are payable monthly commencing one month after the payment deferral period and may be prepaid at any time prior to maturity with no prepayment penalties.

There are scenarios where, under the terms of the CARES Act, a recipient can apply for and receive forgiveness for all, or a portion of, a Loan. Such forgiveness will be determined, subject to limitations and conditions, based on the use of Loan proceeds for certain permissible purposes as set forth in the CARES Act, including, but not limited to, payroll, mortgage and rent costs. As of June 30, 2020, the Loan is classified as a current liability on the unaudited special purpose combined balance sheet.

(8)  Income Taxes

The components of income (loss) from operations before provision for income taxes consist of the following (in thousands):

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
United States	$450	$1,239	$552	$(84)
Foreign	—	—	—	—
Income (loss) before provision for income taxes	$450	$1,239	$552	$(84)

The current and deferred income tax (benefit) expense consisted of the following (in thousands):

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Current expense
Federal	$—	$—	$—	$—
State	16	16	8	—
Deferred (benefit) expense
Federal	158	257	114	(30)
State	83	118	51	(16)
Total income tax (benefit) expense	$257	$391	$173	$(46)

The differences between income tax provision expected at the U.S. federal statutory income tax rate and income tax provision provided consisted of the following (in thousands):

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Income tax (benefit) expense at U.S. federal statutory rate	$95	$260	$116	$(18)
State taxes	80	106	48	(14)
Stock based compensation	65	10	5	(10)
Meals and entertainment and employee transportation	17	15	4	(4)
Total income tax (benefit) expense	$257	$391	$173	$(46)

Significant components of deferred income tax assets, net,  consisted of the following (in thousands):

	As of December 31,		As of June 30,
	2018	2019	2020
Deferred tax assets:
Federal and state net operating losses	$647	$261	$307
Deferred revenue	75	94	94
Reserves and accruals	223	179	179
Stock based compensation	290	302	302
Gross deferred tax assets	1,235	836	882
Valuation allowance	—	—	—
Net deferred tax assets	$1,235	$836	$882
Deferred tax liabilities:
Deferred state income tax	(90)	(65)	(65)
Deferred tax assets, net	$1,145	$771	$817

Marchex Carve Out’s opening balance sheet as of January 1, 2018 included deferred tax assets related to previously acquired net operating losses. For purposes of calculating the opening deferred tax asset balance, the net operating losses reflects only the amount expected to be realized based on limitations from historical and expected change of control transactions.

Marchex Carve Out recognizes income tax benefits for those income tax positions determined more likely than not to be sustained upon examination, based on the technical merits of the position. Any reserve for uncertain income tax positions is recorded as an offset to net deferred tax assets on the unaudited special purpose combined balance sheet. The impact of the temporary differences and tax attributes are considered when calculating accruals for interest and penalties associated with reserve for uncertain tax positions. Marchex Carve Out does not have any uncertain tax benefits recorded for the periods presented and we do not anticipate any significant changes to unrecognized tax benefits over the next 12 months.

(9) Related Party Transactions

Marchex Carve Out has received certain management and administrative services from Marchex (referred to as “shared support functions”) including, but not limited to, accounting and finance, information technology, executive management, legal, human resources, technology and data center operations and product management.  Furthermore, Marchex Carve Out uses assets owned by Marchex as part of its operations (referred to as “shared assets”) including, but not limited to, computer equipment, purchased software, furniture and fixtures, and leasehold improvements.  The operating costs and expenses associated with these services and assets have been allocated to Marchex Carve Out on the basis of direct usage when identifiable, with the remainder allocated pro rata based on relative call volume and employee counts. The Marchex Carve Out recognized allocations for shared support functions and shared assets for the years ended December 31, 2018 and 2019, and for the six months ended June 30, 2019 and 2020, all of which are included in the unaudited special purpose combined statements of operations for Marchex Carve Out are as follows (in thousands):

	Years ended December 31,		Six months ended June 30,
	2018	2019	2019	2020
Service costs	$302	$278	$146	$133
Sales and marketing	657	687	281	578
Product development	1,531	1,349	693	690
General and administrative	3,651	3,556	1,787	1,766
Total operating expenses	$6,141	$5,870	$2,907	$3,167

Additionally, Marchex primarily uses a centralized approach to cash management and financing of its operations with related activity between the Marchex Carve Out and Marchex reflected in “Marchex net investment” in the unaudited special purpose combined balance sheet.  Such transactions include (a) cash deposits from customer payments and other cash receipts that are transferred to Marchex on a regular basis, (b) cash contributions from Marchex to fund the Marchex Carve Out and make capital expenditures, and (c) allocation of Marchex’s shared support functions and shared assets use. Cash and cash equivalents of $795,000 and $666,000 reported as of December 31, 2019 and June 30, 2020, respectively, reflects cash that remained outside of the centralized cash management program for purposes of certain aspects of the Marchex Carve Out’s operations.

ANNEX A

Asset Purchase Agreement

by and among

Marchex, Inc.

and

Archenia, Inc.

dated as of August 7, 2020

Table of Contents

A-i

SECTION 11.4	Severability	A-18
SECTION 11.5	Counterparts	A-18
SECTION 11.6	Integration	A-18
SECTION 11.7	Compliance with Bulk Sales Laws	A-18
SECTION 11.8	Cooperation Following the Closing	A-18
SECTION 11.9	Transaction Costs	A-19
SECTION 11.10	Waiver	A-19
SECTION 11.11	Waiver of Jury Trial	A-19

* * * * *

A-ii

The following is a list of all exhibits and schedules to this Agreement.  Except for Exhibit A, Seller has omitted all exhibits and schedules to this Agreement, and Seller agrees to furnish them supplementally to the Securities and Exchange Commission upon request.

Exhibits

Exhibit AForm of Support Services Agreement

Exhibit B Form of Subscription Agreement

Exhibit CForm of Bill of Sale

Exhibit D Form of Assignment and Assumption Agreement

Exhibit EForm of Domain Name Assignments

Exhibit FForm of Trademark Assignments

Exhibit GForm of Patent Assignments

Schedules

Schedule 1Assumed Contracts

Schedule 2Intellectual Property Assets

Schedule 3Schedule of Terminated Options

Schedule 4Third Party Consents

* * * * *

ASSET PURCHASE AGREEMENT

THIS ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of August 7, 2020, is made and entered into by and between Marchex, Inc., a Delaware corporation (“Seller”), and Archenia, Inc., a Delaware corporation (“Purchaser”). Seller and Purchaser are sometimes individually referred to herein as a “Party” and collectively as the “Parties.”

WHEREAS, in connection with its business, among other things Seller (i) provides a mobile advertising network for businesses that depend on inbound phone calls to drive sales (the “Call Marketplace Product”), (ii) provides a white-labeled full service advertising solution for small business resellers to sell call advertising, search marketing and other lead generation products through their existing sales channels to their small business advertisers (the “Local Leads Product”), and (iii) owns and operates other assets and product areas (other than Seller’s core analytics products and assets (the “Core Analytics Product”), and an equity interest in Uproar.car Corporation, a Delaware corporation (“Uproar”)) ((i), (ii) and (iii) collectively, the “Business”);

WHEREAS, the Parties desire to enter into this Agreement pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller (the “Transaction”), the Assets (as defined in Section 2.1 below), and Purchaser proposes to assume the Assumed Liabilities (as defined in Section 2.3 below), upon the terms and conditions of this Agreement;

WHEREAS, at the Closing, a portion of the Purchase Price will be paid by issuing the Equity Consideration to Seller, all on the terms and subject to the conditions set forth in this Agreement and the Subscription Agreement;

WHEREAS, in connection with the Transaction, the Parties desire to enter into a support services agreement whereby Seller will provide various services to Purchaser in exchange for certain payments, all on the terms and subject to the conditions set forth in the Support Services Agreement (as further defined herein).

WHEREAS, the Parties desire to make certain representations, warranties and agreements in connection with the Transaction; and

WHEREAS, capitalized terms used but not defined elsewhere in this Agreement shall have the meanings set forth in Section 1.1.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and intending to be legally bound hereby, each Party hereby agrees as follows:

Article I
DEFINITIONS

Section 1.1Definitions. The following terms, as used herein, have the following meanings:

“Affiliate” of a Party means any entity controlled by, controlling or under common control with such Party where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body.  An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

“Base Cash Payment Amount” means $2,250,000.

“Benefit Plan” means any material benefit, retirement, employment, consulting, compensation, incentive, bonus, stock option, restricted stock, stock appreciation right, phantom equity, change in control, severance, vacation, paid time off, welfare and fringe-benefit agreement, plan, policy and program in effect and covering one or more employees, former employees of the Business, current or former directors of the Business or the beneficiaries or dependents of any such Persons, and is maintained, sponsored, contributed to, or required to be contributed to by Seller, or under which Seller has any material liability for premiums or benefits.

“Business Day” means any day except Saturday, Sunday or any day on which banks are generally not open for business in Seattle, Washington.

“Claims Period” means the period during which a claim for indemnification may be asserted hereunder by an indemnified party.

“Closing” means the consummation of the transactions contemplated by Article VIII.

“Closing Date” means the date on which the Closing occurs.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Confidential Business Information” means data or information (including trade secrets) that is valuable to the operation of the Business and not generally known to the public or competitors.

“Confidential Information” means (a) any Confidential Business Information and (b) any data or information (including trade secrets) (i) of Purchaser or its Affiliates, including any data or information that is valuable to the operation of Purchaser’s or an Affiliate’s respective businesses and (ii) that is not generally known to the public or competitors.

“Control” means, when used with respect to any specified Person, the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise.

“Equity Consideration” means the amount of shares of Class B Common Stock of Purchaser equal to 10% of the total outstanding shares of capital stock on a fully-diluted basis of Purchaser at Closing, to be issued by Purchaser to Seller subject to the terms and conditions of the Subscription Agreement.

“GAAP” means generally accepted accounting principles as applied in the United States.

“Governmental Authority” means any federal, state or local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission, publicly chartered, publicly managed or public benefit corporation or other governmental or quasi-governmental authority or agency, domestic or foreign, including any tax authority.

“Intellectual Property” means any and all of the following arising pursuant to the Laws of any jurisdiction throughout the world: (a) trademarks, service marks, trade names, and similar indicia of source of origin, all registrations and applications for registration thereof, and the goodwill connected with the use of and symbolized by the foregoing; (b) copyrights and all registrations and applications for registration thereof; (c) trade secrets and know-how; (d) patents and patent applications; (e) internet domain name registrations; and (f) other intellectual property and related proprietary rights.

“Intellectual Property Assets” means all Intellectual Property that is owned by Seller and primarily used in connection with the Business, including the Intellectual Property Registrations.

“Intellectual Property Registrations” means all Intellectual Property Assets that are subject to any issuance, registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names, and copyrights, issued and reissued patents and pending applications for any of the foregoing.

“Laws” means all statutes, rules, codes, regulations, restrictions, ordinances, orders, decrees, approvals, directives, judgments, injunctions, writs, awards and decrees of, or issued by, all Governmental Authorities.

“Material Adverse Effect” means any state of facts, change, event, effect or occurrence (when taken together with all other states of fact, changes, events, effects or occurrences) that is or may be reasonably likely to be materially adverse to the financial condition, results of operations, properties, assets or liabilities or prospects of the Business or the Assets taken as a whole; provided, however, that the foregoing “Material Adverse Effect” shall not include any state of facts, change, event, effect or occurrence, directly or indirectly, arising out of or attributable to: (a) general economic or political conditions; (b) conditions generally affecting the industries in which the Business operates; (c) any changes in financial or securities markets in general; (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (e) any changes in applicable Laws or accounting rules, including GAAP; or (f) the public announcement, pendency or completion of the transactions contemplated by this Agreement; provided further, however, that with respect to the foregoing clauses (a) through (e), such matter shall only be excluded so long as, and to the extent that, such matter does not have a materially disproportionate effect on the Business, taken as a whole, relative to other comparable businesses operating in the industry in which the Business operates and that serve similar customers as the Business.

“Net Revenue” means Purchaser’s Revenue adjusted by (i) chargebacks, refunds and other GAAP related adjustments to revenue such as customer discounts, advertiser incentives or similar price concessions and (ii) credit card charges, agency fees and expenses to distribution partners as well as reporting and tracking costs, all recorded as determined in accordance with GAAP and the Purchaser’s historical methodologies.

“Permits” means all permits, licenses, franchises, approvals, authorizations and consents required to be obtained from Governmental Authorities.

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Authority.

“Purchaser Ancillary Documents” means the Support Services Agreement, Subscription Agreement and any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Purchaser in connection with the transactions contemplated hereby.

“Purchaser Business” means the business of advertising marketing services and lead generation, and with respect to Uproar, auto warranty and service packages (including marketed offerings).

“Restricted Period” means the period beginning on the Closing Date and ending on the date that is five years after the Closing Date.

“Revenue” means Purchaser’s recognized revenue (not presented on a net basis) as determined in accordance with GAAP and the Purchaser’s historical methodologies.

“Sale Transaction” means a transaction or series of related transactions involving (i) the consolidation or merger of Purchaser with another Person, (ii) a sale of all or substantially all of the assets of Purchaser, (iii) a purchase, tender or exchange offer that is accepted by the holders of all or substantially all the outstanding shares of capital stock of Purchaser, or (iv) the consummation of a stock purchase agreement or other business combination with another Person whereby such other Person acquires all or substantially all of the outstanding capital stock of Purchaser.

“Seller Ancillary Documents” means the Support Services Agreement, Subscription Agreement and any certificate, agreement, document or other instrument, other than this Agreement, to be executed and delivered by Seller in connection with the transactions contemplated hereby.

“Support Services Agreement” means that certain Support Services Agreement dated as of the Closing Date between Purchaser and Seller, whereby Seller will provide various services to Purchaser in exchange for certain payments, in substantially the form attached hereto as Exhibit A.

“Subscription Agreement” means that certain Subscription Agreement dated as of the Closing Date between Purchaser and Seller, in substantially the form attached hereto as Exhibit B, pursuant to which Purchaser has agreed to issue, at the Closing, the Equity Consideration to Seller as part of the Purchase Price.

“Taxes” means all federal, state, local, foreign and other income, gross receipts, sales, use, production, ad valorem, transfer, franchise, registration, profits, license, lease, service, service use, withholding, payroll, employment, unemployment, estimated, excise, severance, environmental, stamp, occupation, premium, property (real or personal), real property gains, windfall profits, customs, duties or other taxes, fees, assessments or charges of any kind whatsoever, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.

“Tax Return” means any return, declaration, report, claim for refund, information return or state or other document required to be filed with respect to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” means the date prior to the Closing when this Agreement is terminated in accordance with Article IX.

“Territory” means worldwide.

“Transfer Taxes” means any sales tax, use tax, transfer tax, documentary stamp tax or other similar tax (but excluding any applicable bulk sales Law) attributable to or based on the Transaction.

“Treasury Regulations” means the income tax regulations, including temporary regulations, promulgated under the Code.

Section 1.2Accounting Terms. All accounting terms not specifically defined herein shall be construed in accordance with GAAP.

Article II
PURCHASE AND SALE

Section 2.1Agreement to Purchase and Sell. Subject to the terms and conditions hereof, at the Closing, Seller shall grant, sell, assign, transfer, convey and deliver to Purchaser (or, in the case of the Uproar Shares (as defined below), cause to grant, sell, assign, transfer, convey and deliver to Purchaser), and Purchaser shall purchase and acquire from Seller, all of Seller’s right, title and interest in, to and under (i) the following assets, properties and rights of Seller, to the extent that such assets, properties and rights exist as of the Closing Date and primarily relate to the Business, and (ii) 3,500,000 shares of Series A Preferred Stock held by Seller in Uproar (the “Uproar Shares”), with Seller retaining an equity interest in Uproar equal to 10% of Uproar’s outstanding capital stock (the “Retained Uproar Equity”) (collectively, the “Assets”), free and clear of all liens, claims, pledges, mortgages, restrictions, security interests and encumbrances of any kind, nature and description (“Liens”):

(a)	all accounts or notes receivable of the Business;
(b)	all inventory, including office and other supplies of the Business;
(c)	all contracts set forth on Schedule 1 (the “Assumed Contracts”);
(d)	all Intellectual Property Assets set forth on Schedule 2 (the “Intellectual Property Assets”) and Intellectual Property primarily related to the Business;
(e)	all fixed assets, equipment, furnishings, computer hardware, fixtures and other tangible personal property (the “Tangible Personal Property”);
(f)	all Permits of the Business;
(g)	all prepaid expenses, credits, advance payments, security, deposits, charges, sums and fees to the extent related to any of the Assets;
(h)	all of Seller’s rights under warranties, indemnities and all similar rights against third parties to the extent related to any of the Assets;
(i)

originals, or where not available, copies, of all books and records, including books of account ledgers and general, financial and accounting records, equipment maintenance files, customer lists, customer purchasing histories, price lists, distribution lists, supplier lists, production data, quality control records and procedures, customer complaints and inquiry files, research and development files, records and data (including all correspondence with any Governmental Authority), sales material and records, strategic plans, internal financial statements and marketing and promotional surveys, material and research, that relate to the Business or the Assets;

(j)	all goodwill associated with any of the assets described in the foregoing clauses;
(k)	all shares of capital stock held by Seller in Jingle Networks, Inc., a Delaware corporation; and
(l)	the Uproar bank account held by Seller.

Section 2.2Excluded Assets. Other than the Assets subject to Section 2.1, Purchaser expressly understands and agrees that it is not purchasing or acquiring, and Seller is not selling or assigning, any other assets or properties of Seller, and all such other assets and properties shall be excluded from the Assets (the “Excluded Assets”). Excluded Assets include the following assets and properties of Seller:

(a)	all cash and cash equivalents, bank accounts and securities of Seller (including the remaining shares held by Seller in Uproar);
(b)	all contracts that are not Assumed Contracts and not related to the Business;
(c)	all Intellectual Property other than the Intellectual Property Assets;

(d)

the corporate seals, organizational documents, minute books, stock books, Tax Returns, books of account or other records having to do with the corporate organization of Seller, all employee-related or employee benefit-related files or records, and any other books and records which Seller is prohibited from disclosing or transferring to Purchaser under applicable Law and is required by applicable Law to retain;

(e)	all insurance policies of Seller and all rights to applicable claims and proceeds thereunder;
(f)	all Benefit Plans and trusts or other assets attributable thereto;
(g)	all Tax assets (including duty and Tax refunds and prepayments) of Seller or any of its Affiliates unless they specifically relate to the Business;
(h)	all rights to any action, suit or claim of any nature available to or being pursued by Seller, whether arising by way of counterclaim or otherwise;
(i)	all assets, properties and rights primarily used by Seller in its business other than the Business; and
(j)	the rights which accrue or will accrue to Seller under this Agreement.

Section 2.3Assumed Liabilities. Subject to the terms and conditions set forth herein, Purchaser shall assume and agree to pay, perform and discharge when due any and all liabilities and obligations of Seller arising out of or relating to the Business or the Assets on or after the Closing, other than the Excluded Liabilities (collectively, the “Assumed Liabilities”), including, without limitation, the following:

(a)	all trade accounts payable of Seller to third parties in connection with the Business that remain unpaid as of the Closing Date;
(b)	all liabilities and obligations arising under or related to the Assumed Contracts on or after the Closing;
(c)	all liabilities and obligations for Taxes related to the Business, the Assets or the Assumed Liabilities for any taxable period ending after the Closing Date; and
(d)	all other liabilities and obligations arising out of or relating to Purchaser’s ownership or operation of the Business and the Assets on or after the Closing.

Section 2.4Excluded Liabilities Purchaser shall not assume and shall not be responsible to pay, perform or discharge any of the following liabilities or obligations of Seller (collectively, the “Excluded Liabilities”):

(a)	any liabilities or obligations arising out of or relating to Seller’s ownership or operation of the Business and the Assets prior to the Closing Date;
(b)	any liabilities or obligations relating to or arising out of the Excluded Assets; and
(c)

any liabilities or obligations for (i) Taxes related to the Business, the Assets or the Assumed Liabilities for any taxable period ending on or prior to the Closing Date and (ii) any other Taxes of Seller for any taxable period.

Article III
PURCHASE PRICE; CONTINGENT CONSIDERATION; ALLOCATIONS

Section 3.1Purchase Price. The aggregate amount to be paid for the Assets (the “Purchase Price”) shall be an amount equal to (a) the Base Cash Payment Amount plus (b) the Equity Consideration plus (c) the contingent consideration (if any) pursuant to Section 3.3 below plus (d) the assumption of the Assumed Liabilities plus (e) the termination by Seller of the options held by (i) Russell Horowitz, and (ii) Michael Arends, to purchase shares of capital stock of Seller, as set forth on Schedule 3 (“Schedule of Terminated Options”).

Section 3.2Payment.

(a)	On the Closing Date:
(i)	Purchaser shall pay to Seller an amount equal to the Base Cash Payment Amount;
(ii)	Pursuant to the terms and conditions of the Subscription Agreement, Purchaser will issue to Seller the Equity Consideration; and
(iii)	Seller will terminate the options held by (i) Russell Horowitz, and (ii) Michael Arends, to purchase shares of capital stock of Seller, as set forth on the Schedule of Terminated Options.
(b)

The Base Cash Payment Amount shall be made in cash by wire transfer of immediately available funds to a bank account designated in writing by Seller at least two Business Days prior to the Closing Date.

Section 3.3Contingent Consideration.

(a)	Revenue-Based Contingent Consideration.
(i)

Call Marketplace Revenue. If, at any time following the Closing Date, Purchaser’s cumulative Revenue from the Call Marketplace Product exceeds One Hundred and Forty Million Dollars ($140,000,000) (the “Call Marketplace Threshold Amount”), then Purchaser shall pay to Seller an amount equal to 2.5% of all of Purchaser’s Net Revenue generated from such Revenue exceeding the Call Marketplace Threshold Amount beginning on the date the Call Marketplace Threshold Amount is achieved and ending on the date that is two years following such date (the “Call Marketplace Contingent Consideration”).

(ii)

Local Leads Revenue. If, at any time following the Closing Date, Purchaser’s cumulative Revenue of the Local Leads Product exceeds Six Million Dollars ($6,000,000) (the “Local Leads Threshold Amount”), then Purchaser shall pay to Seller 15% of all of Purchaser’s Net Revenue generated from such Revenue exceeding the Local Leads Threshold Amount beginning on the date the Local Leads Threshold Amount is achieved and continuing for so long as the Local Leads Product may be sold (the “Local Leads Contingent Consideration”).

(iii)

Purchaser’s Aggregate Revenue.  If Purchaser’s aggregate Revenue exceeds Fifty-Three Million Dollars ($53,000,000) (the “Aggregate Revenue Threshold Amount”) in any of the calendar years 2021, 2022, or 2023, then Purchaser shall pay to Seller an amount equal to 0.25% of all of Purchaser’s Revenue exceeding the Aggregate Revenue Threshold Amount for such calendar year (the “Aggregate Revenue Contingent Consideration”).

(b)

Notice; Calculation of Revenue-Based Contingent Consideration. Starting as soon as practicable on the date that Purchaser achieves the Call Marketplace Threshold Amount, the Local Leads Threshold Amount or the Aggregate Revenue Threshold Amount, and thereafter within 30 days following the end of each fiscal quarter of Seller, Purchaser shall deliver a written notice (a “Contingent Payment Notice”) to Seller setting forth Purchaser’s calculation of (i) Purchaser’s aggregate Revenue for such fiscal quarter, (ii) Purchaser’s Revenue and Net Revenue for each of the Call Marketplace Product and the Local Leads Product for such fiscal quarter, and (iii) the contingent payment amount applicable to such fiscal quarter ((i) through (iii), collectively, the “Revenue / CP Amounts”), if any, payable to Seller (as determined in accordance with this Section 3.3).  In addition, Purchaser will deliver to Seller any additional information reasonably requested by Seller to assist it in accounting for the Call Marketplace Contingent Consideration, Local Leads Contingent Consideration, or the Aggregate Revenue Contingent Consideration.

(c)

Review Procedures for Revenue-Based Contingent Consideration. If the Seller disagrees with Purchaser’s calculation of the Revenue / CP Amounts for a particular period set forth in the applicable Contingent Payment Notice, Seller must deliver to Purchaser, within 30 days after the date Purchaser delivered such Contingent Payment Notice to the Seller, a written description of such disagreement in reasonable detail setting forth the amounts in dispute and the bases for such disagreement. If the Seller does not timely deliver to Purchaser a written notice objecting to the calculation of the Revenue / CP Amounts set forth in such Contingent Payment Notice in such 30-day period, then the calculation of the Revenue / CP Amounts shall be deemed final and binding on the Parties. Purchaser and the Seller will negotiate in good faith, as promptly as possible, to resolve any disagreements noted by the Seller in its timely-delivered written dispute notice. If, after a period of 15 days following the date on which such written description is timely delivered, Purchaser and the Seller have not resolved such disagreement, then either Purchaser or the Seller will be entitled to submit such disagreements to a mutually agreed-upon accounting firm (the “Accounting Firm”). Purchaser will grant to the Accounting Firm reasonable access to review Purchaser’s books and records and to discuss the preparation of the Contingent Payment Notice and Revenue / CP Amounts. The Accounting Firm shall be instructed to resolve the disagreements utilizing the relevant definitions and terms set forth in this Section 3.3. The Accounting Firm will review and comment only on items in dispute, it being understood that the resolution of the contingent payment amount by the Accounting Firm may not be an amount less than Purchaser’s calculation set forth on the Contingent Payment Notice nor more than the Seller’s calculation set forth in the Seller’s dispute notice. The Accounting Firm shall use commercially reasonable efforts to complete its work within 30 days following its engagement. Such resolution by the Accounting Firm shall be final and binding on the Parties.  The expenses of the Accounting Firm shall be shared equally by Seller and Purchaser. Purchaser’s obligation to remit any disputed contingent payment amount (if any) to Seller shall be suspended until the Revenue / CP Amounts are finally resolved either by agreement between Purchaser and the Seller or by the Accounting Firm.

(d)

Payment of Revenue-Based Contingent Consideration. Within sixty (60) days after the final determination of the Revenue / CP Amounts (or, if the same are subject to a timely-noticed disagreement under Section 3.3(c), ten (10) days following final resolution of such disagreement by agreement between Purchaser and the Seller or by the Accounting Firm), Purchaser shall pay to Seller an amount equal to the contingent payment amount applicable to such calendar year (if any). For the avoidance of doubt, any amounts in respect of any contingent consideration to which Seller becomes entitled pursuant to this Section 3.3 shall be deemed an adjustment to the Purchase Price.

(e)

Sale Transaction Contingent Consideration. If (i) Purchaser undergoes a Sale Transaction within twenty-four (24) months following the Closing Date, and (ii) the purchase price for the Sale Transaction is in excess of Eleven Million One Hundred Eleven Thousand One Hundred Eleven Dollars ($11,111,111) (the “Sale Transaction Contingent Consideration Threshold Amount”), then, in addition to Seller’s pro rata share of the consideration paid pursuant to such Sale Transaction, Purchaser shall pay to Seller an additional amount equal to 30% of the distributable proceeds exceeding the Sale Transaction Contingent Consideration Threshold Amount pursuant to the Sale Transaction (the “Sale Transaction Contingent Consideration”). Purchaser shall pay Seller the Sale Transaction Consideration at the time the consideration paid pursuant to such Sale Transaction is distributed. Purchaser will deliver to Seller any additional information reasonably requested by Seller to assist it in accounting for the Sale Transaction Contingent Consideration.

Section 3.4Allocation of Purchase Price. Within 75 days after the Closing Date, Seller shall deliver a schedule allocating the Purchase Price (including any Assumed Liabilities treated as consideration for the Assets for Tax purposes) (the “Allocation Schedule”). The Allocation Schedule shall be prepared in accordance with Section 1060 of the Code.

Article IV
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller hereby represents and warrants to Purchaser that the statements contained in this Article IV are true and correct as of the date hereof:

Section 4.1Organization. Seller. Seller is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.

Section 4.2Authorization. Seller has full power and authority to execute and deliver this Agreement and the Seller Ancillary Documents, as the case may be, and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Seller Ancillary Documents by Seller, and the performance by Seller of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and stockholder action on the part of Seller (except for the stockholder approvals as provided in this Agreement).

Section 4.3Absence of Restrictions and Conflicts. The execution, delivery and performance of this Agreement and the Seller Ancillary Documents, the consummation of the transactions contemplated hereby and thereby and the fulfillment of and compliance with the terms and conditions hereof and thereof do not or shall not (as the case may be): (a) result in a violation or breach of any provision of the charter documents of Seller; (b) result in a violation or breach of any provision of any Law applicable to Seller; or (c) except as set forth on Schedule 4, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default under or result in the acceleration of any material agreement to which Seller is a party.

Section 4.4Legal Proceedings. To the knowledge of Seller, there is no suit, action, claim, arbitration, proceeding or investigation pending or threatened against, relating to or involving Seller, the Business or the Assets by or before any Governmental Authority.

Section 4.5Compliance with Law. Seller is in compliance in all material respects with all applicable Laws.

Section 4.6Assumed Contracts. True, correct and complete copies of all Assumed Contracts have been made available to Purchaser. The Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to Seller and each other party to such Assumed Contracts. There is no existing default or breach of Seller under any Assumed Contract.

Section 4.7Title to Tangible Personal Property; Sufficiency of Assets

.  Seller has good and valid title to, or a valid leasehold interest in, all Tangible Personal Property included in the Assets. The Assets are sufficient for the continued conduct of the Business after the Closing in substantially the same manner as conducted prior to the Closing and constitute all of the rights, property and assets necessary to conduct the Business as currently conducted.

Section 4.8Tax Returns; Taxes. Seller has filed (taking into account any valid extensions) all Tax Returns required to be filed by Seller and has paid all Taxes shown thereon as owing. Seller is not currently the beneficiary of any extension of time within which to file any material Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business.

Section 4.9Proxy Statement.  None of the information included or incorporated by reference in the Seller Proxy Statement (as further defined herein) will, at the date it is first mailed to the Seller’s stockholders or at the time of the Seller Stockholders’ Meeting (as further defined herein) or at the time of any amendment or supplement thereof, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

Article V
REPRESENTATIONS AND WARRANTIES OF PURCHASER

Purchaser hereby represents and warrants to Seller that the statements contained in this Article V are true and correct as of the date hereof:

Section 5.1Organization. Purchaser is a corporation duly incorporated and validly existing under the Laws of the State of Delaware.

Section 5.2Authorization. Purchaser has full power and authority to execute and deliver this Agreement and the Purchaser Ancillary Documents, as the case may be, and to perform its respective obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Purchaser Ancillary Documents by Purchaser, and the performance by Purchaser of its respective obligations hereunder and thereunder and the consummation of the transactions provided for herein and therein have been duly and validly authorized by all necessary board and stockholder action on the part of Purchaser.

Section 5.3Access to Data.  Purchaser has received full access to all pertinent information regarding the Business and has received all information it considers necessary or appropriate for deciding whether to purchase the Assets.

Section 5.4Acknowledgment.  Seller has made no representations or warranties as to the Assets or the Business except as specifically set forth in this Agreement.

Article VI
CERTAIN COVENANTS AND AGREEMENTS

Section 6.1No Solicitation of Transactions. Seller shall not, directly or indirectly, through any officer, director, stockholder or agent, initiate, solicit or encourage (including by way of furnishing non-public information or assistance), or enter into negotiations of any type, directly or indirectly, or enter into a confidentiality agreement, letter of intent or purchase agreement, merger agreement or other similar agreement with any Person other than Purchaser with respect to a sale of all or any substantial portion of the Assets, or a merger, consolidation, business combination, sale of all or any substantial portion of the capital stock of Seller or the liquidation or similar extraordinary transaction with respect to Seller. Seller shall notify Purchaser orally (within one Business Day) and in writing (as promptly as practicable) of all relevant terms of any inquiry or proposal by a third party to do any of the foregoing that Seller or any of its respective Affiliates may receive relating to any of such matters. In the event such inquiry or proposal is in writing, Seller shall deliver to Purchaser a copy of such inquiry or proposal together with such written notice. Notwithstanding anything to the contrary, the Parties will work together in good faith to determine an appropriate response to any such inquiry or proposal.

Section 6.2Transfer Taxes.  Any Transfer Taxes that are incurred as a result of the Transaction will be borne by the Seller. The Parties shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications and other documents regarding Taxes and all transfer, recording, registration and other fees that become payable in connection with the transactions contemplated hereby that are required or permitted to be filed at or prior to the Closing.

Section 6.3Restrictive Covenants.

(a)

Confidentiality. Seller shall hold in confidence at all times following the date hereof all Confidential Information and shall not disclose, publish or make use of Confidential Information at any time following the date hereof without the prior written consent of Purchaser. In the event that Seller reasonably believes that after consultation with counsel that Seller is required by applicable law to disclose any Confidential Information, Seller may disclose only such Confidential Information as my be legally required, provided that it (i) provides the Purchaser with prompt notice before such disclosure so that Purchaser may attempt to obtain a protective order or other assurance that confidential treatment will be accorded to such Confidential Information, and (ii) cooperates with Purchaser in attempting to obtain such order or assurance.

(b)

Non-Competition. Seller hereby acknowledges that (i) Seller conducts the Business throughout the Territory and that Purchaser conducts the Purchaser Business throughout the Territory and (ii) to protect adequately the interest of Purchaser in the Business and the Purchaser Business it is essential that any noncompete covenant with respect thereto cover all of the Business, the Purchaser Business and the entire Territory. Seller shall not, during the Restricted Period, in any manner, directly or indirectly or by assisting any other Person, engage in or assist others in engaging in any business or activity that competes with the Business or the Purchaser Business in the Territory, other than holding the Retained Uproar Equity.

(c)

Non-Disparagement.  Each Party hereby covenants and agrees that during the Restricted Period neither it nor its affiliates will, directly or indirectly, make any derogatory or disparaging statement or communication regarding the other Party or any of the other Party’s affiliates or the Business or any of their respective employees.

Section 6.4Proxy Statement; Seller Stockholders’ Meeting.

(a)

By no later than August 14, 2020, the Seller shall file the preliminary proxy statement in connection with the transactions contemplated hereby (the “Seller Proxy Statement”) with the SEC.  The Seller shall not file any amendment or supplement to the Seller Proxy Statement without providing the Purchaser a reasonable opportunity to review and comment thereon (which comments shall be reasonably considered by the Seller).  Each of the Seller and the Purchaser shall use its reasonable best efforts to resolve, and each party agrees to consult and cooperate with the other parties in resolving, all SEC comments with respect to the Seller Proxy Statement as promptly as practicable after receipt thereof and to cause the Seller Proxy Statement in definitive form to be cleared by the SEC and mailed or made available to the Seller’s stockholders as promptly as reasonably practicable following filing with the SEC.  The Seller agrees to consult with the Purchaser (and reasonably consider any comments provided by the Purchaser) prior to responding to SEC comments with respect to the Seller Proxy Statement and, to the extent reasonably practicable, permit the Purchaser and its outside counsel to participate in all meetings, telephone conferences and other substantive communications with the SEC relating to the Seller Proxy Statement.  Each of the Seller and the Purchaser agrees to correct any information provided by it for use in the Seller Proxy Statement which shall have become false or misleading and the Seller shall promptly, to the extent required by applicable law, prepare and mail or make available to its stockholders an amendment or supplement setting forth such correction.  The Seller shall as soon as reasonably practicable (i) notify the Purchaser of the receipt of any comments from the SEC with respect to the Seller Proxy Statement and any request by the SEC for any amendment to the Seller Proxy Statement or for additional information and (ii) provide the Purchaser with copies of all written correspondence between the Seller and its representatives, on the one hand, and the SEC, on the other hand, with respect to the Seller Proxy Statement or the transactions contemplated hereby.

(b)

The Seller shall, as soon as practicable following the date on which the Seller is informed that the SEC has no further comments on the preliminary Seller Proxy Statement, duly set a record date for, call, give notice of, convene and hold a stockholders’ meeting (“Seller Stockholders’ Meeting”).  The Seller shall not make any change to the recommendation by the Special Committee of Seller’s Board of Directors of the transactions contemplated hereby and use its reasonable best efforts to (i) solicit from its stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement, and (ii) take all other action necessary or advisable to secure the Majority of the Minority Vote (as defined in Section 7.1(c)).  Promptly following the filing of the Seller Proxy Statement in definitive form, the Purchaser shall deliver to Seller the executed proxy of Russell Horowitz and Michael Arends voting all of the shares at the Seller Stockholders’ Meeting in favor of the transactions contemplated by this Agreement in the same form as is contained in the Seller Proxy Statement, which proxy shall be deemed irrevocable and coupled with an interest until the earlier of the Closing and the termination of this Agreement pursuant to its terms.  Furthermore, the Purchaser shall not take any action with the purpose of adversely affecting the Seller’s solicitation of stockholders proxies in favor of the adoption of this Agreement and the transactions contemplated by this Agreement or securing the Majority of the Minority Vote.  If, at any time following the dissemination of the Seller Proxy Statement, either the Seller or the Purchaser reasonably determines in good faith (after consulting with the other) that a quorum or the Majority of the Minority Vote is unlikely to be obtained at the Seller Stockholders’ Meeting, then the Seller shall have the right to adjourn or postpone the Seller Stockholders’ Meeting from time to time; provided that no such adjournment or postponement shall delay the Seller Stockholders’ Meeting by more than thirty (30) days from the currently scheduled date.  During any such period of adjournment or postponement, the Seller shall continue in all respects to comply with its obligations under this Section 6.4.

Section 6.5Public Announcements.  Prior to and following the Closing, subject to its legal obligations (including requirements of stock exchanges and other similar regulatory bodies), each Party shall consult with the other Parties with respect to the timing and content of all announcements regarding any aspect hereof or the transactions contemplated hereby to the financial community, Governmental Authorities, employees, customers, suppliers or the general public and shall use reasonable efforts to agree upon the text of any such announcement prior to its release.

Section 6.6 Employees.  Seller shall terminate the employees related to the Business at such times as mutually agreed to by the Parties (the “Transferred Employees”), and Purchaser shall make offers of employment, on an “at-will” basis, with substantially similar base salary or hourly wage, to the Transferred Employees. The Parties shall work together and use good faith efforts to do, or cause to be done, all things necessary, proper or advisable under applicable Law to effectuate the transition of the Transferred Employees (including, but not limited to, the provision of COBRA coverage and the rollover and/or transfer of any benefits that the Transferred Employees are or may be entitled to pursuant to Seller’s benefit plans).

Section 6.7Consents.  If any Third Party Consent with respect to any Assumed Contract is not obtained prior to the Closing (each, a “Non-Assignable Contract”), Seller shall, during the remaining term of each Non-Assignable Contract, use its reasonable best efforts to (i) obtain the consent of the third parties required thereunder and otherwise transfer the Non-Assignable Contracts to Purchaser, (ii) make the benefit of such Non-Assignable Contract available to Purchaser so long as Purchaser cooperates with Seller and promptly reimburses Seller for all payments made by Seller in connection therewith, and (iii) enforce, at the request of Purchaser and at the expense and for the account of Purchaser, any right of Seller arising from such Non-Assignable Contract against the other party or parties thereto. With respect to any such Non-Assignable Contract as to which the necessary approval or consent for the assignment or transfer to Purchaser is obtained following the Closing, such Non-Assignable Contract shall be, and hereby is, automatically transferred and assigned to Purchaser without any further action required of the Parties.

Article VII
CONDITIONS TO CLOSING

Section 7.1Conditions to Obligations of Purchaser. The obligations of Purchaser to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)

Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, all Governmental Authorities required in connection with the execution, delivery or performance hereof shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, registration, declaration or filing would not result in a material fine or penalty payable by Purchaser or any of its Affiliates or any adverse effect on the assets, liabilities, results of operations, business or prospects of the Business following the Closing.

(b)	Performance of Obligations of Seller. Seller shall have performed in all material respects all covenants and agreements required to be performed by each of them hereunder at or prior to the Closing.
(c)

Majority of Minority Vote. Holders of a majority of the outstanding voting securities of the Seller other than those securities held by Russell Horowitz and Michael Arends approve the Transaction (the “Majority of the Minority Vote”).

(d)

Consents. Seller shall have obtained and delivered to Purchaser the written consents (or waivers with respect thereto) as described on Schedule 4 (“Third Party Consents”) (all such consents and waivers shall be in full force and effect).

(e)	Ancillary Documents. Seller shall have delivered, or caused to be delivered, to Purchaser the following:
(i)	Subscription Agreement executed by Seller;
(ii)	Support Services Agreement executed by Seller;
(iii)

an Option Termination Agreement, in a form to be mutually agreed upon by the Parties, executed by Seller, with respect to the options to be terminated as set forth on the Schedule of Terminated Options;

(iv)

executed deed, bill of sale, instrument of assignment, certificate of title and other conveyance documents, dated as of the Closing Date, transferring to Purchaser all of Seller’s right, title and interest in and to the Assets, together with possession of the Assets, including the Bill of Sale substantially in the form attached hereto as Exhibit C (the “Bill of Sale”);

(v)

document evidencing the assignment to Purchaser of all of the Assumed Contracts and the assignment of any Permits, including the Assignment and Assumption Agreement substantially in the form attached hereto as Exhibit D (the “Assignment and Assumption Agreement”);

(vi)	a Domain Name Assignment executed by Seller, in substantially the form attached hereto as Exhibit E;
(vii)	a Trademark Assignment executed by Seller, in substantially the form attached hereto as Exhibit F; and
(viii)	a Patent Assignment executed by Seller, in substantially the form attached hereto as Exhibit G.
(f)	No Material Adverse Effect. Between the date hereof and the Closing Date, there shall not have occurred (nor shall Purchaser have become aware of) any Material Adverse Effect.

Section 7.2Conditions to Obligations of Seller. The obligations of Seller to consummate the transactions contemplated hereby shall be subject to the fulfillment at or prior to the Closing of each of the following conditions:

(a)

Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, declarations or filings with, any Governmental Authority required in connection with the execution, delivery or performance hereof shall have been obtained or made, except where the failure to have obtained or made any such consent, approval, order, authorization, registration, declaration or filing would not result in a material fine or penalty payable by Seller or a material restriction on Seller’s operations.

(b)

Performance of Obligations by Purchaser. Purchaser shall have performed in all material respects all covenants and agreements required to be performed by each Party hereunder on or prior to the Closing Date.

(c)	Majority of Minority Vote. The Majority of the Minority Vote is obtained.
(d)	Ancillary Documents. Purchaser shall have delivered, or caused to be delivered, to Seller the following:
(i)	An executed Subscription Agreement for Seller executed by Purchaser and stock certificates with respect to such Equity Consideration;
(ii)	documents evidencing the assumption of the Assumed Contracts, the acceptance of the Permits and the Assumed Liabilities, including the Assignment and Assumption Agreement;
(iii)	Support Services Agreement executed by Purchaser; and
(iv)

an Option Termination Agreement, in a form to be mutually agreed by the Parties, executed by each of Russell Horowitz and Michael Arends, with respect to the options to be terminated as set forth on the Schedule of Terminated Options.

Article VIII
CLOSING

The Closing shall take place remotely via the electronic exchange of documents and signatures on the first Business Day after all of the conditions to closing set forth in Article VII are either satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), or at such other time, date or place as Seller and Purchaser may mutually agree upon in writing.

Article IX
TERMINATION

Section 9.1Termination. This Agreement may be terminated:

(a)	in writing by mutual consent of the Parties;
(b)

by written notice from Seller to Purchaser, in the event Purchaser (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten days following Seller having notified Purchaser of their intent to terminate this Agreement pursuant to this Section 9.1(b); or

(c)

by written notice from Purchaser to Seller, in the event Seller (i) fails to perform in any material respect any of its agreements contained herein required to be performed by it at or prior to the Closing or (ii) materially breaches any of its representations and warranties contained herein, which failure or breach is not cured within ten days following Purchaser having notified Seller of its intent to terminate this Agreement pursuant to this Section 9.1(c);

Section 9.2Effect of Termination. In the event of termination of this Agreement pursuant to this Article IX, this Agreement shall immediately become void and there shall be no liability on the part of any Party or its officers, directors or stockholders, except for obligations under Section 6.5 (Public Announcements), Section 11.1 (Notices), Section 11.2 (Controlling Law; Amendment), Section 11.3 (Consent to Jurisdiction), and Section 11.9 (Transaction Costs), all of which shall survive the Termination Date.

Article X
INDEMNIFICATION

Section 10.1 Indemnification Obligations of Parties. Each Party hereby agrees to indemnify, defend, and hold the other party harmless from, against, and in respect of, and will compensate and reimburse the other party for, any and all losses (“Losses”) incurred, arising out of or relating to (i) any breach or inaccuracy of any representation or warranty made by such Party in this Agreement, or (ii) any breach of any covenant, agreement or undertaking made by such Party in this Agreement.

Section 10.2Claims Period. The Parties, intending to contractually modify the applicable statutes of limitation, agree that the Claims Period for any losses arising hereunder shall expire on the date that is 12 months following the Closing Date.

Section 10.3Limitations on Indemnification.

(a)	Losses in respect of a claim for indemnification under Article X shall be reduced by the amount of any insurance proceeds actually received by the indemnified party with respect to such matter.
(b)	An indemnified party shall act in good faith and in a commercially reasonable manner to mitigate any Losses they may suffer as a result of an allowable claim under Article X.

Section 10.4Liability Limits.  Neither Party shall be required to pay an aggregate amount in excess of the Base Cash Payment Amount in respect of any Losses suffered by the other party.

Section 10.5Exclusive Remedy.  Each Party acknowledges and agrees that its respective sole and exclusive remedy with respect to any and all claims under this Agreement shall be pursuant to the indemnification provisions set forth in this Article X; provided, however, that nothing in this Section 10.5 shall be deemed a waiver by any Party of any right to specific performance, injunctive or other equitable relief or any right to seek any remedy on account of any Party’s fraudulent, criminal or intentional misconduct.

Article XI
MISCELLANEOUS PROVISIONS

Section 11.1Notices. All notices, requests, claims, demands, waivers and other communications under this Agreement shall be in writing and shall be deemed given (a) five Business Days following sending by registered or certified mail, postage prepaid, (b) when sent, if sent by email, unless not sent during business hours, in which case it shall be deemed delivered on the next Business Day, in each case, provided no failure of delivery or out of office notice is generated or otherwise received by the sender; (c) when delivered, if delivered personally to the intended recipient, and (d) when received by the addressee if sent by an internationally recognized two-day courier (receipt requested), in each case, addressed to a Party at the following address for such Party:

(a)If to Purchaser to:

Archenia, Inc.

Attn: Russell C. Horowitz

E-mail: [***]

(b)If to Seller to:

Marchex, Inc.

520 Pike Street, Suite 200

Seattle, WA 98101

Attn: Don Cogsville

Email: [***]

with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

701 Fifth Avenue, Suite 6900

Seattle, WA 98104

Attn: Andrew Ledbetter

E-mail: Andrew.ledbetter@us.dlapiper.com

or to such other address(es) as shall be furnished in writing by any such Party to the other Parties hereto in accordance with the provisions of this Section 11.1. The Parties agree that the attorney for a Party shall have the authority to deliver notices on such Party’s behalf to the other Parties hereto.

Section 11.2Controlling Law; Amendment. This Agreement shall be governed by and construed and enforced in accordance with the internal Laws of the State of Delaware without reference to its choice of Law rules. This Agreement may not be amended, modified or supplemented except by written agreement of the Parties.

Section 11.3Consent to Jurisdiction. Each Party hereby irrevocably agrees that any legal dispute shall be brought only to the exclusive jurisdiction of the courts of the State of Delaware or the federal courts located in the State of Delaware, and each Party hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding that is brought in any such court has been brought in an inconvenient forum. During the period a legal dispute that is filed in accordance with this Section 11.3 is pending before a court, all actions, suits or proceedings with respect to such legal dispute or any other legal dispute, including any counterclaim, cross-claim or interpleader, shall be subject to the exclusive jurisdiction of such court. Each Party hereby waives, and shall not assert as a defense in any legal dispute, that (a) such Party is not subject thereto, (b) such action, suit or proceeding may not be brought or is not maintainable in such court, (c) such Party’s property is exempt or immune from execution, (d) such action, suit or proceeding is brought in an inconvenient forum, or (e) the venue of such action, suit or proceeding is improper. A final judgment in any action, suit or proceeding described in this Section 11.3 following the expiration of any period permitted for appeal and subject to any stay during appeal shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Laws.

Section 11.4Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the end that the transactions are fulfilled to the extent possible.

Section 11.5Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which shall be considered one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or email shall be as effective as delivery of a manually executed counterpart of this Agreement.

Section 11.6Integration. This Agreement, together with the schedules attached hereto, and the documents executed pursuant hereto supersede all negotiations, agreements and understandings among the Parties with respect to the subject matter hereof and constitute the entire agreement among the Parties with respect thereto.

Section 11.7Compliance with Bulk Sales Laws. Each Party hereby waives compliance by the Parties with the “bulk sales,” “bulk transfers” or similar Laws and all other similar Laws in all applicable jurisdictions in respect of the transactions contemplated by this Agreement.

Section 11.8Cooperation Following the Closing. Following the Closing, each Party shall deliver to the other Parties such further information and documents and shall execute and deliver to the other Parties such further instruments and agreements as any other Party shall reasonably request to consummate or confirm the transactions provided for herein, to accomplish the purpose hereof or to assure to any other Party the benefits hereof.

Section 11.9Transaction Costs. Except as provided above or as otherwise expressly provided herein, (a) the Purchaser shall pay its own fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel, and (b) the Seller shall pay its fees, costs and expenses incurred in connection herewith and the transactions contemplated hereby, including the fees, costs and expenses of its financial advisors, accountants and counsel.

Section 11.10Waiver.  Any agreement on the part of a Party to any extension or waiver of any provision hereof shall be valid only if set forth in an instrument in writing signed on behalf of such Party. A waiver by a Party of the performance of any covenant, agreement, obligation, condition, representation or warranty shall not be construed as a waiver of any other covenant, agreement, obligation, condition, representation or warranty. A waiver by any Party of the performance of any act shall not constitute a waiver of the performance of any other act or an identical act required to be performed at a later time.

Section 11.11Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, THE PARTIES HEREBY WAIVE, AND COVENANT THAT THEY WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY ACTION ARISING IN WHOLE OR IN PART UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING, AND WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE. THE PARTIES AGREE THAT ANY OF THEM MAY FILE A COPY OF THIS PARAGRAPH WITH ANY COURT AS WRITTEN EVIDENCE OF THE KNOWING, VOLUNTARY AND BARGAINED-FOR AGREEMENT AMONG THE PARTIES IRREVOCABLY TO WAIVE ITS RIGHT TO TRIAL BY JURY IN ANY PROCEEDING WHATSOEVER BETWEEN THEM RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND THAT SUCH PROCEEDING WILL INSTEAD BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

[Signature page immediately follows]

In Witness Whereof, the Parties have caused this Agreement to be duly executed, as of the date first above written.

PURCHASER:

Archenia, Inc.

By:	/s/ Russell C. Horowitz
Name:	Russell C. Horowitz
Title:	Director

Seller:

Marchex, Inc.

By:	/s/ Don Cogsville
Name:	Don Cogsville
Title:	Director

EXHIBIT A

Form of Support Services Agreement

SUPPORT SERVICES AGREEMENT

Marchex, Inc. – Archenia, Inc.

THIS SUPPORT SERVICES AGREEMENT (“Agreement”), with an effective date of [Date] (“Effective Date”), is entered into by and between Marchex, Inc. (“Service Provider”), a Delaware corporation and Archenia, Inc. (“Service Recipient”), a Delaware corporation (collectively as “Parties” and individually as “Party”).

RECITALS

WHEREAS, Service Provider has represented to Service Recipient that it has the facilities, personnel and expertise to effectively provide Support Services (as such term is defined below);

WHEREAS, Service Recipient desires Service Provider to provide such Support Services; and

WHEREAS, the Parties wish to define the scope and nature of Support Services to be undertaken by Service Provider.

NOW, THEREFORE, in consideration of the premises and the mutual promises hereinafter set forth, the Parties hereto agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, the following definitions shall apply to the terms set forth below wherever they appear:

Section 1.1Affiliate.  “Affiliate” of a Party means any entity controlled by, controlling or under common control with such Party where “control” in any of the foregoing forms means ownership, either direct or indirect, of more than 50% of the equity interest entitled to vote for the election of directors or equivalent governing body.  An entity shall be considered an Affiliate only so long as such entity continues to meet the foregoing definition.

Section 1.2Direct Costs.  “Direct Costs” means and includes all of Service Provider’s costs, determined under United States generally accepted accounting principles (“GAAP”), including wages, fringe benefits, employer taxes and contributions, office space, stock-based compensation (if any intrinsic value based compensation expenses are appropriate under Accounting Standards Codification Topic 718), equipment, materials, and third party services that are specifically attributable to the Support Services provided by Service Provider under this Agreement, including allowances for the depreciation of equipment and other capital assets used in the provision of Support Services, as reported in Service Provider’s records of account, computed under GAAP, but shall not include financing expenses (which means interest income or expense, all exchange gains or losses and other financial costs), taxes based on income or extraordinary, unusual or other non-operating expenses (other than those incurred at the request of Service Recipient), including but not limited to material changes to workforce or operations.

Section 1.3Fiscal Quarterly Close Date.  “Fiscal Quarterly Close Date” means March 31, June 30, September 30 and December 31 or equivalent dates corresponding to the last day of the third, sixth, ninth and twelfth months of Service Provider’s fiscal year.

Section 1.4Fiscal Year.  “Fiscal Year” shall mean each Party’s fiscal year.

Section 1.5Indirect Costs.  “Indirect Costs” means that portion of Service Provider’s general and administrative expenses that are specifically allocated to the Support Services under this Agreement under any reasonable method agreed to by the Parties.

Section 1.6Representative(s).  “Representative(s)” means and includes any and all employees, managers, officers, directors, partners, consultants, independent contractors, licensees, successors, assigns and agents of either Party.

Section 1.7Support Services.  “Support Services” means the services provided by Service Provider to Service Recipient as described in Article 3.

Section 1.8Reverse Services.  “Reverse Services” means any services provided by the Service Recipient to the Service Provider pursuant to a separate agreement entered into between the parties.

Section 1.9Support Services Costs.  “Support Services Costs” means the sum of Direct Costs and Indirect Costs incurred in the performance of Support Services under the terms of this Agreement.

Section 1.10Third Party.  “Third Party” means and includes any individual, corporation, trust, estate, partnership, joint venture, company, association, league, governmental bureau or agency, or any other entity regardless of the type or nature, which is not a Party or an Affiliate.

ARTICLE 2

AGREEMENT TO PROVIDE SUPPORT SERVICES

Section 2.1Provision of Support Services.  Upon request by Service Recipient, Service Provider shall perform Support Services for the benefit of Service Recipient pursuant to the terms and conditions set forth herein.

Service Provider shall determine whether itself or one of its subsidiaries will render the corporate facilities to be used in rendering the Support Services and the individuals who will render such Support Services.

Nothing herein shall be deemed to restrict Service Provider or its directors, officers or employees from engaging in any business or from contracting with Third Parties or other parties for similar or different services.

Section 2.2Progress Reports.  Service Provider shall, upon request and based on its actual knowledge thereof, provide reasonably prompt notice to Service Recipient of the status and progress of Support Services being provided under this Agreement.

ARTICLE 3

SUPPORT SERVICES

Section 3.1Support Services.  The Support Services to be covered in this Agreement shall include, but not be limited to:

(a) information technology, human resources, accounting, legal, technology operations (comprising physical and logical monitoring and maintenance of data centers) and contracts administration, to the extent not covered in a separate agreement between or among the Parties; such other general and administrative services that Service Recipient may need from time to time.

Section 3.2License of Marchex branding and historical marketing efforts. Service provider grants Service Recipient a license to Marchex branding, trademarks and other intellectual property, as well as historical marketing efforts and materials relevant to Service Recipient’s business.  The license shall be in effect until the later of: (i) three (3) years from the Effective Date, and (ii) one (1) year following any nonrenewal or termination of this Agreement.

Section 3.3Legal Title.  Legal title to any work product (“Work Product”) resulting from the Support Services shall be vested in Service Recipient, to exploit fully or assign anywhere in the world.  Work Product may include, among others, reports, memoranda, compilations, presentations and e-mails.  All Work Product shall constitute Confidential Information (as defined in Article 5).

Section 3.4Assignment of Rights.  To the extent as may be required or appropriate to establish legal title to the Work Product to Service Recipient, Service Provider hereby irrevocably assigns all its rights, title and interest to the Work Product to Service Recipient and will execute and provide to Service Recipient documents and instruments of conveyance respecting the Work Product as may be appropriate to perfect Service Recipient’s title thereto.  The absence of such written documentation shall not limit the rights of Service Recipient in the Work Product.  To the extent any of the rights, title and interest in and to the Work Product cannot be assigned by Service Provider to Service Recipient, Service Provider hereby grants to Service Recipient under the arm’s length standard an exclusive, royalty-free, transferable, perpetual, irrevocable, unrestricted, worldwide license (with rights to sublicense through one or more tiers of sublicensees) under such non-assignable Work Product.  To the extent any of the Work Product can be neither assigned nor licensed by Service Provider to Service Recipient, Service Provider hereby irrevocably waives and agrees never to assert its rights in any such non-assignable and non-licensable Work Product against Service Recipient, Service Recipient’s Affiliates, Service Recipient’s licensees or Service Recipient’s successors, or its and their respective customers.

Section 3.5General Conduct.  Service Provider shall use reasonable efforts to provide Support Services for Service Recipient.  Service Provider agrees that it shall at all times adhere to the instructions, requests and policies of Service Recipient regarding any activities relating to the performance of Support Services under this Agreement, provided that such instructions, requests and policies are commercially reasonable.  Service Provider shall conduct its activities under this Agreement in a lawful manner and in accordance with high standards of fair trade, fair competition and business ethics and shall cause all of its Representatives to do the same.

Section 3.6Personnel and Facilities.  Service Provider represents and warrants that it shall occupy and maintain personnel and facilities adequate to provide Support Services and perform its other obligations under this Agreement.  Service Provider shall retain and have at its disposal at all times an adequate staff of trained and qualified personnel to perform its obligations under this Agreement.

Section 3.7Independent Service Provider Relationship.  The relationship of the Parties established by this Agreement is that of independent service providers, and nothing in this Agreement shall be construed: (a) to give either Party the right or power to direct or control the daily activities of the other Party; (b) to constitute the Parties as principal and agent, employer and employee, partners, joint venturers, co-owners or otherwise as participants in a joint undertaking or (c) to allow either Party to (i) create or assume any obligation on behalf of the other Party for any purpose whatsoever or (ii) represent to any person that such Party has any right or power to enter into any binding obligation on the other Party’s behalf.

ARTICLE 4
COMPENSATION

Section 4.1Compensation of Service Provider.  As compensation for the Support Services provided under the terms of this Agreement, Service Recipient shall pay Service Provider a fee (“Support Services Fee”) as detailed in Exhibit A.  The Parties shall periodically review such Support Services Fee and adjust it as necessary to ensure that it continues to satisfy arm’s length principles.  Exhibit A also includes other compensation payable by Service Recipient to Service Provider pursuant to this Agreement.

Section 4.2Quarterly Report and Invoice.  Upon request, for each of Service Provider’s Fiscal Quarterly Close Dates, Service Provider shall issue Service Recipient an invoice listing the Support Services Costs that Service Provider has incurred pursuant to this Agreement during such fiscal quarter (“Quarterly Invoice”), or more frequently as needed.  Each Quarterly Invoice shall be provided no later than the thirtieth (30th) day following the end of each Fiscal Quarterly Close Date, and shall include a listing of the Support Services Costs incurred by Service Provider.

Section 4.3Reasonableness of Expenses. All costs and expenses reported by Service Provider to Service Recipient pursuant to this Agreement shall be reasonable and necessary costs and expenses incurred by Service Provider in the performance of Support Services under this Agreement.

Section 4.4Payment.  Service Recipient shall pay the Support Services Fee payable under this Article 4 within forty-five (45) days of receipt of the Quarterly Invoice from Service Provider or, if a Quarterly Invoice is not furnished within forty-five (75) days of the respective Fiscal Quarterly Close Date, an amount equal to the communicated Support Services Fee.  Payment shall be made by Service Recipient in the form of a bank draft, wire transfer or other form of payment as may be determined by mutual agreement of the Parties.  Unpaid amounts shall bear interest based upon the short-term U.S. Applicable Federal Rate (published monthly by the Internal Revenue Service), provided that Service Provider may charge default interest of 6% per annum on unpaid amounts after 60 days from the date of the Quarterly Invoice.

Section 4.5Examination of Books and Records. Service Provider shall keep accurate books and records with respect to the Support Service Costs, and Service Recipient shall be permitted to inspect such books and records with respect to such Support Services Costs upon providing ten (10) days advance written notice.

Section 4.6Purchased Materials and Third Party Costs.  If a Service Provider acquires materials to perform services on behalf of Service Recipient pursuant to this Agreement, such cost of materials shall be included as a Direct Cost under Section 1.2.  As between the Parties, the payment terms specified in Section 4.4 above shall apply irrespective of the payment terms or arrangements between Service Provider and the Third Party.  If a Service Provider engages a Third Party to perform services on behalf of Service Recipient, Service Recipient shall reimburse Service Provider at cost for the costs of hiring such Third Party (subject to the compensation markup detailed on Exhibit A).

Section 4.7Netting as Payment.  At the sole discretion of Service Recipient, netting of any amount payable under this Agreement as against existing accounts payable and accounts receivable shall be acceptable payment, effective as of the date of the netting on the books of Service Provider and Service Recipient.

Section 4.8True-up.  Within sixty (60) days of completion by Service Provider of its audited year-end financial statements, if Service Provider determines that the aggregate Support Services Fee paid by Service Recipient for the previous year either overstates or understates the proper amount as determined by the year-end audit, Service Provider shall invoice or credit, as the case may be, Service Recipient for the amount of such variance, or the excess Support Services Fee shall be netted as provided in Section 4.7.

ARTICLE 5

CONFIDENTIAL INFORMATION

Section 5.1Definition of Confidential Information.  The Parties acknowledge that, from time to time, one Party (the “Discloser”) may disclose to the other Party (the “Recipient”) information: (a) which is marked with “confidential” or a similar legend; (b) which is described orally and designated as confidential or (c) which would, under the circumstances, be understood by a reasonable person to be confidential (“Confidential Information”).  Any unmarked or oral information between employees of the Parties discussing Confidential Information will be Confidential Information by default whether or not declared confidential and whether or not it is subsequently described in writing.  Upon subsequent disclosure of previously disclosed Confidential Information to Recipient by Discloser, the information will remain Confidential Information even if not identified as confidential information at the subsequent disclosure.

Section 5.2Confidentiality Obligations.  Recipient shall retain such Confidential Information in confidence, and shall not disclose it to any Third Party or use it for other than the purposes of this Agreement without Discloser’s prior written consent.  Recipient may disclose such Confidential Information to any other Party, provided such other Party has a need to know it for the purposes of this Agreement and is bound under confidentiality obligations at least as stringent as those of this Section 5.2 with respect to such Confidential Information.  Each Party shall use at least the same procedures and degree of care with respect to such Confidential Information which it uses to protect its own confidential information of like importance, and in no event less than reasonable care.  Recipient will immediately give written notice to Discloser of any unauthorized use or disclosure of Discloser’s Confidential Information, and Recipient will assist Discloser in remedying such unauthorized use or disclosure.

Section 5.3Period of Confidentiality Obligations.  With respect to each item of Confidential Information, other than any source code, disclosed under this Agreement, the provisions of this Article 5 shall apply for a period of five (5) years from the date of first receipt by Recipient of such item of Confidential Information.  With respect to any source code, in whole or in part, disclosed under this Agreement, the provisions of this Article 5 shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such source code is publicly known or was made generally available through no action or inaction of Recipient.

Section 5.4Compelled Disclosure.  In the event that Recipient or any of its Affiliates or Representatives is requested or required (by oral questions, interrogatories requests for information or documents in legal proceedings, subpoenas, civil investigative demands or other similar processes) to disclose any of Discloser’s Confidential Information, Recipient shall provide Discloser with prompt written notice of any such request or requirement sufficiently timely to allow Discloser adequate time to seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement.

Section 5.5Third Party Contracts.  Prior to Recipient’s disclosure of any of Discloser’s Confidential Information to any Third Party, Recipient must require the Third Party to enter into a nondisclosure agreement (“NDA”) provided by Discloser.  The NDA will take precedence over the Third Party agreement.

Section 5.6Ownership of Materials.  Each Recipient agrees that all Confidential Information received is and will remain the property of Discloser and shall not be copied or reproduced without the express permission of Discloser, except for such copies as may be reasonably necessary in order to accomplish the purpose of this Agreement.  Upon written request of Discloser, Recipient shall immediately discontinue use of all Confidential Information of Discloser and shall, at Discloser’s option, either destroy or return to Discloser all hard copies in its possession of such Confidential Information and any derivatives thereof (including all hard copies of any translation, modification, compilation, abridgement or other form in which the Confidential Information has been recast, transformed or adapted), and to delete all online electronic copies thereof; provided, however, that Recipient may retain one (1) archival copy of the Confidential Information, which shall be used only in case of a dispute concerning this Agreement.  Notwithstanding the foregoing, neither Party shall be required to destroy or alter any computer-based back-up files generated in the normal course of its business, provided that such files are maintained confidential in accordance with the terms of this Agreement for the full period provided for in Section 5.3.

Section 5.7Exceptions to Confidentiality Obligations.  Confidential Information will not include information to the extent that such information:

was generally available to the public at the time of its disclosure to Recipient hereunder;

became generally available to the public after its disclosure other than through an act or omission of Recipient in breach of this Agreement; or

was subsequently lawfully and independently disclosed to Recipient by a person, other than Discloser, without an obligation of confidentiality.

In the event that Recipient intends to disclose to a Third Party any of Discloser’s Confidential Information under the exceptions (a), (b) or (c) above, Recipient must first obtain Discloser’s written permission to do so, which approval will be at Discloser’s sole discretion.

Section 5.8Equitable Remedies.  Since unauthorized use or disclosure of Discloser’s Confidential Information will diminish the value to Discloser of its proprietary interests in the Confidential Information, if Recipient breaches any of its obligations under this Article 5, Discloser shall be entitled to equitable relief to protect its interests therein, including, but not limited to, injunctive relief, as well as money damages.

Section 5.9Confidentiality Obligations Survival.  With respect to each item of Confidential Information, transferred under this Agreement, the provisions of this Article 5 shall remain in effect until such time as Recipient can demonstrate, using only legally admissible evidence, that such item of Confidential Information is publicly known or was made generally available through no action or inaction of Recipient.

ARTICLE 6

INDEMNIFICATION AND LIABILITY LIMITATIONS

Section 6.1General Indemnity.  Service Provider shall hold Service Recipient harmless and shall defend and indemnify Service Recipient from and against any loss, cost or expense, including reasonable attorney fees, with respect to any Third Party claim arising out of any act or omission of Service Provider in connection with the performance of its duties under this Agreement.

Section 6.2Limitation on Damages.  In no event will Service Provider have any liability to Service Recipient for any indirect, incidental, special or consequential damages arising out of or related to this Agreement, however caused and on any theory of liability, whether for breach of contract, tort or otherwise, including, but not limited to, loss of anticipated profits, loss of data or loss of use, even if Service Provider has been advised of the possibility of such damages.

Section 6.3No Warranty.  The Support Services and information are provided “as is”.  Service Provider makes no express or implied representations, warranties or guarantees relating to the Support Services or the quality or results of the Support Services to be performed under this Agreement and expressly disclaims all such representations, warranties and guarantees, including, without limitation, any implied warranties of merchantability, non-infringement and fitness for a particular purpose.

Section 6.4Reasonable Efforts.  Notwithstanding and without limitation of the provisions of Section 6.3, Service Provider will use reasonable efforts to make the Support Services available with substantially the same degree of care as it employs in performing similar activities for its own operations.  Service Provider shall not be liable to Service Recipient for any loss, damage or expense that may result therefrom or from any change in the manner in which Service Provider renders the Support Services so long as Service Provider deems such change necessary or desirable in the conduct of its own operations.  Under no circumstance shall Service Provider be liable to Service Recipient for any consequences, damages or liabilities arising from or related to any failure or delay by Service Provider in performing any of Service Provider’s obligations under this Agreement other than for damages arising from Service Provider’s willful or reckless misconduct.

Section 6.5Officers and Employees.  Officers and employees of Service Provider who provide Support Services to Service Recipient shall not be liable to Service Recipient for any claims, damages or expenses relating to the Support Services provided pursuant to this Agreement and Service Recipient shall have the ultimate responsibility for all Support Services provided herein.

ARTICLE 7

TERM AND TERMINATION

Section 7.1Term.  This Agreement shall enter into effect on the Effective Date and shall remain in full force and effect for two (2) years from the Effective Date, and shall automatically renew for successive one (1) year terms unless written notice of nonrenewal is provided by a Party at least six (6) months prior to a renewal date or unless terminated in accordance with this Article 7.

Section 7.2Modification of Scope:  Service Recipient shall have the right to reduce the scope of Support Services to be performed under this Agreement or to reduce or eliminate the technology operations services by providing at least ninety (90) days prior written notice to Service Provider of such election, provided such right may not reduce the Minimum Amounts (as defined in Exhibit A).

Section 7.3Termination for Cause.  This Agreement may be terminated by any Party with respect to the other Party (“Breaching Party”), if Breaching Party is in material breach of this Agreement and fails to cure such breach within thirty (30) days following receipt of notice of such breach.

Section 7.4Rights and Obligations Upon Termination.  Upon termination of this Agreement for any reason whatsoever, Service Provider shall immediately cease all activities related to the provision of Support Services as provided under this Agreement and, within thirty (30) days of termination and at the option of Service Recipient, comply with the provisions of Section 5.6.

Section 7.5Final Payment.  Upon any termination pursuant to Section 7.2 or Section 7.3, the date of termination shall be treated as the final “Fiscal Quarterly Close Date”.  Service Provider shall prepare a final Quarterly Report to serve as the final Quarterly Invoice.  Service Recipient shall pay the final Quarterly Invoice within thirty (45) days thereafter in accordance with Section 4.4.

Section 7.6Waiver of Termination Compensation.  Upon termination of this Agreement, Service Recipient shall not be liable for, and Service Provider hereby waives, all rights to compensation and all claims of any kind whether on account of the loss by Service Provider of present or prospective profits, anticipated orders, expenditures, investments or commitments made in connection with this Agreement or goodwill created or on account of any other cause whatsoever.

Section 7.7Survival.  In the event of the termination of this Agreement for any reason whatsoever, Article 1, Article 4, Article 5, Article 6, Article 8, Article 9, Section 3.2, Section 3.3, Section 7.4, Section 7.5, Section 7.6 and this Section 7.7 of this Agreement shall survive for as long as necessary to effectuate their purposes and shall bind the Parties, their Affiliates and their Representatives.

ARTICLE 8

ENFORCEMENT OF AGREEMENT

Section 8.1Governing Law and Jurisdiction. Any questions, claims, disputes or litigation concerning or arising from the Agreement shall be governed by the laws of the State of Delaware (as it applies to an agreement between Delaware residents).  The parties agree that any action brought by either party to interpret or enforce any provision of this Agreement shall be brought in, and each party agrees to, and does hereby, submit to the jurisdiction and venue of, the appropriate state or federal court for the district encompassing Service Recipient’s principal place of business.

Section 8.2Litigation.  A Party may not bring a lawsuit or other action upon a cause of action under this Agreement more than one year after the occurrence of the event giving rise to the cause of action.

Section 8.3Remedies Cumulative.  A Party’s remedies under this Agreement are cumulative and shall not exclude any other remedy to which the Party may be entitled.  Termination of this Agreement by a Party shall not adversely affect or impair such Party’s right to pursue any other remedy including, without limitation, the right to recover damages for all harm suffered as a result of the other Party’s breach or default.

Section 8.4Severability.  If any provision in this Agreement shall be found or be held to be invalid or unenforceable, then the meaning of said provision shall be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it shall be severed from the remainder of this Agreement which shall remain in full force and effect unless the severed provision is essential and material to the rights or benefits received by any Party.  In such event, the Parties shall use good faith efforts to negotiate a substitute, valid and enforceable provision or agreement that most nearly affects the Parties’ intent in entering into this Agreement.

Section 8.5Waiver.  Any waiver of the provisions of this Agreement or of a Party’s rights or remedies under this Agreement must be in writing to be effective.  Failure, neglect or delay by a Party to enforce the provisions of this Agreement or its rights or remedies at any time will not be construed and will not be deemed to be a waiver of such Party’s rights under this Agreement and will not in any way affect the validity of the whole or any part of this Agreement or prejudice such Party’s right to take subsequent action.  Any waiver, amendment or other modification of any provision of this Agreement will be effective only if in writing and signed by the Parties.

ARTICLE 9

GENERAL PROVISIONS

Section 9.1Amendments and Supplements.  This Agreement may be amended or supplemented by additional written agreements, sections or certificates, as may be mutually determined in writing by the Parties from time to time to be necessary, appropriate or desirable to further the purpose hereof, to clarify the intention of the Parties, or to add to or modify the covenants, terms or conditions hereof or thereof.

Section 9.2Assignment.  Neither Party may assign this Agreement, its rights or responsibilities hereunder without the prior written authorization of the other Party.  Any assignment in derogation of the foregoing shall be void.

Section 9.3Attorney Fees.  Subject to the limitation set forth in Section 6.2, the prevailing Party shall be entitled to recover from the losing Party the prevailing Party’s attorney fees and costs incurred in any lawsuit or other action with respect to any claim arising from the facts or obligations set forth in this Agreement.

Section 9.4Computation of Time.  Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall on a Saturday, Sunday or any public or legal holiday, whether local or national, the person having such privilege or duty shall have until midnight local time on the next succeeding business day to exercise such privilege, or to discharge such duty.

Section 9.5Counterparts.  This Agreement may be signed in any number of counterparts and by the Parties on separate counterparts, each of which when so executed shall be an original, but all counterparts shall together constitute one and the same document.

Section 9.6Disclosure in Compliance with Applicable Laws.  Notwithstanding any other statement in this Agreement, the Parties may disclose this Agreement and/or its terms and conditions to the extent that such disclosure is necessary to comply with federal and state securities and other applicable laws.  Without limiting the generality of this Section 9.6, each Party shall obtain and shall maintain in full force and effect throughout the continuance of this Agreement all licenses, permits, authorizations, approvals, government filings and registrations necessary or appropriate for the exercise of its rights and the performance of its obligations hereunder and shall provide copies of all such documents to the other Party at its request.

Section 9.7Entire Agreement.  This Agreement (including its exhibits and any amendments) contains the entire agreement of the Parties with respect to the subject matter of this Agreement, except for agreements referenced in this Agreement, and supersedes all previous communications, representations, understandings and agreements, either oral or written, between the Parties with respect to the subject matter hereof.

Section 9.8Force Majeure.  Neither Party will be liable to the other Party for failure or delay in the performance of any obligations under this Agreement for the time and to the extent such failure or delay is caused by reasons of acts of God or other cause beyond its reasonable control; provided, however, that should a force majeure event continue to affect a Party for longer than one year, the other Party may terminate this Agreement effective upon written notice.

Section 9.9Headings.  The headings in this Agreement are for convenience only and will not be construed to affect the meaning of any provision of this Agreement.  Any use of “including” shall also be deemed to mean “including without limitation”.

Section 9.10Mutual Drafting.  This Agreement is the joint product of the Parties hereto and their respective counsel, and each provision hereof has been subject to the mutual consultation, negotiation and agreement of such Parties and counsel, and shall not be construed for or against either Party hereto on the basis of authorship thereof.

Section 9.11Notices.  Any notice required or permitted to be given under this Agreement shall be given to the other Party in writing and delivered by overnight courier, signature of receipt required, and shall be deemed delivered upon written confirmation of delivery by the courier, if sent to the following respective addresses or such new addresses as may from time to time be supplied hereunder.

If to Service Recipient:	Archenia, Inc.

If to Service Provider:	Marchex, Inc.

520 Pike Street, Suite 2000
Seattle, WA 98101
Chief Financial Officer

Section 9.12Sufficiency of Consideration.  The Parties jointly and severally represent, warrant and covenant that each has received full and sufficient consideration for all assignments, licenses and other grants made, and obligations undertaken, in this Agreement.

Section 9.13Taxes. Each Party hereto shall be responsible for any and all taxes levied as a result of the performance of each Party’s respective activities under this Agreement.

By their signatures, the authorized Representatives of the Parties acknowledge the Parties’ acceptance of this Agreement:

Marchex, Inc.	Archenia, Inc.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT A

SUPPORT SERVICES FEE AND OTHER COMPENSATION

Pursuant to Article 4, the compensation markup on qualifying Support Services shall be the amount of Support Services Costs, plus a markup of five percent (5%), or other fee as mutually agreed to in writing by the Parties.

Reverse Services may be netted against Support Services Fees for purposes of invoicing a net Support Services Fee.

For the first twelve months of the Term, the minimum Support Services Fee shall be $3,500,000 (the “Year 1 Minimum”), and for the second twelve months of the Term the minimum Support Services Fee shall be $1,500,000 provided Service Recipient’s revenues for such second twelve months shall be at least $38,000,000 (the “Year 2 Minimum” and together with the Year 1 Minimum, the “Minimum Amounts”).  Any adjustment for billing, if applicable, for such minimum Support Services Fee shall be adjusted for at the quarter end of the quarter in which the 365th day falls from commencement of the Agreement.

Additionally, for customer or distribution partner or other vendor relationship contracts associated with Service Recipient’s business that have not yet been assigned to Service Recipient by Service Provider, Service Provider shall remit payments (after any surcharges or withholdings) received from customers and make disbursements for approved distribution partner invoices (after any surcharges or withholdings).  The compensation for these administrative services shall be 0.1% of the absolute value of customer receipts remitted to Service Recipient plus 0.1% of the absolute value of disbursements made on behalf of the Service Recipient.

ANNEX B

OPINION OF OUR FINANCIAL ADVISOR

August 7, 2020

Special Committee of the Board of Directors

Marchex, Inc.

520 Pike Street, Suite 2000

Seattle, WA 98101

Members of the Special Committee:

ROTH Capital Partners, LLC (“we” or “ROTH”) understands that Marchex, Inc., a Delaware corporation (“Seller”) and Archenia, Inc., a Delaware corporation (“Purchaser”) will enter an asset purchase agreement (the “Agreement”) pursuant to which Seller proposes to sell to Purchaser, and Purchaser proposes to purchase from Seller (the “Transaction”), the Assets (as defined in the Agreement), and Purchaser proposes to assume the Assumed Liabilities (as defined in the Agreement), upon the terms and conditions of the Agreement.  The aggregate amount to be paid for the Assets (the “Purchase Price”) pursuant to the Agreement will be an amount equal to (a) $2,250,000 plus (b) an amount of shares of capital stock of Purchaser equal to 10% of the total outstanding shares on a fully-diluted basis plus (c) the contingent consideration (if any) pursuant to Section 3.3 of the Agreement plus (d) the assumption of the Assumed Liabilities plus (e) the termination by Seller of the options held by (i) Russell Horowitz and (ii) Mike Arends.  Additional terms and conditions of the Transaction are more fully set forth in the Agreement.  Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

You have requested our opinion as to the fairness, from a financial point of view, of the Purchase Price to be received by the Seller in the Transaction.

For purposes of the opinion set forth herein, we have, among other things:

•	reviewed certain publicly available financial and other business information of the Business;
•

reviewed certain financial projections prepared, and furnished to us, by the management of the Business (the “Financial Projections”) and conducted discussions with members of senior management concerning the Financial Projections;

•	discussed the past and current operations, financial condition and the prospects of the Business with senior executives of the Seller;
•	participated in certain discussions with representatives of the Special Committee and its legal advisors;
•	reviewed the Agreement;
•	reviewed the Support Services Agreement between Seller and Purchaser; and

•

performed such other analyses, including detailed financial analyses and modeling, and reviewed such other information and considered such other factors as we have deemed appropriate for purposes of evaluating the proposed Transaction and arriving at an opinion.

We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by or for us. We have further assumed that the forecasted financial information provided, including the Financial Projections, has been prepared on a reasonable basis in accordance with industry practice, and that management of the Seller is not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, that such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Seller as to the expected future results of operations and financial condition of the Business. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based.  With respect to the financial forecasts provided to and examined by us, we note that projecting future results of any company, partnership, venture, or asset is inherently subject to uncertainty.

In connection with our opinion, we have assumed and relied upon, without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information provided to, discussed with or reviewed by us.  Our opinion does not address any legal, regulatory, tax or accounting issues.

In arriving at our opinion, we have assumed that the executed Agreement and Support Services Agreement (collectively, the “Agreements”) will be in all material respects identical to the Agreements reviewed by us. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties set forth in the Agreements and all related documents and instruments that are referred to therein are true and correct in all material respects, (ii) each party to the Agreements will fully and timely perform, in all material respects, all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreements without amendments thereto, and (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction, including the approval of the stockholders of the Seller, will be obtained in a manner that will not adversely affect the Seller or the contemplated benefits of the Transaction.

In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Seller or the Business, and have not been furnished or provided with any such appraisals or valuations.  Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Seller or any of its affiliates is a party or may be subject, and at the direction of the Special Committee of the Board of Directors of the Seller and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters.

This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and we expressly disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting our opinion of which we become aware after the date hereof.

We have been engaged by the Special Committee of the Board of Directors of the Seller to act as its financial advisor in connection with this transaction and will receive a fee for our services.  Our fee for providing this opinion is not contingent upon the consummation of the Transaction.  The Seller has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services, which indemnification and reimbursement obligations are not contingent on consummation of the Transaction.  In the ordinary course of business, we and our affiliates may acquire, hold or sell, for our and our affiliates’ own accounts and for the accounts of customers, equity, debt and other securities and financial instruments (including bank loans and other obligations) of the Seller and the other parties to the Transaction, and, accordingly, may at any time hold a long or a short position in such securities.  We have not otherwise had a material relationship with, nor otherwise received fees from, the Seller or any other parties to the Transaction during the two years preceding the date hereof. In the future, we may provide financial advisory and investment banking services to the parties to the Transaction for which we would expect to receive compensation.

Consistent with applicable legal and regulatory requirements, we have adopted policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and/or publish research reports with respect to the parties to the Transaction that differ from the views of our investment banking personnel.

This opinion has been prepared for the information of the Special Committee of the Board of Directors of the Seller for its use in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of the Seller as to how such stockholder should vote on any matter relating to the Transaction or any other matter.  Except with respect to the inclusion of this opinion in proxy statement relating to the Transaction and any other filing with the U.S. Securities and Exchange Commission in accordance with our engagement letter with the Seller, this opinion shall not be disclosed, referred to or published (in whole or in part), nor shall any public references to us be made, without our prior written approval.  This opinion has been approved for issuance by ROTH’s Fairness Opinion Committee.

This opinion addresses only the fairness, from a financial point of view, to the Seller of the Purchase Price to be received by the Seller in the Transaction and does not address the relative merits of the Transaction or any alternatives to the Transaction, the Seller’s underlying decision to proceed with or effect the Transaction, or any other aspect of the Transaction.  This opinion does not address the fairness of the Transaction to the holders of any other class of securities, creditors or other constituencies of the Seller.  This opinion is not a valuation of the Seller or its assets or any class of its securities.  We do not express an opinion about the fairness of the amount or nature of any compensation payable or to be paid to any of the officers, directors or employees, of the Seller, whether or not related to the Transaction.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Purchase Price to be received by Seller in the Transaction is fair, from a financial point of view, to the Seller.

Sincerely,

/s/  ROTH Capital Partners, LLC

ROTH Capital Partners, LLC

MARCHEX, INC.

PROXY

PROXY FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 1, 2020. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby acknowledges receipt of Notice of Special Meeting of Stockholders and Proxy Statement of Marchex, Inc. in connection with the Special Meeting to be held on October 1, 2020, and appoints Francis Feeney, and Michelle Paterniti, or either of them, proxy with power of substitution, for and in the name of the undersigned, and hereby authorizes each or either of them to represent and to vote, all the shares of Class B common stock of Marchex, Inc., a Delaware corporation (“Company”), that the undersigned would be entitled to vote at our Special Meeting of Stockholders (“Special Meeting”) on October 1, 2020 and at any adjournments thereof, upon the matters set forth in the Notice of Special Meeting, hereby revoking any proxy heretofore given. The proxy holder appointed hereby is further authorized to vote in his discretion upon such other business as may properly come before the Special Meeting. This proxy will be voted as specified. If no direction is made, this proxy will be voted in favor of all proposals.

The Board (in reliance on the recommendation from the Special Committee) recommends that you vote “FOR” the Asset Sale Proposal (Proposal One); and “FOR” the Adjournment Proposal (Proposal Two) and in the proxy holder’s best judgment as to any other matters raised at the Special Meeting.

Please mark your votes

as in this example using

dark ink only.

1.	The approval of a proposal to approve the Transaction, the Asset Purchase Agreement and the Related Agreements

FOR	AGAINST	ABSTAIN

☐	☐	☐

2.	The approval of a proposal to adjourn or postpone the Special Meeting, if necessary or appropriate, for the purpose of soliciting additional votes for the approval of the Asset Sale Proposal

FOR	AGAINST	ABSTAIN

☐	☐	☐

In their discretion, the proxy holders are authorized to vote upon such other business as may properly come before the meeting or any adjournment thereof, all as set out in the Notice and Proxy Statement relating to the Special Meeting, receipt of which are hereby acknowledged.

Please sign exactly as your name appears and return this proxy card immediately in the enclosed stamped self-addressed envelope.

Signature(s)	Signature

Dated:

NOTE: Please mark, date and sign exactly as name(s) appear on this proxy and return the proxy card promptly using the enclosed envelope. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. Executors, administrators, attorneys, trustees, or guardians should state full title or capacity. Joint owners should each sign. If signer is a partnership, please sign in partnership name by authorized person.